As filed with the Securities and Exchange Commission on May 2, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6035	65-0377773
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Address, including Zip Code, and telephone number

including area code, of registrant’s principal executive offices)

Alfred R. Camner

Chairman of the Board

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Name, address, including Zip Code, and telephone number,

including area code, of agent for service)

Copies to:

Bridget Wong, Esq. Lorne S. Cantor, Esq. Camner, Lipsitz and Poller, P.A. 550 Biltmore Way, Suite 700 Coral Gables, Florida 33134 Telephone: (305) 442-4994	Gary I. Horowitz, Esq. Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act other than securities offered only in connection with dividend or interest reinvest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Class A Common Stock, $.01 par value	3,450,000(1)	$19.11(2)	$65,929,500	$5,333.70

(1)	Includes 450,000 shares subject to the underwriters’ over-allotment option.
(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the Class A Common Stock as quoted on the Nasdaq National Market on May 1, 2003.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2003

PROSPECTUS

3,000,000 Shares

[LOGO]

BANKUNITED FINANCIAL CORPORATION

Class A Common Stock

We are offering 3,000,000 shares of our Class A Common Stock. Each share of Class A Common Stock has one-tenth vote on all matters on which its holder may vote. Our Class A Common Stock is traded on the Nasdaq National Market under the symbol “BKUNA.” The last reported sale price on the Nasdaq National Market on May 1, 2003 was $19.40 per share.

See “Risk Factors” beginning on page 7 to read about the risks you should consider before buying our Class A Common Stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase from us up to an additional 450,000 shares to cover over-allotments.

Delivery of shares will be made on or about             , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.

Raymond James

Keefe, Bruyette & Woods, Inc.

Morgan Keegan & Company, Inc.

The date of this prospectus is             , 2003.

[MAP OF FLORIDA INDICATING BANKUNITED BRANCH OFFICES]

SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our Class A Common Stock. This summary is qualified by the more detailed information and financial statements and notes appearing elsewhere in, or incorporated by reference into, this prospectus. You should carefully read this entire prospectus before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option. “We,” “us,” and “our” in this prospectus refer to BankUnited Financial Corporation and its subsidiaries on a consolidated basis.

BankUnited

We are the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida as measured by assets. Our primary business consists of the Bank’s operations. We offer a full array of banking products to consumers, small businesses and middle market companies, primarily located in south Florida. The Bank was founded in 1984 and has developed a network of 41 full-service banking offices in Miami-Dade, Broward, Palm Beach and Collier counties in south Florida. In addition, we operate two mortgage operations centers, an internet banking website and a call center.

In 1999, we moved away from a traditional savings and loan model and adopted a community banking strategy focused on expanding our core deposit base and generating fee-based revenue and on originating consumer, commercial and residential loans. Since 1999, we have assembled a management team with extensive retail, commercial and mortgage banking expertise and experience in our target marketplace. Our changes have resulted in the following improvements:

	March 31, 2003	September 30, 2000
Total Assets	$6.6 billion	$4.6 billion
Deposits	3.1 billion	2.6 billion
Core Deposits(1)	1.3 billion	604 million
Loan Production for the Last 12 Months	2.5 billion	1.1 billion
Commercial Loan Balances	490 million	383 million
Consumer Loan Balances(2)	553 million	96 million
Non-Interest Income for the Last 12 Months	20.4 million	6.1 million
Net Income for the Last 12 Months	34.4 million	15.8 million
Market Capitalization	441 million	134 million

(1)	Consists of non-interest bearing checking accounts, interest-bearing checking accounts, savings accounts and money market accounts.
(2)	Includes specialty residential mortgage loans originated by our branch network. We had $447.2 million of these loans at March 31, 2003 and $29.7 million at September 30, 2000.

We focus on the south Florida market, which we believe is one of the most attractive markets in the country. Our four county market consists of Miami-Dade, Palm Beach, Broward and Collier counties and had total deposits as of June 30, 2002 of $107.2 billion or 44.1% of the state’s deposits. In addition, Florida is the fourth most populous state with over 16 million people, of which approximately 31% reside in the Bank’s market. Since 1990, our market’s population has grown 29%, as compared to 15% in the United States market. Our market is also experiencing population and deposit growth due to large numbers of non-resident aliens, mostly from Latin America, who, in times of economic and political instability in their home countries, tend to transfer more funds to the United States and to purchase more assets in this country.

The Florida banking market has undergone substantial consolidation over the past 15 years with large super-regional banks acquiring many community banks. Currently the top 5 deposit holders in Florida are out-of-state institutions with over 55% of the state’s total deposits. We target retail and business customers in our south

Florida market who are looking for a primary banking relationship with an institution equipped with local market expertise and staffed by people who are empowered to act quickly and decisively. We offer a banking alternative to the area’s residents and businesses that we believe are not being adequately serviced by the large, super- regional banks. We are focused on providing high value to customers by delivering products and services matched directly to their needs.

As of March 31, 2003, we had total assets of $6.6 billion, loans of $4.1 billion, deposits of $3.1 billion and stockholders’ equity of $370 million. In fiscal 2002, we had net income of $30.3 million, and for the first six months of fiscal 2003 our net income was $18.4 million. Since September 30, 2000 our loans, net of pre-payments, have grown approximately 11%, our deposits have grown approximately 19% and our branch network has grown approximately 28%.

Our strategy is to maintain and enhance our competitive position in south Florida in terms of market share, customer service, capitalization and profitability. We intend to do so by providing high quality financial products and services to our client base through our specialized and efficient distribution channels while exploring new businesses, markets and service channels with potentially higher margins.

To achieve this objective, we have implemented a series of initiatives, the principal features of which are as follows:

•	Implementing our “micro-market” initiative. In April 2003, we announced the division of the south Florida region into eleven discrete markets which we refer to as micro-markets. We intend to focus on the specific needs of each market as its local banking institution by emphasizing heightened community involvement, high-touch interaction with customers and localized decision-making. Our micro-market initiative maximizes our community bank orientation by catering specifically to the unique needs of each community and its customers while still leveraging the products and services of a large bank platform. Each of our micro-market managers will be held to goals tailored to the demographics and opportunities in his or her micro-market.

•	Expanding our current array of products and services. We currently have the systems, salespeople and incentive programs to profitably offer a broad array of products and services to our customers. Our distribution system includes 41 branch offices and two mortgage operation centers. In addition, we offer other means of doing business with our customers through automated teller machines, PC banking, tele-banking and internet banking. We intend to allocate resources to the creation of additional products and distribution channels to meet customer demand and enhance our market share. In fiscal 2003, we intend to open six more branch offices.

•	Strengthening our business relationships with our international customers. South Florida’s location and the constant influx of international visitors and non-resident aliens create opportunities for a banking institution to attract new customers. At March 31, 2003, we had $1.0 billion in loans to non-resident aliens compared to $446 million at September 30, 2000. We have developed products specifically targeted to non-resident aliens that allow them to finance properties in the United States. These products tend to be profitable loans with low loan-to-value ratios and negligible losses. Our strategy will continue to focus on expanding relationships with these customers by developing and offering new and additional products and services.

•	Enhancing our commercial banking relationships and services. Our commercial loan portfolio has grown to $490 million at March 31, 2003 from $383 million at September 30, 2000. We have achieved this growth by forming relationships with primarily local builders, real estate developers and businesses and by increasing offerings of credit, deposit and ancillary products. We have hired lenders with existing relationships and long-standing contacts with our targeted commercial customers. We intend to hire additional personnel and continue to develop additional products and services.

•	Developing our private banking and investment services. In order to build upon our fee-based business and expand our products and services, we are focusing on our private banking and investment services. These products will allow us to attract new customers and to better cross-sell our existing customer base. To achieve this goal, we have recently hired a senior executive with over 20 years of experience from a super-regional bank to spearhead the effort to build this business.

Our executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and our telephone number is (305) 569-2000 and our website is www.buexpress.com. Information on our website is not a part of this prospectus or registration statement and is not incorporated herein by reference.

Recent Developments

On April 10, 2003, we issued $15.5 million aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due April 24, 2033 to our newly formed subsidiary, BankUnited Statutory Trust VII, a Delaware statutory trust. The trust purchased these debentures with proceeds received from a private sale of $15 million of its trust preferred securities to private investors and the sale of $465,000 of its common securities to us. The trust preferred securities pay a preferential cash distribution at an annual distribution rate reset quarterly, equal to the three month LIBOR plus 3.25%. Distributions on the trust preferred securities are funded by interest payments on the Floating Rate Junior Subordinated Debt Securities at the same rate. BankUnited Statutory Trust VII may defer distribution payments for up to five years, and we may defer payment of interest for the same period. We have guaranteed all of the obligations of the trust preferred securities, subject to certain limitations. The debt securities rank ratably in preference with $260.5 million of previously issued junior subordinated deferrable interest debentures, and may be redeemed by us after April 24, 2008.

The Offering

Class A Common Stock offered	3,000,000 shares

Class A Common Stock to be outstanding after the offering	28,079,815 shares

Use of Proceeds

We intend to use the net proceeds of the offering for general corporate purposes. These purposes may include expanding our operations through new branch offices and operations centers, possible acquisitions, acquiring our debt and equity securities, if available on favorable terms, redeeming outstanding debt, investing in loans and mortgage-backed or other securities and funding working capital needs.

Voting Rights	Each share of Class A Common Stock entitles the holder to one-tenth vote.

Dividends	We do not currently pay dividends on our Class A Common Stock.

Risk Factors	Before investing, you should carefully consider all of the information in this prospectus. In particular, you should evaluate the “Risk Factors” beginning on page 7.

Nasdaq National Market Symbol	“BKUNA”

The number of shares of our Class A Common Stock to be outstanding after this offering shown above is based on our shares of Class A Common Stock outstanding as of April 24, 2003, as adjusted for the shares offered by this prospectus. The number of shares outstanding includes shares of restricted stock granted as compensation to our employees, which may be forfeited and cancelled in the future, if the restrictions are not satisfied. The number of shares shown above excludes:

•	up to 450,000 shares of Class A Common Stock issuable by us if the underwriters exercise their over-allotment option;

•	up to 1,642,864 shares of Class A Common Stock issuable by us if all outstanding shares of Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), and all outstanding shares of Class B Common Stock, including shares of restricted stock that may be forfeited and cancelled in the future if the restrictions are not satisfied, are converted as of April 24, 2003; and

•	5,263,459 shares of Class A Common Stock issuable upon exercise of options at a weighted average exercise price of $12.04 per share as of April 24, 2003, including the exercise of options for Class B Common Stock at a weighted average exercise price of $6.89 per share as of April 24, 2003, and options for Series B Preferred Stock at a weighted average exercise price of $12.95 per share as of April 24, 2003, and upon the conversion of such Class B Common Stock and Series B Preferred Stock into shares of Class A Common Stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We have set forth certain summary financial information in the table below for the periods and dates indicated. This information is derived from our audited consolidated financial statements and related notes for those periods. These tables should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus. The results for the six months ended March 31, 2003 and March 31, 2002 are unaudited and do not necessarily indicate the results that may be expected for the entire year.

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share amounts)
Operations Data:
Total Interest Income	$159,550	$165,038	$327,857	$324,077	$295,315	$233,550	$207,567
Total Interest Expense	101,777	111,043	217,171	246,793	219,146	187,515	167,543

Net Interest Income	57,773	53,995	110,686	77,284	76,169	46,035	40,024
Provision for Loan Losses	2,550	5,400	9,200	7,100	4,645	7,939	1,700

Net Interest Income After Provision for Loan Losses	55,223	48,595	101,486	70,184	71,524	38,096	38,324

Non-Interest Income:
Service Fees	2,932	3,130	5,385	6,495	4,295	3,785	1,139
Gain (Loss) on Sales of Investments and Mortgage-Backed Securities, Net	755	882	1,557	1,837	—	(5)	4,429
Gain on Sales of Loans and Other Assets, Net	3,768	1,512	3,850	1,383	71	1	6
Other	4,342	3,401	6,692	5,214	3,231	1,019	651

Total Non-Interest Income	11,797	8,925	17,484	14,929	7,597	4,800	6,225

Non-Interest Expense:
Employee Compensation and Benefits	18,369	14,413	30,501	22,629	19,819	15,970	10,943
Occupancy and Equipment	5,953	5,316	11,166	9,046	8,332	8,029	4,854
Insurance	569	517	1,089	1,000	1,221	1,683	1,185
Professional Fees	2,347	2,256	5,342	3,267	3,193	3,084	1,891
Other	12,308	12,290	23,465	18,455	19,959	19,627	13,310

Total Non-Interest Expense	39,546	34,792	71,563	54,397	52,524	48,393	32,183

Income (Loss) Before Income Taxes	27,474	22,728	47,407	30,716	26,597	(5,497)	12,366
Provision (Benefit) for Income Taxes	9,082	8,326	17,086	11,620	10,833	(1,903)	5,009

Net Income (Loss) Before Preferred Stock Dividends	18,392	14,402	30,321	19,096	15,764	(3,594)	7,357
Preferred Stock Dividends	158	101	257	649	790	773	897

Net Income (Loss) After Preferred Stock Dividends	$18,234	$14,301	$30,064	$18,447	$14,974	$(4,367)	$6,460

Basic Earnings (Loss) Per Common Share	$0.72	$0.57	$1.20	$0.87	$0.77	$(0.24)	$0.41

Diluted Earnings (Loss) Per Common Share	$0.67	$0.54	$1.13	$0.83	$0.76	$(0.24)	$0.39

Weighted Average Number of Common Shares and Common Equivalent Shares Assumed Outstanding During the Period:
Basic	25,398,062	25,131,060	25,142,322	20,228,072	18,220,508	18,312,548	15,692,566
Fully Diluted(3)	27,572,081	26,846,373	27,072,669	21,353,850	18,779,837	18,312,548	16,666,415

Financial Condition Data:
Total Assets	$6,610,146	$5,631,193	$6,028,548	$5,238,195	$4,552,069	$4,078,471	$3,738,383
Loans Receivable, Net and Mortgage-Backed Securities(1)	5,697,418	4,615,095	4,849,999	4,332,336	3,700,492	3,246,455	3,215,360
Investments, Overnight Deposits, Tax Certificates, Reverse Repurchase Agreements, Certificates of Deposits and Other Earning Assets	314,840	519,972	685,990	461,276	401,481	295,213	194,791
Total Liabilities	6,240,560	5,322,295	5,683,399	4,937,749	4,349,482	3,888,334	3,539,091
Deposits	3,072,212	2,885,372	2,976,171	2,653,145	2,609,538	2,279,798	2,124,824
Borrowings(2)	2,742,032	2,153,921	2,361,131	1,992,837	1,460,631	1,328,148	1,142,614
Company Obligated Mandatory Redeemable Trust Preferred Securities Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest Debentures	260,463	232,592	253,761	203,592	212,393	218,500	218,500
Total Stockholders’ Equity	369,586	308,898	345,149	300,446	202,587	190,137	199,292
Common Stockholders’ Equity	364,241	304,652	340,910	297,620	193,241	180,984	190,627
Book Value Per Common Share	$14.23	$12.14	$13.52	$11.88	$10.61	$9.88	$10.50

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share amounts)
Selected Financial Ratios:
Performance Ratios:
Return on Average Assets(4)	0.61%	0.55%	0.57%	0.42%	0.38%	(0.10)%	0.24%
Return on Average Tangible Common Equity(4)	11.39	10.43	10.56	9.46	9.68	(3.79)	4.94
Return on Average Total Equity(4)	10.40	9.42	9.58	8.20	8.09	(1.85)	4.53
Interest Rate Spread	1.88	1.98	1.98	1.55	1.74	1.12	1.11
Net Interest Margin	2.00	2.15	2.14	1.76	1.91	1.27	1.32
Dividend Payout Ratio(5)	0.86	0.70	0.85	3.40	5.01	NM	12.19
Total Loans, Net, and Mortgage-Backed Securities to Total Deposits	185.45	159.95	162.96	163.29	141.81	142.40	151.32
Annualized Non-interest Expenses to Average Assets	1.32	1.34	1.34	1.20	1.27	1.28	1.03
Efficiency Ratio(6)	56.84	55.30	55.83	58.99	62.70	95.20	69.59
Asset Quality Ratios:
Non-performing Loans to Total Loans	0.91%	0.67%	0.70%	0.76%	0.58%	0.70%	0.64%
Non-performing Assets to Total Loans, Real Estate Owned	1.05	0.85	0.79	0.84	0.68	0.85	0.73
Non-performing Assets to Total Assets	0.64	0.58	0.53	0.60	0.55	0.69	0.61
Net Annualized Charge-offs to Total Loans	0.06	0.18	0.12	0.11	0.11	0.06	0.02
Loan Loss Allowances to Total Loans	0.53	0.46	0.51	0.42	0.35	0.36	0.20
Loan Loss Allowances to Non-performing Loans	58.17	69.21	72.53	56.00	61.20	52.45	31.51
Capital Ratios:
Average Common Equity to Average Total Assets	5.77%	5.79%	5.85%	4.94%	4.49%	4.08%	4.18%
Average Total Equity to Average Total Assets	5.86	5.85	5.92	5.13	4.72	5.16	5.19
Core Capital-to-Assets Ratio(7)	7.47	6.94	7.77	7.12	7.49	7.86	8.72
Risk-Based Capital-to-Assets Ratio(7)	16.85	14.86	16.97	14.66	14.84	15.54	17.54

(1)     Does not include mortgage loans held for sale.

(2)     Includes repurchase agreements, advances from the Federal Home Loan Bank of Atlanta and senior notes.

(3)     The effect of stock options and convertible securities was anti-dilutive for the year ended September 30, 1999.

(4)     Return is calculated before payment of preferred stock dividends.

(5)     The ratio of total dividends declared during the period (including dividends on our Preferred Stock and our Class A and Class B Common Stock) to total earnings for the period before dividends.

(6)     Efficiency ratio is calculated by dividing non-interest expenses by the sum of net interest income and non-interest income.

(7)     Regulatory capital ratio of the Bank.

NM=Not meaningful.

RISK FACTORS

Before you invest in our Class A Common Stock, you should be aware that there are various risks, including those described below, that could affect the value of your investment in the future. The risk factors described in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that could have a material adverse effect on our business, including our operating results and financial condition. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our Class A Common Stock.

If the interest payments on our deposits and borrowings increase relative to the interest we earn on our loans and investments, they may decrease our net interest income.

Our profitability depends to a large extent on the Bank’s net interest income, which is the difference between income on interest-earning assets such as mortgage loans and investment securities, and expense on interest-bearing liabilities such as deposits and borrowings. We are affected by changes in general interest rate levels and by other economic factors beyond our control. Our net interest income may be reduced if: (i) more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining or (ii) more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising. As of March 31, 2003, our interest-earning assets maturing or repricing within one year exceeded our interest-bearing liabilities maturing or repricing within one year by $280.8 million, or 4% of interest-earning assets.

Changes in the difference between short and long-term interest rates may also harm our business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing our net interest income.

Adjustable rate mortgage loans (ARMs) make up 60% of our residential mortgage loan portfolio including loans held for sale. The interest rates on ARMs adjust periodically based upon a contractually agreed index or formula. Our ARMs generally have annual interest rate adjustment caps that limit rate increases or decreases to 2% per year and lifetime caps that limit the increase up to 6% for the life of the loan. If market interest rates rise rapidly, interest rate adjustment caps may limit increases in the interest rates on the ARMs, thus reducing our net interest income because we will need to pay these higher interest rates on our deposits and borrowings.

An increase in loan prepayments may adversely affect our profitability.

Loan prepayment rates generally increase when interest rates fall and decrease when interest rates rise. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans. Changes in prepayment rates are therefore difficult for us to predict.

We recognize our deferred loan origination costs by adjusting our interest income over the estimated life of our loan portfolio. The estimated life is the contractual maturity of the loans in our portfolio reduced for expected prepayments based upon our historical experience of prepayments. As prepayments accelerate, our historical prepayment experience changes, shortening the estimated life of our loan portfolio and increasing the rate at which net deferred loan origination costs are expensed. Prior to 2000, we purchased residential mortgage loans in the secondary market. These loans prepay approximately twice as fast as our originated loans. At March 31, 2003, the remainder of these purchased loans was $385 million, which made up 11% of our entire residential loan portfolio. We also recognize the premiums which we pay on each mortgage-backed security as an adjustment from interest income over the life of the security. Acceleration of prepayments on the loans underlying a mortgage-backed security shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income. If interest rates decline, a significant portion of our net deferred loan origination costs and premiums may be expensed in a relatively short period, which would reduce our net interest income. In addition, we cannot assure you that we would be able to reinvest the proceeds of loan prepayments on satisfactory terms. At March 31, 2003, we had $33 million in net deferred origination costs; and $0.5 million in premiums, offset by $1.1 million in discounts, for a net discount of $0.6 million on residential loans.

Significant changes in interest rates could have additional adverse effects on our financial condition and results of operations.

Fluctuations in interest rates could have significant adverse effects on our financial condition and results of operations, including, without limitation, by decreasing the value of our mortgage servicing rights or our derivative instruments. The initial and ongoing valuation and amortization of mortgage servicing rights is significantly impacted by interest rates, prepayment experience and the credit performance of the underlying loans. In general, in periods of declining interest rates, the value of these assets decline due to prepayments on loans serviced. Mortgage servicing rights are also impacted by other factors, including, but not limited to, the amount of gains or losses recognized upon the securitization and sale of residential mortgage loans, the amortization of the assets and the periodic valuation of the assets. At March 31, 2003, we serviced $760 million of loans for others and we had mortgage servicing rights with a carrying amount of $9.1 million.

Changes in interest rates could also adversely affect our financial condition by reducing the value of our derivative instruments. We use derivative instruments as part of our interest rate risk management activities to reduce risks associated with our borrowing activities. Our use of derivative instruments, however, exposes us to credit risk and market risk. Our credit risk is heightened when the fair value of a derivative contract is positive, which generally means that a counterparty owes us. We try to minimize credit risk in derivative instruments by entering into transactions with high-quality counterparties, but there can be no assurance that our financial evaluation of a counterparty will be accurate or that their financial status will not change. Market risk is the adverse effect on the value of a financial instrument from a change in interest rates or implied volatility of rates. We manage market risk by establishing and monitoring limits on the types and degree of risk undertaken. Changes in interest rates may have either a positive or negative effect on the value of the derivative instrument depending on the nature of the derivative instrument.

An inadequate allowance for loan losses would reduce our earnings.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Recent volatility and deterioration in domestic and foreign economies may also increase our risk for credit losses. We evaluate the collectibility of our loan portfolio and provide an allowance for loan losses that we believe is adequate based upon such factors as:

•	the risk characteristics of various classifications of loans;

•	previous loan loss experience;

•	specific loans that have loss potential;

•	delinquency trends;

•	estimated fair value of the collateral;

•	current economic conditions;

•	the views of our regulators; and

•	geographic and industry loan concentrations.

If our evaluation is incorrect and borrower defaults cause losses exceeding our allowance for loan losses, our earnings could be significantly and adversely affected. We cannot assure you that our allowance will be adequate to cover loan losses inherent in our portfolio. We may experience losses in our loan portfolios or perceive adverse trends that require us to significantly increase our allowance for loan losses in the future, which would also reduce our earnings. In addition, our regulators may require us to increase or decrease our allowance for loan losses even if we think such change is unjustified.

Our exposure to credit risk is increased by our commercial real estate, commercial business and construction lending.

Commercial real estate, commercial business and construction lending generally involve higher credit risk than single-family residential lending. Such loans involve larger loan balances to a single borrower or groups of related borrowers. At March 31, 2003, we had a balance of $213.9 million in commercial real estate loans (including multi-family residential loans), $137.6 million in construction loans, $25.2 million in land loans and $112.9 million in commercial business loans.

Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, as well as the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If our estimate of value is inaccurate or if actual construction costs exceed estimates, the value of the property securing our loan may be insufficient to ensure full repayment when completed through a permanent loan or by seizure of collateral.

Unlike residential mortgage loans that are based on the borrower’s ability to repay the loan from the borrower’s income and secured by real property with a value that is usually readily ascertainable, commercial business loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. Such loans involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and fluctuate in value based on the success of the business.

Commercial real estate, commercial business and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

Negative events in certain geographic areas could adversely affect us.

Most of the loans in our portfolio are secured by real estate. Most of these loans are secured by properties in Florida. Negative conditions in the real estate markets where collateral for our mortgage loans is located could adversely affect our borrowers’ ability to repay and the value of the collateral. Real estate values are affected by various factors, including changes in general or regional economic conditions, governmental rules or policies and natural disasters such as hurricanes. Some of our depositors and borrowers are citizens of other countries, including countries of Central and South America, the Caribbean and Europe who currently reside in the United States, are in the process of moving here or have second homes here. As of March 31, 2003, the amount of residential mortgage loans made to these borrowers was approximately $1.0 billion, or 29% of our total residential mortgage loan portfolio including loans held for sale. Negative changes in economic or political conditions in other countries, and changes in the United States laws and regulations affecting residents from those countries, could also adversely affect us if they result in a significant loss of deposits, increased loan defaults or a decreased market for our products.

Adjustments for loans held for sale may adversely affect our profits.

In our financial statements we must revalue, on a quarterly basis, loans that we originate and classify as held for sale to the lower of their cost or market value. Depending on market conditions, we may be required to make adjustments that adversely affect our results of operations. Loans held for sale made up 8% of the total loan portfolio at March 31, 2003. This percentage varies depending on loan production volume.

Competition with other financial institutions could adversely affect our profitability.

The banking and financial services industry is very competitive. Legal and regulatory developments have made it easier for new and sometimes unregulated entities to compete with us. Consolidation among financial service providers has resulted in fewer very large national and regional banking and financial institutions holding a large accumulation of assets. These institutions generally have significantly greater resources, a wider geographic presence or greater accessibility. These institutions also are often able to offer more services or more favorable pricing than we do. In addition, our competition has grown from new banks and other financial services providers that target our existing or potential customers. As consolidation continues among large banks, we expect additional smaller institutions to try to exploit our market.

We face substantial competition for both loans and deposits. Competition for loans comes principally from other banks, savings institutions, mortgage banking companies and other lenders. In originating mortgage loans, we compete with real estate investment trusts, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association and other entities purchasing mortgage loans. This competition could decrease the number and size of loans that we make and the interest rates and fees that we receive on these loans.

The current low interest rate environment has increased the demand for residential mortgage loans dramatically. This increased demand has made it more difficult and expensive to recruit and retain the services of qualified lending personnel. Increased competition for loan officers and other personnel could hinder our ability to close loans and to improve our results of operations.

We compete for deposits with banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds and mutual funds. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to attract new deposits. Increased competition for deposits could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations.

Technological developments have allowed competitors to compete more effectively in local markets and have expanded the range of financial services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in our industry.

Failure to pay interest on our debt may adversely impact us.

As of March 31, 2003, we had $260.5 million of trust preferred securities issued by nine business trusts that we control. Interest payments, including those on adjustable rate debentures, are estimated to be $18.4 million per year, which must be paid before we pay dividends on our capital stock, including our Class A Common Stock. We have the right to defer interest payments on the debentures for up to 20 consecutive quarters. However, if we elect to defer interest payments, all deferred interest must be paid before we may pay dividends on our capital stock. Deferral of interest payments could also cause a decline in the market price of our Class A Common Stock. In 1999, we issued and sold $200 million of senior notes which mature in 2004. Annual interest payments on the senior notes total $10.8 million. As of March 31, 2003, we also had $2 billion of borrowings from the Federal Home Loan Bank of Atlanta (FHLB) that are secured by a pledge of $3.0 billion of our residential first mortgage loans. Our total credit line with the FHLB is 40% of the Bank’s assets at each prior quarter’s end. Failure to pay interest or principal on this debt would adversely affect our business because we would lose our collateral and also lose the FHLB as a funding source.

We may not be able to maintain and profit from our growth.

We may use some of the proceeds from this offering for expansion activities. These activities may include additional banking offices, new products, facilities, acquisitions and marketing strategies. Our ability to continue to grow depends, in part, on our ability to open new branch locations, successfully attract deposits to those locations, and identify loan and investment opportunities. We also depend on maintaining productive relationships with the non-affiliated brokers through whom we generate the majority of our one-to-four family residential mortgage loans that we originate. Our ability to profit from our growth also will depend on whether we can efficiently fund our growth, control our costs and maintain asset quality, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we are unable to sustain our growth, our earnings could be adversely affected. If we grow too quickly, and are not able to control costs and maintain asset quality, growth could adversely affect our financial performance.

We are dependent upon the services of our management team.

We are dependent upon the ability and experience of a number of our key management personnel who have substantial experience with our operations, the financial services industry and the markets in which we offer our services. It is possible that the loss of the services of one or more of our senior executives or key managers would have an adverse effect on our operations. Our success also depends on our ability to continue to attract, manage and retain other qualified middle management personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

Terrorist activities could cause reductions in investor confidence and substantial volatility in real estate and securities markets.

It is impossible to predict the extent to which terrorist activities may occur in the United States or, if they occur, the effect on a particular security issue. It is also uncertain what effects any past or future terrorist activities and/or any consequent actions on the part of the United States government and others will have on the United States and world financial markets, local, regional and national economies, and real estate markets across the United States. Among other things, reduced investor confidence could result in substantial volatility in securities markets, a decline in general economic conditions and real estate related investments and an increase in loan defaults. Such unexpected losses and events could materially affect our results of operations. Tourism and the travel industry are important factors to the general economy of our target market, which could be adversely affected by terrorism.

We may need additional capital resources in the future and these capital resources may not be available when needed or at all.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or for future growth. We cannot assure you that such financing will be available to us on acceptable terms or at all. If we are unable to obtain additional financing after this offering, we may not be able to make such strategic acquisitions or investments or to grow.

We are subject to extensive regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business.

The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (OTS) as its primary federal regulator, and by the Federal Deposit Insurance Corporation (FDIC), which insures its deposits. As a member of the FHLB, the Bank must also comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the deposit insurance fund and not for the benefit of our stockholders. The Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit and other activities. A significant claim against us under these laws could have a material adverse effect on our results.

Among other things, the Bank’s ability to pay cash dividends to the holding company is limited by these regulations. The Bank must notify the OTS in advance of any proposed distribution, and may not pay dividends or distribute any capital assets if the distribution is disapproved by the OTS. OTS regulations also impose certain minimum capital requirements that affect the amount of cash available for the payment of dividends by the Bank. Because income is received by us from the Bank through dividend payments, our ability to service the debt issued by us and dividends on our capital stock is limited by the financial condition of the Bank.

The Bank’s ability to make capital distributions is subject to regulatory limitations. Generally the Bank may make a capital distribution if notice of the proposed capital distribution is filed with the OTS at least 30 days before the board of directors approves the distribution, and the OTS does not disapprove the notice. The OTS may disapprove the notice if it determines that the Bank would be undercapitalized after the proposed distribution, that the proposed distribution raises safety and soundness concerns or that the proposed distribution would violate a statute, regulation or agreement with the OTS or any condition imposed by the OTS. The Bank’s ability to make such distributions by filing a notice, instead of an application for approval, depends on maintaining eligibility for “expedited status.” The Bank currently qualifies for expedited status, but there can be no assurance that it will maintain its current status. The Bank would be required to file an application for approval of the proposed distribution, instead of a notice, if the total amount of all capital distributions for the calendar year, including the proposed distribution, would exceed the Bank’s net income for that year plus retained net income for the preceding two years.

FDIC regulations also require all insured depository institutions to remain in a safe and sound condition, as defined in regulations, as a condition of federal deposit insurance.

As of March 31, 2003, we had approximately $260.5 million of indebtedness outstanding at the holding company level. The aggregate annual interest expense on such indebtedness is approximately $18.4 million. The annual dividend expense on our Series B Preferred Stock is approximately $316,000.

OTS regulations also restrict our ability to open new banking offices. We must notify the OTS at least 30 days before we open a new branch office and publish notice of the proposed office in area newspapers. If the OTS objects to the office, or suspends the applicable time frames, the new office may be delayed or disapproved.

Regulatory authorities have extensive discretion in their supervisory activities that could be used to restrict our business. Changes in the laws or regulations that govern us could further restrict our operations, impose burdensome requirements and increase our expenses.

Provisions in our Articles of Incorporation and Bylaws could impede efforts to remove management and frustrate takeover attempts.

Certain provisions of our Articles of Incorporation and Bylaws could delay or frustrate the removal of incumbent directors and make a merger, tender offer or proxy contest more difficult, even if such events appear to benefit stockholders. Certain provisions of state and federal law may also discourage or prohibit a future takeover attempt in which our stockholders might otherwise receive a substantial premium for their shares over then-current market prices.

The voting power of the directors, executive officers and holders of 5% or more of our equity securities and certain provisions of our Articles of Incorporation may discourage any proposed takeover not approved by our Board of Directors. In addition, under our Articles of Incorporation we may issue additional shares of Class A Common Stock, Class B Common Stock and Series B Preferred Stock at any time. We do not intend to issue additional shares of the Class B Common Stock and Series B Preferred Stock if the issuance would result in termination of trading of the Class A Common Stock on the Nasdaq National Market.

Our insiders hold voting rights that give them significant control over matters requiring stockholder approval.

Our directors and executive officers hold substantial amounts of our Class A Common Stock, Class B Common Stock and Series B Preferred Stock. Each share of Class A Common Stock is entitled to one-tenth vote, each share of Class B Common Stock is entitled to one vote, and each share of Series B Preferred Stock is entitled to two and one-half votes. These classes generally vote together on matters presented to stockholders for approval. Directors and executive officers will hold approximately 43.7% of our total voting power after the offering and approximately 56.3% if they exercise all options exercisable within 60 days of April 24, 2003 to purchase shares of such stock. If they vote together, our officers and directors will significantly influence the election of directors and other matters requiring stockholder approval, including proposals made by stockholders and changes in control. Consequently, other stockholders’ ability to influence our actions through their vote may be limited and the non-insider stockholders may not have sufficient voting power to approve a change in control even if a significant premium is being offered for their shares.

There are several business and family relationships among directors that could create conflicts of interest.

Several of our directors have business relationships with us and each other. During the 2002 fiscal year, we paid the law firm of Camner, Lipsitz and Poller, P. A., approximately $2.3 million in fees for representing us in mortgage loan closings, foreclosures, litigation, corporate and other matters. Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the Senior Managing Director and one of two of the shareholders of this law firm. Marc Lipsitz, a former director who resigned from the Board in September 2002, is the managing director and the other shareholder of this law firm. In addition, directors and employees of the law firm own our stock and have and may in the future receive options to acquire our stock. One of Mr. Camner’s children and one of the children of another director are also employed by the law firm. We also lease property for one of our branch offices from a partnership in which Mr. Camner has a 25% interest. During fiscal 2002, the insurance firm of which Marc Jacobson, one of our directors, is an officer and director, and the insurance firm owned by Mr. Jacobson’s wife, received a total of approximately $186,000 in insurance commissions on policies purchased by us. We have “opted-out” of the Florida statute which would require the approval of either disinterested directors or a super majority vote of disinterested shareholders in the event of certain affiliate transactions. Business and family relationships among us, our directors and officers may affect our directors’ judgment and oversight of our business by creating conflicts of interest.

Sales of a substantial number of shares of Class A Common Stock in the public market after the offering could adversely affect its market price.

After the offering, based on the number of shares outstanding as of April 24, 2003, 28,079,815 shares of our Class A Common Stock will be outstanding. Our directors and executive officers will hold approximately 355,161 shares of this total. In addition, up to 5,263,459 additional shares of our Class A Common Stock may be issued after the offering if (i) all options to purchase our Class A Common Stock, Class B Common Stock and Series B Preferred Stock are exercised and (ii) all shares of Class B Common Stock and Series B Preferred Stock are converted to Class A Common Stock. Our directors and executive officers would hold 3,961,167 of such shares. Options to purchase 787,127 shares of our Class A Common Stock will be vested and exercisable within 60 days of April 24, 2003. Although our directors and executive officers cannot sell their shares without registration under the Securities Act, they may rely on an exemption under Rule 144. The exemption limits a director’s or executive officer’s stock sales within any three-month period to the greater of 1% of the then outstanding shares of Class A Common Stock or the average weekly trading volume during the previous four weeks in the Class A Common Stock.

Certain of our directors and officers have agreed with the underwriters not to sell shares of our capital stock for 90 days after the date of this prospectus. These “lock up agreements” currently apply to approximately 385,161 shares of Class A Common Stock, 552,322 shares of Class B Common Stock and 669,937 shares of Series B Preferred Stock that will be outstanding after the offering. After that date, a director or executive officer may sell shares, subject to the restrictions of the Securities Act. The underwriters have agreed to waive obligations under the lock-up agreement for Earline Ford pursuant to a pre-existing agreement under which Alfred Camner may elect to purchase up to 310,500 shares of Class B Common Stock from Earline Ford if Mrs. Ford exercises options to acquire such shares in the future and sells such shares to Mr. Camner. Such shares, if purchased by Mr. Camner, will be subject to Mr. Camner’s lock-up agreement.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. Actual results or performance could differ from those implied or contemplated by such statements. Statements that are not historical in nature, including those using the words “anticipate,” “estimate,” “should,” “expect,” believe,” “intend,” and similar expressions, are forward-looking statements.

These forward-looking statements are subject to certain risks and uncertainties, including, among others: general economic conditions, either nationally or regionally; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; competition from other financial services companies in our markets; legislative or regulatory changes, including changes in accounting standards, guidelines and policies; changes in the regulation of financial services companies; the issuance of additional equity or debt securities; the concentration of operations in south Florida, if the Florida economy or real estate values decline; the impact of war and the threat and impact of terrorism. Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are discussed in the “Risk Factors” section of this prospectus on page 7.

Information in this prospectus is current only as of its date. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus might not occur.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $             million from the offering after deducting the underwriting discounts and our estimated offering expenses. We expect this amount to be $             if the underwriters’ over-allotment option is exercised. We intend to use our net proceeds from this offering for general corporate purposes. These purposes may include expanding our operations through new branch offices and operations centers and possible acquisitions, acquiring our debt and equity securities, if available on favorable terms, redeeming outstanding debt, investing in loans and mortgage-backed or other securities and funding working capital needs.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A Common Stock has been traded on the Nasdaq National Market since December 1985 under the symbol “BKUNA”. The following table shows the high and low sales prices of our Class A Common Stock as quoted on the Nasdaq National Market for our last three fiscal years and for fiscal 2003 through May 1, 2003. As of April 24, 2003 there were approximately 530 record holders of Class A Common Stock and 25,412,815 shares are issued and 25,079,815 shares are outstanding.

Stock price data on the Nasdaq National Market reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. No dividends were paid on the Class A Common Stock for the periods shown.

	Class A Common Stock
	Price
	High	Low
Fiscal Year Ended September 30, 2000:
1st Quarter	$9.25	$6.75
2nd Quarter	$8.13	$6.78
3rd Quarter	$7.63	$5.88
4th Quarter	$7.81	$6.12

Fiscal Year Ended September 30, 2001:
1st Quarter	$8.50	$6.69
2nd Quarter	$11.88	$7.91
3rd Quarter	$14.95	$10.25
4th Quarter	$15.90	$12.00

Fiscal Year Ended September 30, 2002:
1st Quarter	$15.95	$12.74
2nd Quarter	$15.90	$12.90
3rd Quarter	$19.48	$14.46
4th Quarter	$19.35	$14.33

Fiscal Year Ending September 30, 2003:
1st Quarter	$17.46	$13.70
2nd Quarter	$18.05	$14.75
3rd Quarter(1)	$19.51	$17.60

(1)	Through May 1, 2003.

CAPITALIZATION

The following table shows our consolidated capitalization as of March 31, 2003 (i) on a historical basis, (ii) on a pro forma basis after giving effect to the issuance of $15.0 million of trust preferred securities issued by our subsidiary trust, BankUnited Statutory Trust VII, and (iii) on a pro forma basis as adjusted to reflect the sale of 3 million shares of our Class A Common Stock offered by us in this offering at an assumed offering price of $19.40 per share, the last sales price of the Class A Common Stock on May 1, 2003. You should read the following with the financial statements and notes thereto included in this prospectus.

	Actual	Pro Forma	As Adjusted
	(Dollars in thousands, except per share amounts)
Deposits	$3,072,212	$3,072,212	$3,072,212
Securities sold under agreements to repurchase	532,761	532,761	532,761
FHLB advances	2,009,271	2,009,271	2,009,271
Senior notes	200,000	200,000	200,000
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures	260,463	275,463	275,463

Total deposits and borrowed funds	6,074,707	6,089,707	6,089,707

Stockholders’ equity:
Preferred Stock, $.01 par value; authorized—10,000,000 shares; issued—724,007 shares; outstanding—697,287 shares; issued and outstanding, as adjusted—shares(1)	7	7	7
Class A Common Stock, $.01 par value; authorized—60,000,000 shares; issued 25,370,596 shares; outstanding—25,037,596 shares; issued, as adjusted—28,370,596 shares; outstanding, as adjusted—28,037,596 shares	254	254	284
Class B Common Stock, $.01 par value; authorized—3,000,000 shares; issued—580,262 shares; outstanding—536,562 shares; issued, as adjusted—580,262 shares; outstanding, as adjusted—536,562 shares	6	6	6
Additional paid-in capital	257,207	257,207	311,531
Retained earnings	95,800	95,800	95,800
Common Treasury Stock—376,700 shares; as adjusted shares	(3,279)	(3,279)	(3,279)
Preferred Treasury Stock—26,720 shares; as adjusted shares	(528)	(528)	(528)
Deferred compensation and option shares	697	697	697
Accumulated other comprehensive income	19,422	19,422	19,422

Total stockholders’ equity	369,586	369,586	423,940

Total deposits, borrowed funds and stockholders’ equity	$6,444,293	$6,459,293	$6,513,647

(1)	As of March 31, 2003, such shares had an aggregate liquidation preference of $5.3 million.

The table above excludes:

•	up to 450,000 shares of Class A Common Stock issuable by us if the underwriters exercise their over-allotment option;

•	up to 1,642,864 shares of Class A Common Stock issuable by us if all outstanding shares of Series B Preferred Stock, and Class B Common Stock, including shares of restricted stock that may be forfeited and cancelled in the future if the restrictions are not satisfied, are converted as of April 24, 2003; and

•	5,263,459 shares of Class A Common Stock issuable upon exercise of options at a weighted average exercise price of $12.04 per share as of April 24, 2003, including the exercise of options for Class B Common Stock at a weighted average exercise price of $6.89 per share as of April 24, 2003, and options for Series B Preferred Stock at a weighted average exercise price of $12.95 per share as of April 24, 2003, and upon the conversion of such Class B Common Stock and Series B Preferred Stock into shares of Class A Common Stock.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

We have set forth certain selected financial information in the table below for the periods and dates indicated. This information is derived from our audited consolidated financial statements and related notes for those periods. These tables should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus. The results for the six months ended March 31, 2003 and March 31, 2002 are unaudited and do not necessarily indicate the results that may be expected for the entire year.

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share amounts)
Operations Data:
Total Interest Income	$159,550	$165,038	$327,857	$324,077	$295,315	$233,550	$207,567
Total Interest Expense	101,777	111,043	217,171	246,793	219,146	187,515	167,543

Net Interest Income	57,773	53,995	110,686	77,284	76,169	46,035	40,024
Provision for Loan Losses	2,550	5,400	9,200	7,100	4,645	7,939	1,700

Net Interest Income After Provision for Loan Losses	55,223	48,595	101,486	70,184	71,524	38,096	38,324

Non-Interest Income:
Service Fees	2,932	3,130	5,385	6,495	4,295	3,785	1,139
Gain (loss) on Sales of Investments and Mortgage-Backed Securities, Net	755	882	1,557	1,837	—	(5)	4,429
Gain on Sales of Loans and Other Assets, Net	3,768	1,512	3,850	1,383	71	1	6
Other	4,342	3,401	6,692	5,214	3,231	1,019	651

Total Non-Interest Income	11,797	8,925	17,484	14,929	7,597	4,800	6,225

Non-Interest Expense:
Employee Compensation and Benefits	18,369	14,413	30,501	22,629	19,819	15,970	10,943
Occupancy and Equipment	5,953	5,316	11,166	9,046	8,332	8,029	4,854
Insurance	569	517	1,089	1,000	1,221	1,683	1,185
Professional Fees	2,347	2,256	5,342	3,267	3,193	3,084	1,891
Other	12,308	12,290	23,465	18,455	19,959	19,627	13,310

Total Non-Interest Expense	39,546	34,792	71,563	54,397	52,524	48,393	32,183

Income (Loss) Before Income Taxes	27,474	22,728	47,407	30,716	26,597	(5,497)	12,366
Provision (Benefit) for Income Taxes	9,082	8,326	17,086	11,620	10,833	(1,903)	5,009

Net Income (Loss) Before Preferred Stock Dividends	18,392	14,402	30,321	19,096	15,764	(3,594)	7,357
Preferred Stock Dividends	158	101	257	649	790	773	897

Net Income (Loss) After Preferred Stock Dividends	$18,234	$14,301	$30,064	$18,447	$14,974	$(4,367)	$6,460

Basic Earnings (Loss) Per Common Share	$0.72	$0.57	$1.20	$0.87	$0.77	$(0.24)	$0.41

Diluted Earnings (Loss) Per Common Share	$0.67	$0.54	$1.13	$0.83	$0.76	$(0.24)	$0.39

Weighted Average Number of Common Shares and Common Equivalent Shares Assumed Outstanding During the Period:
Basic	25,398,062	25,131,060	25,142,322	20,228,072	18,220,508	18,312,548	15,692,566
Fully Diluted(3)	27,572,081	26,846,373	27,072,669	21,353,850	18,779,837	18,312,548	16,666,415

Financial Condition Data:
Total Assets	$6,610,146	$5,631,193	$6,028,548	$5,238,195	$4,552,069	$4,078,471	$3,738,383
Loans Receivable, Net and Mortgage-Backed Securities(1)	5,697,418	4,615,095	4,849,999	4,332,336	3,700,492	3,246,455	3,215,360
Investments, Overnight Deposits, Tax Certificates, Reverse Repurchase Agreements, Certificates of Deposits and Other Earning Assets	314,840	519,972	685,990	461,276	401,481	295,213	194,791
Total Liabilities	6,240,560	5,322,295	5,683,399	4,937,749	4,349,482	3,888,334	3,539,091
Deposits	3,072,212	2,885,372	2,976,171	2,653,145	2,609,538	2,279,798	2,124,824
Borrowings(2)	2,742,032	2,153,921	2,361,131	1,992,837	1,460,631	1,328,148	1,142,614
Company Obligated Mandatory Redeemable Trust Preferred Securities Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest Debentures	260,463	232,592	253,761	203,592	212,393	218,500	218,500
Total Stockholders’ Equity	369,586	308,898	345,149	300,446	202,587	190,137	199,292
Common Stockholders’ Equity	364,241	304,652	340,910	297,620	193,241	180,984	190,627
Book Value Per Common Share	$14.23	$12.14	$13.52	$11.88	$10.61	$9.88	$10.50

	As of or for the Six Months Ended March 31,		As of or for the Years Ended September 30,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share amounts)
Selected Financial Ratios:
Performance Ratios:
Return on Average Assets(4)	0.61%	0.55%	0.57%	0.42%	0.38%	(0.10)%	0.24%
Return on Average Tangible Common Equity(4)	11.39	10.43	10.56	9.46	9.68	(3.79)	4.94
Return on Average Total Equity(4)	10.40	9.42	9.58	8.20	8.09	(1.85)	4.53
Interest Rate Spread	1.88	1.98	1.98	1.55	1.74	1.12	1.11
Net Interest Margin	2.00	2.15	2.14	1.76	1.91	1.27	1.32
Dividend Payout Ratio(5)	0.86	0.70	0.85	3.40	5.01	NM	12.19
Total Loans, Net, and Mortgage-Backed Securities to Total Deposits	185.45	159.95	162.96	163.29	141.81	142.40	151.32
Annualized Non-interest Expenses to Average Assets	1.32	1.34	1.34	1.20	1.27	1.28	1.03
Efficiency Ratio(6)	56.84	55.30	55.83	58.99	62.70	95.20	69.59
Asset Quality Ratios:
Non-performing Loans to Total Loans	0.91%	0.67%	0.70%	0.76%	0.58%	0.70%	0.64%
Non-performing Assets to Total Loans, Real Estate Owned	1.05	0.85	0.79	0.84	0.68	0.85	0.73
Non-performing Assets to Total Assets	0.64	0.58	0.53	0.60	0.55	0.69	0.61
Net Annualized Charge-offs to Total Loans	0.06	0.18	0.12	0.11	0.11	0.06	0.02
Loan Loss Allowances to Total Loans	0.53	0.46	0.51	0.42	0.35	0.36	0.20
Loan Loss Allowances to Non-performing Loans	58.17	69.21	72.53	56.00	61.20	52.45	31.51
Capital Ratios:
Average Common Equity to Average Total Assets	5.77%	5.79%	5.85%	4.94%	4.49%	4.08%	4.18%
Average Total Equity to Average Total Assets	5.86	5.85	5.92	5.13	4.72	5.16	5.19
Core Capital-to-Assets Ratio(7)	7.47	6.94	7.77	7.12	7.49	7.86	8.72
Risk-Based Capital-to-Assets Ratio(7)	16.85	14.86	16.97	14.66	14.84	15.54	17.54

(1)     Does not include mortgage loans held for sale.

(2)     Includes repurchase agreements, advances from the Federal Home Loan Bank of Atlanta and senior notes.

(3)     The effect of stock options and convertible securities was anti-dilutive for the year ended September 30, 1999.

(4)     Return is calculated before payment of preferred stock dividends.

(5)     The ratio of total dividends declared during the period (including dividends on our Preferred Stock and our Class A and Class B Common Stock) to total earnings for the period before dividends.

(6)     Efficiency ratio is calculated by dividing non-interest expenses by the sum of net interest income and non-interest income.

(7)     Regulatory capital ratio of the Bank.

NM=Notmeaningful.

BANKUNITED

General

We are the holding company for BankUnited, FSB (the “Bank”), the largest banking institution headquartered in Florida as measured by assets. Our primary business consists of the Bank’s operations. We offer a full array of banking products to consumers, small businesses and middle market companies, primarily located in south Florida. The Bank was founded in 1984 and has developed a network of 41 full-service banking offices in Miami-Dade, Broward, Palm Beach and Collier counties in south Florida. In addition, we operate two mortgage operations centers, an internet banking website and a call center.

Our strategy is to maintain and enhance our competitive position in south Florida in terms of market share, customer service, capitalization and profitability. We intend to do so by providing high quality financial products and services to our client base through our specialized and efficient distribution channels while exploring new businesses, markets and service channels with potentially higher margins.

To achieve this objective, we have implemented a series of initiatives, the principal features of which are as follows:

•	Implementing our “micro-market” initiative.

•	Expanding our current array of products and services.

•	Strengthening our business relationships with our international customers.

•	Enhancing our commercial banking relationships and services.

•	Developing our private banking and investment services.

The Bank is a member of the Federal Home Loan Bank and is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Deposits in the Bank are insured by the Savings Association Insurance Fund to the maximum extent permitted by law. As a savings and loan holding company, we are also subject to regulation by the OTS.

Recent Developments

Over the past year we have made several key executive appointments. In August 2002, we appointed Ramiro A. Ortiz as President and Chief Operating Officer and a member of the Board of Directors. Mr. Ortiz brings to us over 30 years of banking experience in south Florida. Mr. Ortiz has assumed responsibility for overseeing our operations and is focused on strengthening our relationships with the various communities that make up our primary market area, expanding our services to international private banking clientele and expanding our commercial loan portfolio and relationships.

In June 2002, John Kuczwanski joined our management team as Senior Executive Vice President of Residential Lending. Mr. Kuczwanski is responsible for expanding and overseeing our residential real estate operations, including originations through wholesale and correspondent channels, and also brings us over 30 years of banking experience in south Florida. In February 2003, Douglas Sawyer and Carlos Fernandez-Guzman joined us as Executive Vice President of Wealth Management and Executive Vice President of Marketing, respectively. These appointments followed the additions of Robert Marsden as Executive Vice President of Operations and Roberta Kressel as Executive Vice President of Human Resources in the previous three months. These key executives add to our core of extensive banking and financial institution experience and strengthen our infrastructure in support of expansion programs.

During fiscal 2002, we opened three banking offices and a mortgage operations center. We opened two additional offices in the first six months of fiscal 2003, and anticipate opening up to six more offices by the end of the fiscal year. In addition, we are in the process of launching our first out-of-state mortgage operations center, which is located in Maryland. We add banking offices in areas that we have determined to be strategic based on available demographic information. We also continually evaluate existing locations to ensure that our markets are optimally served.

BUSINESS

Lending Activities

Our lending strategy is to increase residential mortgage loan originations, while continuing to expand our commercial real estate, real estate construction, commercial business and consumer loans such as our specialty first mortgage product and home equity loans and lines of credit.

Applicable regulations permit us to engage in various categories of secured and unsecured commercial and consumer lending, in addition to residential real estate financing, subject to limitations on the percentage of total assets attributable to certain categories of loans. An additional regulatory limitation requires that certain types of loans only be made in aggregate amounts that do not exceed specified percentages of our capital.

One-to-four Family Residential Mortgage Lending.    We originate both adjustable and fixed rate one-to-four family loans secured by first mortgages on the borrower’s primary residence. We offer an extensive array of residential mortgage products and originate loans for both our loan portfolio and for sale or securitization in the secondary market to governmental agencies or other investors. Our loans are originated primarily through a network of mortgage brokers, internal retail loan originators, and our branch sales force. Combined, these distribution channels allow us to cost effectively generate high levels of loan volume as well as to service and offer additional products to loan customers through our retail banking offices.

At March 31, 2003, $385 million, or 9%, of our total loan portfolio consisted of one-to-four family residential mortgage loans serviced by others. These loans were purchased several years ago. As of September 30, 2002, these loans made up $687 million, or 17%, of our total loan portfolio, and at September 30, 2001, these loans made up $1.3 billion, or 35%, of our total loan portfolio. The balance of these loans as a percentage of our total loan portfolio will continue to decrease because we ceased purchasing wholesale residential mortgage loans in the secondary market during fiscal year 1999 and will continue to focus on loan originations.

Our first mortgage loans generally have contractual maturities of between 15 and 30 years. However, residential loans typically remain outstanding for shorter periods than their contractual maturities because borrowers prepay the loans in full upon sale of the mortgaged property or upon refinancing of the original loan.

At March 31, 2003, $3.4 billion, or 85% of our total loan portfolio including loans held for sale, consisted of one-to-four family residential loans, of which $2.0 billion, or 60%, were adjustable rate mortgage (“ARM”) loans and $1.4 billion, or 40%, were fixed rate mortgage loans. Our ARMs generally have interest rates that adjust after an initial fixed-rate term. The majority of our ARM loans have a five year initial term.

For loan originations, upon receipt of a completed loan application from an applicant, we generally order a credit report, confirm income, employment and other significant information of the applicant and obtain an appraisal of the property securing the loan. We obtain the appraisal of the property from an independent third party to determine the adequacy of the collateral, and the appraisal is confirmed by one of the underwriters.

We have written, non-discriminatory underwriting standards for use in the underwriting and review of every loan considered. These underwriting standards are reviewed and approved annually by our Board of Directors. Our underwriting standards for residential mortgage loans generally conform to standards established by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, except that our underwriting standards allow us to make loans (i) to non-resident aliens, (ii) exceeding FNMA or FHLMC loan amount limits and (iii) in cases where specific characteristics of the loan or borrower may compensate for the lack of conformity with the FNMA or FHLMC criteria.

Consumer Lending.    Our consumer lending originations are generated through our branch network and consist of our specialty consumer mortgage loans, home equity loans and lines, and to a lesser extent, lines of credit, automobile and boat loans.

Our specialty consumer loans are both adjustable and fixed rate first mortgage loans secured by owner occupied, single-family residences and have contractual maturities of up to 25 years with the majority of these loans having 15 year terms. However, these loans tend to prepay at a much faster rate than their contractual terms. Origination of these consumer mortgages totaled $153.5 million, or 68% of the total consumer lending production for the first six months of fiscal 2003, and $264.0 million, or 71% of the total consumer loan production for fiscal 2002, as compared to $70.9 million, or 37% of the total consumer lending production, for fiscal 2001. For financial statement presentation purposes, the consumer mortgage balances of $447 million as of March 31, 2003, $317.0 million as of September 30, 2002 and $89.5 million as of September 30, 2001 are combined with one-to-four residential mortgages.

Home equity lines of credit are made with adjustable rates indexed to the Prime rate and generally have maturities of 15 years or less with mandatory repayment during the last 5 years. Home equity loans are fixed rate loans with maturities up to 15 years. Automobile and boat loans, and lines of credit, are offered on a fixed rate short-term basis.

Our underwriting standards for consumer loans include determination of the applicant’s payment history on other debts, an assessment of the borrower’s ability to make payments on the proposed loan and other indebtedness and a review of the value of the collateral. In addition, we utilize an on-line application and credit scoring system to assist in determining an applicant’s creditworthiness.

Commercial Real Estate and Multi-Family Lending.    Our commercial real estate lending area originates or participates in commercial real estate, and to a lessor degree, multi-family loans. Our strategy is to promote commercial lending and seek to develop long-term relationships with select businesses, real estate investors, and professionals. Our commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, industrial/warehouses, retail centers and other properties located primarily in our market area.

Evaluation of commercial real estate and multi-family lending requests relies on traditional credit analysis, including income projection, participation by the buyer, breakeven analysis and internal and external collateral evaluations. We also consider such factors as the financial condition and track record of the borrower, and the debt service coverage of the property.

Real Estate Construction Lending.    We make real estate construction loans to builders and real estate developers for the construction of commercial and single and multi-family real estate. These loans are primarily secured by single family homes, condominiums, apartments, retail centers, industrial warehouse properties, office buildings, medical facilities or other property. These loans are structured to be converted to permanent loans at the end of the construction phase, which generally runs from 12 to 60 months. The loans generally provide for the payment of interest and loan fees from loan proceeds and are underwritten to similar standards as commercial real estate loans. Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, it is often difficult to determine the total loan funds that will be required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of a project. Construction loans to borrowers other than owner-occupants also involve many of the same risks applicable to commercial real estate loans and tend to be sensitive to general economic conditions. Condominium construction loans have pre-sale requirements.

Land.    We make land loans to individuals for the purchase of land for their residences, as well as to builders and real estate developers for the purchase of land slated for future commercial development. We generally require that land loans be developed within twelve to eighteen months.

Commercial Business Lending.    We make both secured and unsecured commercial business loans to companies in our market area. The majority of our commercial business loan portfolio is secured by real estate, accounts receivable, inventory, equipment, and/or general corporate assets of the borrowers, as well as the personal guarantee of the principal. These loans may have fixed or variable Prime and LIBOR-based interest rates and are typically originated for terms ranging from 1 to 5 years. While commercial business loans are generally made for shorter terms and at higher yields than mortgage loans, these loans involve a higher level of risk because of the difficulty in liquidating the underlying collateral in the event of default.

In underwriting these loans, we evaluate the value of the collateral securing the loan and assess the borrower’s creditworthiness and ability to repay. Exceptions to credit policy guidelines are discouraged, but may be available depending upon other compensating factors.

The following table sets forth certain information with respect to the composition of our loan portfolio, including mortgage loans held for sale, as of the dates indicated.

	As of March 31,		As of September 30,
	2003		2002		2001		2000		1999		1998
	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)	Amount	Percent(1)
			(Dollars in thousands)
First and second mortgage loans:
One-to-four family residential mortgages(2)	$3,122,413	83.7%	$3,096,312	83.4%	$2,948,290	84.3%	$2,906,236	86.5%	$2,606,792	89.9%	$2,616,428	91.2%
Multi-family residential mortgages	35,334	1.0	25,456	0.7	20,619	0.6	70,856	2.1	30,057	1.0	24,392	0.9
Commercial real estate	178,576	4.8	183,311	4.9	158,451	4.5	155,569	4.6	141,090	4.9	145,819	5.0
Construction	137,554	3.7	98,697	2.7	114,790	3.3	38,786	1.2	15,425	0.5	7,827	0.3
Land	25,230	0.7	27,636	0.7	33,620	1.0	34,489	1.0	23,659	0.8	5,410	0.2

Total first mortgage loans	$3,499,107	93.9%	$3,431,412	92.4%	$3,275,770	93.7%	$3,205,936	95.4%	$2,817,023	97.1%	$2,799,876	97.6%
Commercial business loans	112,900	3.0	168,679	4.5	132,438	3.8	83,023	2.5	48,173	1.7	15,550	0.5
Consumer loans(2)	105,936	2.8	103,118	2.8	84,698	2.4	66,480	2.0	33,878	1.2	30,401	1.1

Total loans receivable	3,717,943	99.7	3,703,209	99.7	3,492,906	99.9	3,355,439	99.9	2,899,074	100.0	2,845,827	99.2

Unamortized deferred loan fees, premium and discounts	33,499	0.9	30,449	0.8	22,642	0.6	15,730	0.5	12,264	0.4	29,905	1.0
Allowance for loan losses	(21,662)	(0.6)	(20,293)	(0.5)	(15,940)	(0.5)	(13,032)	(0.4)	(12,107)	(0.4)	(6,128)	(0.2)

Loans held for investment, net	$3,729,780	100.0%	$3,713,365	100.0%	$3,499,608	100.0%	$3,358,137	100.0%	$2,899,231	100.0%	$2,869,604	100.0%

Mortgage loans held for sale	323,568		278,759		250,041		312,632		403,635		172,410

Total loans, net	$4,053,348		$3,992,124		$3,749,649		$3,670,769		$3,302,866		$3,042,014

(1)	Percent of total is calculated using “Loans held for investment, net” in the denominator.
(2)	Specialty consumer mortgages originated through our branch network are included in one-to-four family residential loans in the table above.

As of March 31, 2003, approximately $3.5 billion, or 94% of loans before net items, were secured by real property. Of that $3.5 billion, approximately $3.2 billion, or 91%, are secured by real properties located in Florida. No other state comprises more than 5% of our loans receivable. Because of this concentration, regional economic circumstances in Florida could affect the level of our non-performing loans. We originate first mortgage loans to non-resident aliens in a manner similar to that for other residential loans. At March 31, 2003, $1.0 billion, or 25%, of our loan portfolio, including loans held for sale, were first mortgage loans to non-resident aliens, all of which are secured by domestic property. The vast majority of these loans were secured by single-family residences located in Florida. Loans to non-resident aliens generally afford us an opportunity to receive rates of interest higher than those available from other single-family residential loans, but may involve a greater degree of risk than conforming single-family residential mortgage loans. The ability to obtain access to the borrower is more limited for non-resident aliens, as is the ability to attach or verify assets located in foreign countries. We have attempted to minimize these risks through our underwriting standards for such loans, including generally requiring more conservative loan-to-value ratios and qualification based on verifiable assets located in the United States and outside of the United States.

The following table sets forth, as of March 31, 2003, the amount of loans (including mortgage loans held for sale, and excluding unamortized deferred loan fees, premiums and discounts; and allowance for loan losses) by category and expected principal repayments. These repayments are based on contractual maturities adjusted for an estimated rate of prepayments based on historical trends, current interest rates, types of loans and refinance patterns.

		Anticipated Repayments
	Outstanding at March 31, 2003	One Year or Less	After One Year through Five Years	After Five Years
	(Dollars in thousands)
First and second mortgage loans:
One-to-four family residential, including loans held for sale	$3,445,981	$614,577	$2,307,652	$523,752
Multi-family	35,334	9,411	24,241	1,682
Commercial real estate	178,576	68,418	103,329	6,829
Construction	137,554	71,144	65,963	447
Land	25,230	17,599	4,839	2,792

Total First and second mortgage loans	3,822,675	781,149	2,506,024	535,502

Commercial business loans	112,900	61,948	49,653	1,299
Consumer loans	105,936	20,526	42,692	42,718

Total loans, including loans held for sale	$4,041,511	$863,623	$2,598,369	$579,519

Investments and Mortgage-Backed Securities

We maintain an investment portfolio consisting of United States government agency securities, mortgage-backed securities, trust preferred securities issued by others, and other investments. Federal regulations limit the instruments in which we may invest our funds. Our current investment policy permits purchases primarily of securities which are rated investment grade by a nationally recognized rating agency, and substantially all of the investments in our portfolio at March 31, 2003 were rated in one of the two highest grades other than certain trust preferred securities.

The vast majority of our investment portfolio consists of mortgage-backed securities which are primarily acquired for their liquidity, yield, and credit characteristics. Such securities may be used as collateral for borrowing or pledged as collateral for certain deposits, including public funds deposits. Mortgage-backed securities acquired include fixed and adjustable-rate agency securities (GNMA, FNMA and FHLMC), private issue securities and collateralized mortgage obligations. We also securitize residential mortgage loans with FNMA and FHLMC. At March 31, 2003, our investments and mortgage-backed securities totaled $2.2 billion of which adjustable rate securities made up $1.4 billion, or 64%. At September 30, 2002, our investments and mortgage-backed securities totaled $1.3 billion. Of those, $567.8 million or 44% were adjustable rate securities and the remainder were fixed rate.

The following table sets forth information regarding our investments and mortgage-backed securities as of the dates indicated. Amounts shown are carrying value.

	As of March 31,	As of September 30
	2003	2002	2001
	(Dollars in thousands)
U.S. government agency securities	$53,753	$52,760	$55,067
Mortgage-backed securities	1,967,638	1,136,634	832,728
Other	157,882	118,825	80,945

Total investment securities	$2,179,273	$1,308,219	$968,740

Weighted average yield	5.47%	6.10%	6.53%

The following table sets forth information regarding the maturities of our investments and mortgage-backed securities as of March 31, 2003. Amounts shown are carrying value:

	As of March 31, 2003	Periods to Maturity from March 31, 2003(1)
		Within 1 Year	1 Through 5 Years	5 Through 10 Years	Over 10 Years	Equity Securities
	(Dollars in thousands)
U.S. government agency securities	$53,753	$—	$3,125	$25,821	$24,807	$—
Mortgage-backed securities	1,967,638	44	504	24,097	1,942,993	—
Other	157,882	—	2,982	54,323	99,682	895

Total investment securities	$2,179,273	$44	$6,611	$104,241	$2,067,482	$895

Weighted average yield	5.47%	6.66%	5.42%	6.62%	5.42%	N/A

(1)	Maturities are based on contractual maturities. Expected maturities are substantially shorter than contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

For additional information regarding our investments and mortgage-backed securities, see note (4) Investments and Mortgage-Backed Securities to the consolidated financial statements contained elsewhere in this prospectus.

Deposits

We offer a variety of deposit products ranging from savings to certificates of deposit with maturities of up to five years. We also offer transaction accounts, which include personal and commercial checking accounts, negotiable order of withdrawal (“NOW”) accounts, and insured money market accounts. Our savings and transaction accounts make up our core deposits, which provide us with a source of funds with a lower cost than time deposits. For this reason, we have increased our efforts in building core deposits through aggressive marketing and service efforts, branch expansion, and the offering of competitive products and rates sufficient to the Bank’s customer base.

Mortgage Loan Servicing

We may retain the right to service loans that we securitize or sell to investors or sponsoring agencies under mortgage-backed securities programs. We may also acquire mortgage servicing rights in the secondary market from time to time, although we have not for several years. We receive fees for servicing loans, which are collected from investors and generally expressed as a percentage of the unpaid principal balance. The fees received for mortgage servicing rights arising from the securitization and sale of loans to sponsoring agencies are either negotiated or set by the sponsoring agencies. The fees received for mortgage servicing rights arising from the securitization and sale of loans to independent third parties are negotiated with those parties.

At March 31, 2003, we were servicing $760 million in loans for others and had mortgage servicing rights with a carrying amount of $9.1 million.

In addition, at March 31, 2003, we serviced $3.1 billion of residential mortgage loans for our own portfolio.

Non-Interest Income

We earn non-interest income by providing our customers with a full range of fee-based and value-added financial services delivered with high-quality, personalized service. Through our retail branch network, we develop the customer relationships that allow us to cross-sell products and services, such as the annuities, mutual funds and insurance products sold through our insurance agency subsidiary in cooperation with a non-affiliated registered broker-dealer. Relationship banking gives us the chance to sell multiple products to each customer. As we continue to penetrate and enlarge our customer base, we anticipate that our fee opportunities will increase proportionately.

We also generate non-interest income from the sale and securitization of residential mortgage loans in the secondary market. The sale of loans and investments is a part of our asset/liability management process, which includes selling assets that are in excess of our portfolio needs.

For the fiscal year ended September 30, 2002, non-interest income increased by $2.6 million or 17% to $17.5 million compared to the fiscal year ended September 30, 2001. For the six months ended March 31, 2003, non interest income was $11.8 million.

Asset Quality

Federal regulations require us to review our assets on a regular basis and, if appropriate, to classify assets as “substandard,” “doubtful,” or “loss” depending on the likelihood of loss. Allowances for loan losses are required to be established for assets classified as substandard or doubtful. For assets classified as a loss, we must either establish specific allowances equal to the amount classified as a loss or charge off such amount. Assets that do not require classification as substandard but that possess credit deficiencies or potential weaknesses deserving our close attention are required to be designated as “special mention.” The deputy director of the appropriate OTS regional office may approve, disapprove or modify any classifications of assets and any allowance for loan losses established. Our Portfolio Management Committee reviews and classifies our assets and reports the results to the Board of Directors at each meeting.

Additionally, under standard banking practices, our asset quality is also measured by the level of non-performing loans in our portfolio and real estate acquired in foreclosure (“REO”). Non-performing loans consist of (i) non-accrual loans; (ii) loans that are more than 90 days contractually past due as to interest or principal but that are well-secured and (iii) loans that have been renegotiated to provide a deferral of interest or principal because of a deterioration in the financial condition of the borrower. We issue delinquency notices to borrowers when loans are 30 or more days past due, and place these loans on non-accrual status when more than 90 days past due. When a loan is placed on non-accrual status, we reverse all accrued and uncollected interest and also begin appropriate legal procedures to obtain repayment of the loan or otherwise satisfy the obligation.

As of September 30, 2002, we had $46.5 million in substandard assets of which $31.7 million are classified as non-performing assets. As of March 31, 2003, total substandard assets decreased by $0.5 million from September 30, 2002 to $46.5 million of which $42.5 million were classified as non-performing assets. Substandard assets consisted of the following:

	As of March 31, 2003	As of September 30, 2002
	(Dollars in thousands)
One-to-four family residential loans	$24,355	$22,856
Multi-family residential	152	156
Commercial real estate	11,467	14,052
Commercial business and consumer loans	5,814	7,017
REO	4,765	3,003

Total substandard assets	$46,553	$47,084

In addition, $25,000 of commercial business loans, $407,000 of consumer loans, and $470,000 of land loans for which reserves have been established were classified as of March 31, 2003.

At March 31, 2003, non-performing assets totaled $42.5 million as compared to $31.7 million, $31.6 million and $25.3 million at September 30, 2002, 2001 and 2000, respectively. Expressed as a percentage of total assets, non-performing assets as of March 31, 2003 stood at 0.64% as compared to 0.53% as of September 30, 2002, 0.60% as of September 30, 2001 and 0.55% as of September 30, 2000.

The following table sets forth information concerning our non-performing assets for the periods indicated:

	As of March 31,	As of September 30,
	2003	2002	2001	2000	1999	1998
	(Dollars in thousands)
Non-accrual loans(1)	$36,931	$27,664	$27,429	$19,751	$21,428	$15,999
Restructured loans(2)	311	315	1,034	1,283	962	1,137
Loans past due 90 days and still accruing	—	—	—	261	693	2,313

Total non-performing loans(3)	37,242	27,979	28,463	21,295	23,083	19,449
Non-accrual tax certificates	537	696	1,264	1,671	1,703	1,225
Real estate owned	4,765	3,003	1,832	2,286	3,548	1,974

Total non-performing assets	$42,544	$31,678	$31,559	$25,252	$28,334	$22,648

Allowance for losses on tax certificates	$606	$771	$934	$986	$1,168	$469
Allowance for loan losses	21,662	20,293	15,940	13,032	12,107	6,128

Total allowance	$22,268	$21,064	$16,874	$14,018	$13,275	$6,597

Non-performing assets as a percentage of total assets	0.64%	0.53%	0.60%	0.55%	0.69%	0.61%
Non-performing loans as a percentage of total loans(4)	0.91	0.70	0.76	0.58	0.70	0.64
Allowance for loan losses as a percentage of total loans(4)	0.53	0.51	0.42	0.35	0.36	0.20
Allowance for loan losses as a percentage of non-performing loans	58.17	72.53	56.00	61.20	52.45	31.51
Net charge-offs as a percentage of average total loans annualized year-to-date	0.06	0.12	0.11	0.11	0.06	0.02

(1)	Gross interest income that would have been recorded on non-accrual loans had they been current in accordance with original terms was $665,000 for the six months ended March 31, 2003 and $1.3 million for the year ended September 30, 2002. The amount of interest income on such non-accrual loans included in net income for the six months ended March 31, 2003 was approximately $350,000 and year ended September 30, 2002 was $700,000.
(2)	All restructured loans were accruing.
(3)	In addition, management had concerns as to the borrower’s ability to comply with present repayment terms on $22 million of accruing loans as of March 31, 2003 and $19 million of accruing loans as of September 30, 2002. We estimate that the loss on these loans, if any, will not be significant.
(4)	Based on balances prior to deductions for allowance for loan losses.

General Discussion

Our allowance for loan losses is established and maintained at levels we deem adequate to cover probable losses on loans based upon a periodic evaluation of current information of the risks inherent in our loan portfolio. When evaluating loan loss allowances, we review performing and non-performing loans separately. There are several elements that we evaluate to estimate the loan loss allowance for our loan portfolio. Our procedural discipline in determining the amounts of each element of the allowance for loan losses. The elements evaluated, and how they are applied to each portion of the portfolio, are as follows:

•	Estimated losses on various pools of non-performing loans and groups of non-performing loans. This element is evaluated for each of the portfolios of one-to-four family residential loans, multi-family residential loans and consumer loans due to their homogeneous nature and the fact that no single loan is individually significant in terms of its size and potential risk of loss. Therefore, we evaluate these loans as separate groups of loans. Economic factors, historical loan losses, current trends in delinquencies and charge-offs, peer group analysis, and other relevant factors are considered in order to determine the adequacy of the allowance for loan losses.

•	Losses based upon specific evaluations of known losses on individual loans. Non-performing commercial mortgage, construction, business, and land loans are reviewed individually to determine the appropriate allowance for loan loss based upon the same factors as those described above as well as plans for problem loan administration and resolution. Where possible, the estimated value of the property underlying commercial mortgage loans is arrived at through an appraisal. In instances where we have not taken possession of the property or do not otherwise have access to the premises and therefore cannot obtain an appraisal, a real estate broker’s opinion as to the value of the property is obtained. Construction loans, business loans, and land loans are evaluated individually based on a thorough examination of the current financial information of the borrower and an estimate of the value of the collateral, if any. If the carrying value of any of these loans is greater than the estimated net realizable value of the property or of the collateral securing these loans, a reserve is established for the difference. We evaluate different factors in establishing the necessary allowance amount including appraisals, site reviews and financial information and statements.

•	Losses based on facts and circumstances. Our entire loan portfolio is also evaluated in light of facts and circumstances such as general economic and political conditions and economic trends and other conditions in specific geographical areas. This procedure helps to minimize the risk related to the margin of imprecision inherent in the estimation of the allowance for loan losses. Due to the subjectivity involved in the determination of the unallocated portion of the allowance for loan losses, the relationship of the unallocated component to the total allowance for loan losses may fluctuate from period to period.

The identification of impaired loans is conducted in conjunction with the review of the adequacy of the allowance for loan losses. Loss allowances are established for specifically identified impaired loans based on the fair value of the underlying collateral in accordance with SFAS No. 114.

Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Adjustments to impairment losses resulting from changes in the fair value of an impaired loan’s collateral are included in the provision for loan losses. Upon disposition of an impaired loan, any related valuation allowance is removed from the allowance for loan losses. The allowance for loan losses is adjusted by additions charged to operations as a provision for loan losses and by loan recoveries, with actual losses charged as reductions to the allowance.

The following table sets forth information regarding our allowance for loan losses:

	As of and for the six months ended March 31, 2003	As of and for the years ended September 30
		2002	2001	2000	1999	1998
	(Dollars in thousands)
Allowance for loan losses, balance (at beginning of period)	$20,293	$15,940	$13,032	$12,107	$6,128	$3,693
Provisions for loan losses	2,550	9,200	7,100	4,645	7,939	1,700
Allowance from acquisitions	—	—	—	—	—	1,262
Loans charged off:
One-to-four family residential loans	(169)	(443)	(371)	(997)	(702)	(508)
Commercial real estate	—	(886)	—	—	(733)	—
Construction	—	0	—	—	(197)	—
Commercial business	(976)	(3,507)	(3,726)	(2,595)	(21)	(30)
Consumer	(77)	(308)	(160)	(267)	(395)	(61)

Total	(1,222)	(5,144)	(4,257)	(3,859)	(2,048)	(599)

Recoveries:
One-to-four family residential loans	—	5	5	74	49	33
Commercial real estate	—	71	—	8	1	—
Commercial business	27	205	46	53	—	30
Consumer	14	16	14	4	38	9

Total	41	297	65	139	88	72

Allowance for loan losses, balance (at end of period)	$21,662	$20,293	$15,940	$13,032	$12,107	$6,128

Historically, recoveries of charged off loans have been minimal since charged off loans have been primarily one-to-four family residential loans and typically the only substantial asset available to us is the real estate securing the loan, which is acquired through foreclosure and sold. We are not aware of any significant liability related to REO or loans that may be foreclosed.

The following table sets forth the allocation of the allowance for loan losses by loan category for the periods indicated:

	As of March 31,		As of September 30,
	2003		2002		2001
	Amount	% of Loans in Each Category to Total Loans Before Net Items	Amount	% of Loans in Each Category to Total Loans Before Net Items	Amount	% of Loans in Each Category to Total Loans Before Net Items
	(Dollars in thousands)
Balance at end of period applicable to:
One-to-four family residential mortgages	$4,489	84.0%	$4,096	84.5%	$3,616	85.3%
Multi-family residential.	415	1.0	281	0.6	270	0.5
Commercial real estate	4,888	4.8	3,834	4.6	3,131	4.2
Construction	1,532	3.7	1,007	2.5	1,377	3.1
Land	745	0.7	746	0.7	867	0.9
Commercial business	5,119	3.0	5,420	4.2	5,298	2.3
Consumer	2,171	2.8	2,094	2.6	1,351	3.5
Unallocated	2,303	N/A	2,815	N/A	30	N/A

Total allowances for loan losses	$21,662	100.0%	$20,293	100.0%	$15,940	100.0%

	As of and for the years ended September 30,
	2000		1999		1998
	Amount	% of Loans in Each Category to Total Loans Before Net Items	Amount	% of Loans in Each Category to Total Loans Before Net Items	Amount	% of Loans in Each Category to Total Loans Before Net Items
Balance at end of period applicable to:
One-to-four family residential mortgages	$4,045	87.8%	$4,200	91.1%	$1,917	92.4%
Multi-family residential	927	1.9	442	0.9	98	0.8
Commercial real estate	2,163	4.2	2,873	4.3	2,081	4.8
Construction	465	1.1	154	0.5	225	0.3
Land	1,166	0.9	1,171	0.7	265	0.2
Commercial business	2,435	1.8	1,798	1.5	307	0.5
Consumer	1,206	2.3	848	1.0	356	1.0
Unallocated	625	N/A	621	N/A	879	N/A

Total allowances for loan losses	$13,032	100.0%	$12,107	100.0%	$6,128	100.0%

We believe that the allowance for loan losses of $21.7 million at March 31, 2003 is adequate given the strength of our collateral position and the attention given to loan review and classifications. There can be no assurance that additional provisions for loan losses will not be required in future periods.

MANAGEMENT

The following sets forth information concerning our directors and executive officers:

Name	Age	Position
Alfred R. Camner	58	Chief Executive Officer and Chairman of the Board of Directors

Lawrence H. Blum	59	Vice Chairman of the Board of Directors

Ramiro A. Ortiz	52	President, Chief Operating Officer and Director

Humberto L. Lopez	43	Senior Executive Vice President, Chief Financial Officer

Michael J. Clutter	55	Senior Executive Vice President, Risk Management

Janette L. Davis	47	Senior Executive Vice President, Consumer Banking

John Kuczwanski	57	Senior Executive Vice President, Residential Lending

Vincent F. Post, Jr.	49	Senior Executive Vice President, Commercial Banking

Douglas B. Sawyer	46	Executive Vice President, Wealth Management

Robert Marsden	61	Executive Vice President, Operations

Roberta Kressel	48	Executive Vice President, Human Resources

Carlos R. Fernandez-Guzman	47	Executive Vice President, Marketing

Gary Laurash	47	Senior Vice President and Treasurer

Marc D. Jacobson	60	Director

Hardy C. Katz	61	Director

Edward L. Pinckney	39	Director

Allen M. Bernkrant	72	Director

Neil H. Messinger, M.D.	64	Director

Sharon A. Brown	58	Director

Alfred R. Camner has served as our Chairman of the Board and Chief Executive Officer since 1993, our President from 1993 to 1998 and from, 2001 to 2002, and our Chief Operating Officer from 2001 to 2002. He has also served as the Bank’s Chairman of the Board and Chief Executive Officer since 1984, President from 1984 to 1993, from 1994 to 1998, and from 2001 to 2002, and Chief Operating Officer from 2001 to 2002. He has been the Senior Managing Director of the law firm Camner, Lipsitz and Poller, P. A. and its predecessor since 1973. Mr. Camner was General Counsel to CSF Holdings, Inc. and its subsidiary, Citizens Federal Bank, from 1973 to 1996, when Citizens Federal Bank was sold to NationsBank, Inc. He was also a director and Executive Committee member of Loan America Financial Corporation from 1985 until its sale to Barnett Bank, N.A., in 1994.

Lawrence H. Blum has served as our Vice Chairman of the Board of Directors since 1993. He has also served as the Bank’s Vice Chairman of the Board since 1984, and its Secretary since 2002. Mr. Blum has also served as the Managing Director of Rachlin, Cohen & Holtz, certified public accountants, since 1993 and has been a partner there since 1974.

Ramiro A. Ortiz has served as a director and our President and Chief Operating Officer since August 2002. He has also served as a director of the Bank and as its President and Chief Operating Officer during that time. He previously served as the Chairman and President from 1996 to August 2002, Chief Executive Officer from January 2002 to August 2002, and Executive Vice President of Community Banking from 1987 to 1996, of SunTrust Bank, Miami. He was also the Chairman of the Greater Miami Chamber of Commerce from 2001 to 2002 and the Campaign Co-Chair of the United Way of Dade County in 1999.

Humberto L. Lopez has served as our Senior Executive Vice President from 2001, and our Executive Vice President of Finance from 1999 to 2001. He has also served as our Chief Financial Officer and the Bank’s Chief Financial Officer since 1999. He was previously a Director from 1998 to 1999 at PricewaterhouseCoopers LLP. Mr. Lopez also served as the Chief Financial Officer from 1997 to 1998, and the Regional Financial Officer from 1993 to 1996, of Barnett Bank, South Florida and its successor by merger, NationsBank, Inc. in south Florida.

Michael J. Clutter has been the Bank’s Senior Executive Vice President since 2001, and an Executive Vice President from 1999-2001, of Credit Policy. He also served as a Senior Vice President, Credit Administration of Barnett Bank, Broward County and its successor by merger, NationsBank, Inc., in south Florida from 1984 to 1999.

Janette L. Davis has served as a Senior Executive Vice President from 2001, and an Executive Vice President from 1999 to 2001, of Retail Banking for the Bank. Ms. Davis also served as the Senior Vice President/Region Executive from 1998 to 1999, the Group Senior Vice President, Market Executive, from 1996 to 1998, and a Vice President, Office Manager, from 1992 to 1996, of Barnett Bank, South Florida and its successor by merger, NationsBank, Inc. in south Florida.

John Kuczwanski has served as the Senior Executive Vice President of Residential Lending of the Bank since May 2002. He previously served as the Managing Director of Sierra Grove Associates from 1995 to 2002 and was the President of Loan America Financial Corporation from 1985 to 1995. Mr. Kuczwanski was the Executive Vice President of Citizens Federal Bank from 1982 to 1985.

Vincent F. Post, Jr. has served as the Senior Executive Vice President since 2001, and the Executive Vice President from 1998 to 2001, of Commercial Banking, for the Bank. He previously served as the Executive Vice President from 1996 to 1998, and the Group Senior Vice President from 1994 to 1996, of Barnett Bank, South Florida and its successor by merger, NationsBank, Inc. in south Florida.

Douglas B. Sawyer has served as the Executive Vice President of Wealth Management for the Bank since February 2003. He previously served as the Executive Vice President of Retail from 2002 to 2003, Private Client Services from 2000 to 2002, and as a Senior Vice President, from 1997 to 2000, for SunTrust Bank, Miami.

Robert Marsden has served as the Executive Vice President of Operations for the Bank since 2002. He also served as the Executive Vice President of Operations from 1998 to 2002, of SunTrust Bank, Miami and was an Account Manager from 1995 to 1998, at The SCA Group.

Roberta Kressel has served as the Executive Vice President of Human Resources for the Bank since January 2003. She was previously the Vice President of Human Resources from 2001 to 2002, at Kemper Insurance. Ms. Kressel also served as a Senior Vice President and a Human Resources Relationship Manager from 2000 to 2001, and a Human Resources Manager from 1998 to 2000, at SunTrust Bank, South Florida and SunTrust Bank, Miami, respectively.

Carlos R. Fernandez-Guzman has served as the Executive Vice President of Marketing for the Bank since February 2003. He previously served as the Executive Vice President, Chief Operating Officer and Director from 1999 to 2003, of XTec, Incorporated. Mr. Fernandez-Guzman was also the President, Chief Operating Officer and Director from 1995 to 1999 at CTI, and the Executive Vice President of Market Development, from 1992 to 1995, at American Savings of Florida.

Gary Laurash has served as our Senior Vice President and Treasurer since January 2003 and for the Bank since November 2000. Mr. Laurash previously served as the First Vice President of MBNA America from 1998 to 2000 and as the First Vice President/Administration Director of MBNA Marketing Systems, Inc. from 1996 to 1998.

Marc D. Jacobson has served as a director since 1993, and Secretary from 1993 to 1997. He has also served as a director of the Bank since 1984, and its Secretary, from 1985 to 1996. Mr. Jacobson has been the Senior Vice President of Head-Beckham AmerInsurance Agency, Inc., and its predecessor, Head-Beckham Insurance Agency, Inc. since 1990.

Hardy C. Katz has served as one of our directors and a director of the Bank since March 2002. He has been the Vice President of Finance for both Communications and Show Management, Inc., a trade show and management company, and Industry Publishers, Inc., a publishing company, since 1972.

Edward L. Pinckney has served as one of our directors and a director of the Bank since May 2002. He has also been a Television and Radio Broadcaster and Commentator for ESPN and the Miami Heat since 1997. Mr. Pinckney also serves as the Manager and Coach of the Miami Pro Summer League, L.C., which he established in 2000, and was a professional basketball player from 1985 to 1997. Mr. Pinckney has been a private investor in Miami, Florida since 1998.

Allen M. Bernkrant has served as one of our directors and a director of the Bank since 1993, and BankUnited, since 1985. He has been a private investor in Miami, Florida since 1990.

Neil H. Messinger, M.D has served as one of our directors and a director of the Bank since 1996. He is a Radiologist and has served as the President of Radiological Associates, Professional Association since 1986. Dr. Messinger has also been the Chairman of Imaging Services of Baptist Hospital since 1986.

Sharon A. Brown has served as one of our directors and a director of the Bank since January 2003. She has been the Director of Alumni and External Affairs, since 2002, and Assistant Dean for Administration and Development from 1992 to 2001 of the University of Miami School of Business Administration. Ms. Brown was a Partner from 1979 to 1992 at Coopers and Lybrand, where her clients included financial institutions, nonprofit organizations and major organizations in government and education. She is a member of the Audit Committee of the School Board of Miami-Dade County, and served on the five-member citizen board appointed in 1998 to oversee the financial recovery of the City of Miami. She has also served as a Director of the United Way of Miami-Dade County since 1988, and on the University of Miami’s Communications Council since 2000. She is a member of the American Institute of Certified Public Accountants and of the Florida Institute of Certified Public Accountants, (FICPA) of which she served as President in 1989 and as a member of the Board of Governors from 1978 to 1995 and of the Executive Committee from 1980 to 1986. The Florida House of Representatives has recognized Ms. Brown for her service as President of the FICPA and for having devoted most of her professional career to improving the quality and integrity of local government audits.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary of certain terms and provisions of our capital stock, which is qualified in its entirety by reference to our Articles of Incorporation and to the Statements of Designation setting forth the resolutions establishing the rights and preferences of our stock. Copies of the Articles of Incorporation and Statements of Designation have been incorporated by reference into the registration statement of which this prospectus forms a part.

Under our Articles of Incorporation, the authorized but unissued and unreserved shares of our capital stock are available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions or private or public offerings. Except as may otherwise be required, stockholder approval will not be required for the issuance of those shares.

The following table sets forth all classes of stock currently outstanding, and stock options held, as of April 24, 2003, as well as the amount of our Class A Common Stock that would be outstanding upon exercise or conversion of all outstanding options and convertible securities:

	Shares and Options Outstanding	Class A Common Stock upon Conversion of all Outstanding Options and Convertible Securities
Class A Common Stock(1)	25,079,815	25,079,815
Class B Common Stock(2)	559,822	559,822
Series B Preferred Stock(2)	724,007	1,083,042
Stock Options
Class A Common Stock	2,130,912	2,130,912
Class B Common Stock	747,000	747,000
Series B Preferred Stock	496,479	742,683

Total		30,343,274

(1)	Does not include shares from this offering.
(2)	Includes shares held in rabbi trust.

Class A Common Stock

Our Articles of Incorporation authorize the issuance, in series, of up to 60 million shares of Class A Common Stock and permit our Board of Directors to establish the rights and preferences of each series of Class A Common Stock. Our Board of Directors has allocated 40 million shares to the Series I Class A Common Stock par value $.01 per share, the only series of Class A Common Stock outstanding. As of April 24, 2003, 25,412,815 shares of Class A Common Stock were issued and 25,079,815 shares were outstanding and 5,263,459 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of other classes of stock, as described below.

Dividends.    The holders of our Class A Common Stock are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefor, which may be declared solely on the Class A Common Stock or for not less than 110% of the amount per share of any dividend declared on the Class B Common Stock. The payment of dividends by us will depend on our net income, financial condition, regulatory requirements and other factors deemed relevant by our Board of Directors. We do not currently pay dividends on our Class A Common Stock. See “Risk Factors” for a discussion of certain factors relating to our ability to pay dividends.

Voting Rights.    Each share of Class A Common Stock entitles the holder thereof to one-tenth vote on all matters upon which stockholders have the right to vote. The Class A Common Stock does not have cumulative voting rights in the election of directors.

Liquidation.    In the event of our liquidation, dissolution or winding up, the holders of shares of Class A Common Stock are entitled to share equally with the holders of shares of Class B Common Stock, after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our Preferred Stock, in our remaining assets.

No Preemptive Rights; Redemption; Assessability.    Holders of shares of Class A Common Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The Class A Common Stock is not subject to call or redemption and, as to shares of Class A Common Stock currently outstanding, are fully paid and non-assessable. When the shares of Class A Common Stock offered hereby are issued upon payment of the purchase price therefor, such shares will be fully paid and non-assessable.

Class B Common Stock

Our Articles of Incorporation authorize the issuance of up to 3,000,000 shares of Class B Common Stock, all of which have the rights and preferences described below. Our Class B Common Stock is held by our directors, executive officers and a few other persons. As of April 24, 2003, 580,262 shares of Class B Common Stock were issued and 536,562 shares were outstanding and 2,299,724 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of unrestricted Series B Preferred Stock, as described below.

Dividends.    The holders of Class B Common Stock are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefor. The payment of dividends on the Class B Common Stock is subject to the right of the holders of the Class A Common Stock to receive a dividend per share of 110% of the amount per share of any dividend declared on the Class B Common Stock.

Voting Rights.    Each share of Class B Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. The Class B Common Stock does not have cumulative voting rights in the election of directors.

Convertibility.    Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock, subject to adjustment upon the occurrence of certain events.

Liquidation.    In the event of our liquidation, dissolution or winding up, the holders of shares of Class B Common Stock are entitled to share equally with the holders of shares of Class A Common Stock in our remaining assets after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our Preferred Stock.

No Preemptive Rights; Redemption, Assessability.    Holders of shares of Class B Common Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The Class B Common Stock is not subject to call or redemption and is fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation authorize the issuance, in series, of up to 10,000,000 shares of Preferred Stock and permits our Board of Directors to establish the rights and preferences of each of such series and to increase the number of shares in any of the series. As of April 24, 2003, 724,007 shares of Series B Preferred Stock were issued and 496,479 shares were reserved for issuance under our stock option and stock bonus plans.

The shares of Series B Preferred Stock are held by our directors, executive officers and a few other persons.

Dividends.    The quarterly dividend per share requirement of Series B Preferred Stock outstanding as of March 31, 2003 is $79,000 and our total annual dividend requirement for all of our Series B Preferred Stock outstanding as of March 31, 2003 is $316,000. See note 15 to our audited consolidated financial statements included elsewhere in this prospectus.

Voting Rights.    Each share of our Series B Preferred Stock is entitled to two and one-half votes per share on all matters submitted to the vote of stockholders. The Series B Preferred Stock does not have cumulative voting rights in the election of directors.

The Series B Preferred Stock is permitted to elect two directors for the Board if we fail to declare and pay dividends for six dividend periods, whether or not those periods are consecutive. The right to elect directors would be revoked once we pay dividends in four consecutive periods.

Conversion Rights.    Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock, subject to adjustment on the occurrence of certain events.

Liquidation.     In the event of any liquidation, dissolution or winding-up, the holders of the Series B Preferred Stock will be entitled to a preference on liquidation of $7.375 per share, if the liquidation is involuntary, prior to any distribution of any assets to the holders of any class of common stock. Such holders shall be entitled to receive the redemption price per share applicable to such stock at the time of liquidation if the liquidation is voluntary.

Redemption.    Unless earlier redemption is approved by the holders of at least 50% of the outstanding shares of the Series B Preferred Stock, the Series B Preferred Stock is redeemable after September 30, 2007 at a redemption price of $7.375 per share.

Rank.    The Series B Preferred Stock ranks senior to the Class A Common Stock and Class B Common Stock as to dividend rights, rights upon our liquidation, dissolution or winding up, and redemption rights.

No Preemptive Rights; Assessability.    Holders of our Preferred Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The outstanding Preferred Stock is fully paid and non-assessable.

Other Rights

The shares of Class A Common Stock do not have any preference, voting powers or relative, participating, option or other special rights, except as set forth above and in our Articles of Incorporation or as otherwise required by law.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Certain Anti-takeover Provisions

Certain provisions of our Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. Our Board of Directors believe that the provisions of our Articles of Incorporation and Bylaws described below are prudent and in our best interests and in the best interests of our stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, our Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. We are not aware of any current effort to effect a change in control.

In addition, we have opted not to be governed by the affiliated transactions and control-share acquisition sections of the Florida Business Corporation Act. Florida’s control share acquisition statute provides that shares of issuing public corporations that are acquired in a control share acquisition generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all of the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% but not less than 33 1/3%; (ii) 33 1/3%, but not less than or equal to 50%; or (iii) more than 50% of such votes. Interested shares are shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power to elect directors: (i) an acquiring person or member of a group with respect to a control share acquisition, (ii) any officer of the issuing public corporation, or (iii) any employee of the issuing public corporation who is also a director of the corporation. The Florida control share acquisition statute does not, however, apply to an acquisition of shares of an issuing public corporation if such acquisition has been approved by the Board of Directors prior to the acquisition.

Directors.    Our Board of Directors is divided into three classes of directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Our Bylaws currently provide that our Board of Directors shall consist of not less than 5 nor more than 12 members.

Under Florida law, a director elected by our stockholders may be removed without cause by a vote of the stockholders. In addition, our Bylaws require minimum attendance standards at regular meetings of the Board of Directors as a continuing qualification for membership on the Board. Failure to fulfill this requirement constitutes automatic resignation from the Board.

Cumulative Voting.    Stockholders may not cumulate their votes in the election of directors.

Capital Structure.    Our Board of Directors may authorize for issuance various series of Class A Common Stock and Preferred Stock with different voting rights. Our Board of Directors is authorized to establish the rights and preferences of such stock and issue such shares, subject to stockholder approval in certain circumstances.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

The following summary describes the material United States federal income and estate tax consequences of the ownership of Class A Common Stock by a Non-United States Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-United States Holders in light of their personal circumstances. Special rules may apply to certain Non-United States Holders, such as United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid United States federal income tax, and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). Such Non-United States Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Class A Common Stock should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds the Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding the Class A Common Stock should consult their tax advisors.

As used herein, a “United States Holder” of Class A Common Stock means a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (X) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “Non-United States Holder” is a holder that is not a United States Holder.

Dividends

Dividends paid to a Non-United States Holder of Class A Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-United States Holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) and certify under penalty of perjury, that such holder is not a United States person or (b) if the Class A Common Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-United States Holders that are entities rather than individuals.

A Non-United States Holder of Class A Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-United States Holder, (ii) in the case of a Non-United States Holder who is an individual and holds the Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual Non-United States Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-United States Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If we are or become a United States real property holding corporation, so long as the Class A Common Stock continues to be regularly traded on an established securities market, only a Non-United States Holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of the Class A Common Stock will be subject to United States federal income tax on the disposition of the Class A Common Stock.

Federal Estate Tax

Class A Common Stock held by an individual Non-United States Holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-United States Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.

A Non-United States Holder will be subject to backup withholding unless applicable certification requirements are met.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of Class A Common Stock within the United States or conducted through United States-related financial intermediaries unless the beneficial owner certifies under penalty of perjury that it is a Non-United States Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions of an Underwriting Agreement, dated             , 2003, the underwriters named below, acting through their representatives, Bear, Stearns & Co. Inc., Raymond James & Associates, Inc., Keefe, Bruyette & Woods, Inc. and Morgan Keegan, & Co., Inc. have severally agreed with us, subject to the terms and conditions of the Underwriting Agreement, to purchase from us the number of shares of Class A Common Stock set forth below opposite their respective names.

Underwriters	Number of Shares
Bear, Stearns & Co. Inc.
Raymond James & Associates, Inc.
Keefe, Bruyette & Woods, Inc.
Morgan Keegan & Co., Inc.

Total	3,000,000

The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of Class A Common Stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The underwriters are obligated to purchase and accept delivery of all the shares of Class A Common Stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

The representatives have advised us that the underwriters propose to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession of not in excess of $             per share, of which $             may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of Class A Common Stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We have granted to the underwriters an option, exercisable within 30 days after the date of the prospectus, to purchase from time to time up to an aggregate of 450,000 shares of Class A Common Stock to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions. If the underwriters exercise their over-allotment option to purchase any of the additional 450,000 shares, each underwriter, subject to certain conditions, will become obligated to purchase its pro-rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the preceding table. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of Class A Common Stock offered in this offering.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

Total
	Per Share	With Over-Allotment	Without Over-Allotment
Public offering price
Underwriting discounts and commissions payable by us
Proceeds, before expenses, to us

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Certain of our executive officers and directors will agree, subject to specified exceptions, not to:

•	offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Class A Common Stock or any options or warrants to purchase any shares of Class A Common Stock or any securities convertible into or exchangeable for shares of Class A Common Stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Class A Common Stock (regardless of whether any of these transactions are to be settled by the delivery of shares of Class A Common Stock or such other securities in cash or otherwise)

for a period of 90 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc. However, Bear, Stearns & Co. Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90 day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, subject to certain exceptions, during the lock-up period we will not, without the prior written consent of Bear, Stearns & Co. Inc., issue, sell, contract to sell, or otherwise dispose of any shares of Class A Common Stock, any options or warrants to purchase any shares of Class A Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Class A Common Stock other than our sale of shares in this offering, the issuance of our shares of Class A Common Stock upon the exercise of outstanding options or warrants, and the issuance of options or shares of Class A Common Stock under existing stock option and incentive plans. The underwriters have agreed to waive obligations under the lock-up agreement for Earline Ford pursuant to a pre-existing agreement under which Alfred Camner may elect to purchase up to 310,500 shares of Class B Common Stock from Earline Ford if Mrs. Ford exercises options to acquire such shares in the future and sells such shares to Mr. Camner. Such shares, if purchased by Mr. Camner, will be subject to Mr. Camner’s lock-up agreement.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of Class A Common Stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Our shares of Class A Common Stock are traded on the Nasdaq National Market under the symbol “BKUNA.”

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained on any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

The representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of Class A Common Stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of Class A Common Stock. A “syndicate covering transaction” is the bid for or purchase of shares of Class A Common Stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A “penalty bid” is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the shares originally sold by such underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

In addition, in connection with this offering, some of the underwriters may engage in passive market making transactions in common stock on the Nasdaq National Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids in the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the Class A Common Stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the Class A Common Stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Bear, Stearns & Co. Inc., Raymond James & Associates, Inc., Keefe, Bruyette & Woods, Inc. and Morgan Keegan & Co., Inc. and such other representatives from time to time perform investment banking and other financial services for us and our affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

LEGAL MATTERS

The validity of the Class A Common Stock will be passed upon for BankUnited by Camner, Lipsitz & Poller, P.A., Coral Gables, Florida. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York, who as to matters of Florida law will rely on the opinion of Camner, Lipsitz & Poller, P.A.

Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the senior managing director and a stockholder of Camner, Lipsitz & Poller, P.A. As of April 14, 2003, directors and employees of Camner, Lipsitz & Poller, P.A. directly and indirectly beneficially owned in the aggregate approximately 416,748 shares of Class A Common Stock, 927,011 shares of Class B Common Stock and 1,110,202 shares of Series B Preferred Stock (including shares that may be acquired by the exercise of options, but not including shares received upon the conversion of other classes of stock).

EXPERTS

The financial statements as of September 30, 2002 and 2001 and for the years ended September 30, 2002, 2001 and 2000 included in this prospectus and in this registration statement, have been so included in reliance, on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act relating to the Class A Common Stock being offered by this prospectus. This prospectus is a part of the Registration Statement, but the registration statement also contains additional information and exhibits.

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other reports with the SEC. You can read and copy the registration statement and the reports that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.

Our filings with the SEC are also available from its website at http://www.sec.gov. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s public reference rooms. Our Class A Common Stock is listed on the Nasdaq National Market and our reports can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, N.W., Washington, DC 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

1.	Our Annual Report on Form 10-K for the year ended September 30, 2002;

2.	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002; and

3.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits) call or write us at the following address: BankUnited Financial Corporation, Attn: Andrew Skobinsky, 255 Alhambra Circle, Coral Gables, 33134, (305) 569-2000.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

BankUnited Financial Corporation

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of BankUnited Financial Corporation and its subsidiaries at September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Miami, Florida

October 28, 2002

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2002	2001
	(Dollars in thousands, except per share data)
Assets:
Cash	$48,609	$45,113
Federal Home Loan Bank overnight deposits	419,946	246,902
Federal funds sold and securities purchased under agreements to resell	3,735	2,738
Investments available for sale, at fair value	171,585	68,719
Investments held to maturity (fair value of approximately $66,495 at September 30, 2001)	—	66,417
Mortgage-backed securities available for sale, at fair value	1,136,634	637,749
Mortgage-backed securities, held to maturity (fair value of approximately $203,864 at September 30,2001; there were no Mortgage Backed Securities in this category at September 30, 2002)	—	194,979
Mortgage loans held for sale (fair value of approximately $284,239 and $253,490 at September 30, 2002 and 2001, respectively)	278,759	250,041

Loans held for investment	3,703,209	3,492,906
Add: Unearned discounts, premiums and deferred fees, net	30,449	22,642
Less: Allowance for loan losses	(20,293)	(15,940)

Loans held for investment, net	3,713,365	3,499,608

Other earning assets	90,724	75,625
Office properties and equipment, net	17,744	16,054
Real estate owned	3,003	1,832
Accrued interest receivable	28,861	30,157
Mortgage servicing rights	6,746	5,837
Goodwill	28,353	28,353
Securities sold pending settlement	—	25,469
Bank owned life insurance	53,180	20,516
Prepaid expenses and other assets	27,304	22,086

Total assets	$6,028,548	$5,238,195

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$2,976,171	$2,653,145
Securities sold under agreements to repurchase	355,042	283,116
Advances from Federal Home Loan Bank	1,806,089	1,509,721
Senior notes	200,000	200,000
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of BankUnited	253,761	203,592
Interest payable (primarily on deposits and advances from Federal Home Loan Bank)	13,938	14,265
Advance payments by borrowers for taxes and insurance	40,593	31,999
Securities purchased pending settlement	—	15,178
Accrued expenses and other liabilities	37,805	26,733

Total liabilities	5,683,399	4,937,749

Commitments and Contingencies (See notes (7) & (18))

Stockholders’ Equity:
Preferred stock, Series B, $0.01 par value. Authorized shares-10,000,000. Issued shares—574,007 and 355,821 at September 30, 2002 and 2001, respectively. Outstanding shares—547,287 and 355,821 at September 30, 2002 and 2001, respectively	6	4
Class A Common Stock, $0.01 par value. Authorized shares—60,000,000 at September 30, 2002 and 30,000,000 at September 30, 2001. Issued shares—25,008,515 and 24,871,219 at September 30, 2002 and 2001, respectively. Outstanding shares—24,675,515 and 24,538,219 at September 30, 2002 and 2001, respectively	250	249
Class B Common Stock, $0.01 par value. Authorized shares—3,000,000. Issued and outstanding shares—536,562 and 505,669 at September 30, 2002 and 2001, respectively	5	5
Additional paid-in capital	253,511	249,788
Retained earnings	77,566	47,502
Treasury stock, 333,000 shares of class A Common Stock at September 30, 2002, and 2001	(2,794)	(2,794)
Treasury stock, 26,720 shares of Series B Preferred at September 30, 2002	(528)	—
Deferred compensation	528	—
Accumulated other comprehensive income	16,605	5,692

Total stockholders’ equity	345,149	300,446

Total liabilities and stockholders’ equity	$6,028,548	$5,238,195

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars and shares in thousands, except earnings per share)
Interest income:
Interest and fees on loans	$254,035	$273,174	$260,690
Interest on mortgage-backed securities	61,685	38,473	24,866
Interest on short-term investments	617	1,699	3,229
Interest and dividends on long-term investments and other interest-earning assets	11,520	10,731	6,530

Total interest income	327,857	324,077	295,315

Interest expense:
Interest on deposits	105,212	143,134	126,629
Interest on borrowings	92,575	83,730	71,618
Preferred dividends of subsidiary trust	19,384	19,929	20,899

Total interest expense	217,171	246,793	219,146

Net interest income before provision for loan losses	110,686	77,284	76,169
Provision for loan losses	9,200	7,100	4,645

Net interest income after provision for loan losses	101,486	70,184	71,524

Non-interest income:
Service fees on loans	1,034	2,947	1,560
Service fees on deposits	3,348	2,803	2,193
Service fees other	1,003	745	542
Net gain on sale of investments and mortgage-backed securities	1,557	1,837	—
Net gain on sale of loans and other assets	3,850	1,383	71
Insurance and investment services income	3,929	3,169	1,597
Other	3,062	708	112

Total non-interest income	17,783	13,592	6,075

Non-interest expenses:
Employee compensation and benefits	30,501	22,629	19,819
Occupancy and equipment	11,166	9,046	8,332
Advertising and promotion expense	5,767	2,356	3,289
Professional fees-legal and accounting	5,342	3,267	3,193
Telecommunications and data processing	4,427	3,388	3,025
Loan servicing expense	2,963	4,623	5,699
Insurance	1,089	1,000	1,221
Amortization of goodwill	—	1,554	1,565
Other operating expenses	10,308	6,534	6,381

Total non-interest expenses	71,563	54,397	52,524

Income before income taxes and extraordinary item	47,706	29,379	25,075
Provision for income taxes	17,201	11,106	10,247

Income before extraordinary item	30,505	18,273	14,828
Extraordinary item (net of tax (benefit) expense of $(115), $514 and $586 for the years ended 2002, 2001 and 2002, respectively)	(184)	823	936

Net income	30,321	19,096	15,764

Earnings Per Share:
Basic:
Net income available to common stock before extraordinary item	$1.20	$0.87	$0.77
Extraordinary item (net of tax)	—	0.04	0.05

Net income available to common stock	$1.20	$0.91	$0.82

Diluted:
Net income available to common stock before extraordinary item	$1.13	$0.83	$0.76
Extraordinary item (net of tax)	(0.01)	0.04	0.05

Net income available to common stock	$1.12	$0.87	$0.81

Weighted average number of common shares outstanding:
Basic	25,142	20,228	18,220
Diluted	27,073	21,354	18,780

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	For the Years Ended September 30, 2002, 2001 and 2000
			Class A		Class B
	Preferred Stock		Common Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
	(Dollars in thousands)
Balance at September 30, 1999	992,938	$10	17,866,430	$180	458,467	$5
Comprehensive income:
Net income for the year ended September 30, 2000	—	—	—	—	—	—
Payment of dividends on preferred stock	—	—	—	—	—	—
Other comprehensive loss, net of tax	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—
Dividend on Series B Preferred paid in Class A Common	—	—	4,244	—	—	—
Conversion of Class B to Class A Common Stock	—	—	20,205	—	(20,205)	—
Purchase of Class A Common Stock	—	—	(150,000)	—	—	—
Purchase of Preferred Stock	(1,000)	—	—	—	—	—
Stock options and other awards	—	—	19,696	—	8,000	—

Balance at September 30, 2000	991,938	10	17,760,575	180	446,262	5

Comprehensive income:
Net income for the year ended September 30, 2001	—	—	—	—	—	—
Payment of dividends on preferred stock	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—
Stock Offering-Class A Common Stock	—	—	6,555,000	66	—	—
Conversion of Class B to Class A Common Stock	—	—	238	—	(238)	—
Redemption of preferred stock	(696,117)	(7)	—	—	—	—
Stock options and other awards	60,000	1	222,406	3	59,645	—

Balance at September 30, 2001	355,821	4	24,538,219	249	505,669	5

Comprehensive income:
Net income for the year ended September 30, 2002	—	—	—	—	—	—
Payments of dividends on preferred stock
Other comprehensive income, net of tax	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—
Deferred compensation obligation	26,720	—	—	—	—	—
Issuance of stock	191,466	2	43,552	—	—	—
Purchase of Series B Preferred Stock	(26,720)	—	—	—	—	—
Conversion of Class B to Class A Common Stock	—	—	5,475	—	(5,475)	—
Stock options and other awards	—	—	274,551	3	36,368	—
Forfeited restricted stock and other awards	—	—	(186,282)	(2)	—	—

Balance at September 30, 2002	547,287	$6	24,675,515	$250	536,562	$5

(Continued on next page)

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

	For the Years ended September 30, 2002, 2001, and 2000
	Paid-in Capital	Retained Earnings	Treasury Stock	Treasury Stock Series B Preferred	Deferred Compensation Obligation	Accumulated Other Comprehensive Income (Loss) Net of Tax	Total Stockholders’ Equity
	(Dollars in thousands)
Balance at September 30, 1999	$181,335	$14,081	$(1,684)	—	—	$(3,790)	$190,137
Comprehensive income:
Net income for the year ended September 30, 2000	—	15,764	—	—	—	—	15,764
Payment of dividends on the preferred stock	—	(790)	—	—	—	—	(790)
Other comprehensive loss, net of tax	—	—	—	—	—	(1,764)	(1,764)

Total comprehensive income							13,210
Dividend on B Preferred paid in Class A Common	33	—	—	—	—	—	33
Conversion of Class B to Class A Common Stock	—	—	—	—	—	—	—
Purchase of Class A Common Stock	—	—	(1,110)	—	—	—	(1,110)
Purchase of preferred stock	—	—	(7)			—	(7)
Stock options and other awards	324	—	—	—	—	—	324

Balance at September 30, 2000	181,692	29,055	(2,801)	—	—	(5,554)	202,587

Comprehensive income:
Net income for the year ended September 30, 2001	—	19,096	—	—	—	—	19,096
Payment of dividends on the preferred stock	—	(649)	—	—	—	—	(649)
Other comprehensive income, net of tax	—	—	—	—	—	11,246	11,246

Total comprehensive income							29,693
Stock Offering-Class A Common Stock	73,568	—	—	—	—	—	73,634
Conversion of Class B to Class A Common Stock	—	—	—	—	—	—
Redemption of preferred stock	(6,961)	—	7			—	(6,961)
Stock options and other awards	1,489	—	—	—	—	—	1,493

Balance at September 30, 2001	249,788	47,502	(2,794)	—	—	5,692	300,446

Comprehensive Income:
Net income for the year ended September 30, 2002	—	30,321	—	—	—	—	30,321
Payments of dividends on preferred stock	—	(257)	—	—	—	—	(257)
Other comprehensive income, net of tax	—	—	—	—	—	10,913	10,913

Total comprehensive income							40,977
Deferred compensation obligation	—	—	—	—	528	—	528
Issuance of stock	1,135	—	—	—	—	—	1,137
Purchase of Series B Preferred Stock	—	—	—	(528)	—	—	(528)
Conversion of Class B to Class A Common Stock	—	—	—	—	—	—	—
Stock options and other awards	2,588	—	—	—	—	—	2,591
Forfeited restricted stock and other awards	—	—	—	—	—	—	(2)

Balance at September 30, 2002	$253,511	$77,566	$(2,794)	$(528)	$528	$16,605	$345,149

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

For the Years Ended September 30, 2002, 2001 and 2000

The following table presents additional information concerning BankUnited’s other comprehensive income (loss):

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities available for sale arising during the period, net of tax expense (benefit)of $4,609, $6,889 and, $(1,185) for 2002, 2001 and 2000, respectively	$7,362	$11,004	$(1,893)
Unrealized gains on securities transferred from held to maturity to available for sale, net of tax of $1,355 for 2002	2,165	—	—
Unrealized losses on cash flow hedges, net of tax benefit of $271 for 2002.	(433)	—	—
Less reclassification adjustment for:
Amortization of unrealized losses on transferred securities, net of tax expense of $515, $86 and $80 for 2002, 2001 and 2000, respectively	823	138	129
Realized gains on securities sold included in net income, net of tax expense of $1,124 and $64 for 2002 and 2001, respectively	996	104	—

Total other comprehensive income (loss), net of tax	$10,913	$11,246	$(1,764)

See accompanying notes to consolidated financial statements.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$30,321	$19,096	$15,764
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan losses	9,200	7,100	4,645
Depreciation and amortization	3,474	3,080	3,026
Adjustments to the carrying value of real estate owned	1,422	396	966
Amortization of fees, discounts and premiums, net	15,839	5,820	3,649
Amortization of mortgage servicing rights	4,130	1,675	1,593
Amortization of goodwill	—	1,554	1,565
Amortization of restricted stock and other awards	490	316	316
Amortization of unrealized losses on transferred mortgage-backed securities	1,338	224	209
Amortization of issuance cost of Senior Notes	532	533	629
Increase in bank owned life insurance cash surrender value	(2,664)	(516)	—
Net gain on sale of investments and mortgage-backed securities available for sale	(1,557)	(1,837)	—
Net gain on sale of loans and other assets	(3,850)	(1,383)	(71)
Net gain on sale of real estate owned	(593)	(332)	(647)
Extraordinary loss (gain) on repurchase of trust preferred securities	299	(1,337)	(1,522)
Loans originated for sale	(438,356)	(33,491)	(9,287)
Proceeds from sale of loans	92,216	36,514	10,210
Decrease (increase) in accrued interest receivable	1,296	(3,509)	(1,880)
(Decrease) increase in interest payable on deposits and FHLB advances	(327)	2,224	1,836
(Decrease) increase in accrued taxes	(2,406)	(1,868)	3,480
Increase (decrease) in other liabilities	6,924	(7,672)	(5,440)
Increase in deferred compensation obligation	528	—	—
(Increase) decrease in prepaid expenses and other assets	(3,161)	5,674	(4,300)
Other, net	(5,039)	(1,204)	(188)

Net cash (used in) provided by operating activities	(289,944)	31,057	24,553

Cash flows from investing activities:
Net increase in loans	(252,649)	(297,065)	(385,007)
Purchase of investment securities held to maturity	—	(66,227)	—
Purchase of investment securities available for sale	(55,147)	(49,263)	(1,000)
Purchase of mortgage-backed securities held to maturity	—	(50,320)	(49,824)
Purchase of mortgage-backed securities available for sale	(765,992)	(658,406)	(8,883)
Purchase of other earning assets	(87,749)	(84,949)	(50,399)
Purchase of office properties and equipment	(5,410)	(3,072)	(3,418)
Purchase of bank owned life insurance	(30,000)	(20,000)	—
Proceeds from repayments of investment securities held to maturity	—	5,000	—
Proceeds from repayments of investment securities available for sale	15,105	350	2,250
Proceeds from repayments of mortgage-backed securities held to maturity	87,390	78,374	30,510
Proceeds from repayments of mortgage-backed securities available for sale	390,947	65,116	31,999
Proceeds from repayments of other earning assets	72,650	72,000	42,650
Proceeds from sale of investment securities available for sale	7,230	—	—
Proceeds from sale of mortgage-backed securities held to maturity	52,326	21	—
Proceeds from sale of mortgage-backed securities available for sale	281,966	282,960	—
Proceeds from sale of real estate owned	7,610	2,994	8,398
Net decrease in tax certificates	876	4,823	9,116

Net cash used in investing activities	(280,847)	(717,664)	(373,608)

(Continued on next page)

See accompanying notes to consolidated financial statements.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS —(Continued)

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Cash flows from financing activities:
Net increase in deposits	323,026	43,607	329,740
Net increase in Federal Home Loan Bank advances	296,368	258,295	154,979
Net increase (decrease) in other borrowings	71,926	273,911	(22,496)
Guarantee fees for senior notes	(164)	(263)	(300)
Increase in advances from borrowers for taxes and insurance	8,594	6,348	6,035
Repurchase of trust preferred securities	(21,769)	(7,060)	(4,368)
Net proceeds from issuance of trust preferred securities	67,896	—	—
Net proceeds from issuance of stock	3,236	74,811	125
Purchase of BankUnited’s Class A Common Stock	—	—	(1,117)
Purchase of BankUnited’s Series B Preferred Stock	(528)	—	—
Redemption of Preferred Stock	—	(6,961)	—
Dividends paid on preferred stock	(257)	(649)	(757)

Net cash provided by financing activities	748,328	642,039	461,841

Increase (decrease) in cash and cash equivalents	177,537	(44,568)	112,786
Cash and cash equivalents at beginning of period	294,753	339,321	226,535

Cash and cash equivalents at end of period	$472,290	$294,753	$339,321

Supplemental disclosure of non-cash investing and financing activities:
Interest paid on deposits and borrowings	$217,498	$244,569	$217,310
Income taxes paid	$18,241	$11,395	$8,615
Securitization of loans receivable and mortgage loans held for sale	$328,964	$200,901	—
Transfers from loans to real estate owned	$9,610	$2,604	$7,334
Transfer of loans from portfolio to held for sale	$421,653	$63,060	—
Transfer of investment securities from held to maturity to available for sale	$66,476	—	—
Transfer of mortgage-backed securities from held to maturity to available for sale	$57,253	—	—

See accompanying notes to consolidated financial statements.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002

(1)    Summary of Significant Accounting Policies

The accounting and reporting policies of BankUnited Financial Corporation (“BankUnited”) and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the savings and loan industry. Presented below is a description of BankUnited’s principal accounting policies.

(a)    Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of BankUnited and its subsidiaries, including BankUnited, FSB (the “Bank”). The Bank provides a full range of banking services to individual and corporate customers through its branches in South and Southwest Florida. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. All significant inter-company transactions and balances have been eliminated.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated statements of financial condition and operations for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the effect of prepayments on premiums on purchased loans, the valuation of mortgage servicing rights, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

(b)    Cash and Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash, Federal Home Loan Bank overnight deposits, federal funds sold and securities purchased under agreement to resell with original maturities of three months or less. The collateral held by the bank for securities purchased under the agreements to resell is the securities underlying those agreements.

(c)    Investments and Mortgage-backed Securities

Mortgage-backed securities and other investments available for sale are carried at fair value, inclusive of unrealized gains and losses, and net of discount accretion and premium amortization computed using the level yield method. Net unrealized gains and losses are included in comprehensive income (loss) net of applicable income taxes.

Mortgage-backed securities and investments held-to-maturity are carried at amortized cost. Mortgage-backed securities and investment securities that BankUnited has the positive intent and ability to hold to maturity are designated as held-to-maturity securities.

Gains or losses on sales of mortgage securities and investments are recognized on the specific identification basis.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(d)    Loans Receivable

Loans receivable are considered long-term investments and, accordingly, are carried at historical cost. Loans held for sale are recorded at the lower of cost or market, determined in the aggregate. In determining cost, deferred loan origination fees and costs are adjusted to the principal balances of the related loans.

(e)    Allowance for Loan Losses

BankUnited’s allowance for loan losses is established and maintained based upon management’s evaluation of the risks inherent in BankUnited’s loan portfolio including the economic trends and other conditions in specific geographic areas as they relate to the nature of BankUnited’s portfolio. BankUnited’s one-to four family residential loans and consumer loans are homogeneous in nature and no single loan is individually significant in terms of its size or potential risk of loss. Therefore, management evaluates these loans as a group of loans. Management utilizes historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan administration and resolution, the views of its regulators, and other relevant factors, such as assumptions and projections of current economic and market conditions in order to determine the adequacy of the allowance for loan losses on these loans. For individually impaired commercial real estate loans, an estimated value of the property or collateral securing the loan is determined through an appraisal, where possible. In instances where BankUnited has not taken possession of the property or does not otherwise have access to the premises and therefore cannot obtain an appraisal, a real estate broker’s opinion as to the value of the property is obtained based primarily on a drive-by inspection. If the unpaid balance of the loan is greater than the estimated fair value of the property, a reserve is established for the difference between the carrying value and the estimated fair value. Other impaired loans such as non-mortgage commercial loans are evaluated individually as well. For these loans, a determination is made of the value of the collateral, if any, through examination of current financial information. If the unpaid balance of the loan is greater than estimated fair value of the property, a reserve is established for the difference between the carrying value and the estimated fair value.

Allowances are also established on all classes of the performing portfolio and represent loss allowances that have been established to recognize the probable losses inherent in the loan portfolio. In determining the adequacy of the reserves, management considers changes in the size and composition of the loan portfolio, historical loan loss experience, current economic and market conditions and BankUnited’s credit administration and asset management philosophies and procedures.

Because of the many factors that can affect recoverability, the estimated loss on individual loans or groups of loans may not be the same as the actual loss incurred, if any. As a self-correcting mechanism, to reduce the differences between estimated and actual losses, BankUnited’s current process evaluates the actual losses that occur on all loans to determine whether refinements are necessary to improve procedures for estimating losses. This evaluation includes examining causes for actual losses and determining whether all of the factors resulting in the losses were considered in the estimation process. If not, the evaluation process is refined to consider those factors. Applied appropriately, this mechanism reduces, but will not eliminate, differences that occur between estimated and actual loan losses due to events and circumstances beyond the control of BankUnited.

Management believes that the allowance for loan losses is adequate. While management uses historical and current available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require changes to the allowance based on their judgments about information available to them at the time of their examination.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(f)    Loan Origination Fees, Commitment Fees, Loan Premiums and Related Costs

Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on BankUnited’s historical prepayment experience. Commitment fees and costs relating to commitments are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

Premiums (discounts) paid on purchased loans are capitalized and recognized as an adjustment to interest income over the contractual life of the loans, adjusted for estimated prepayments based on BankUnited’s historical prepayment experience. If actual prepayments exceed those estimated by BankUnited, premium (discount) amortization (accretion) is increased (decreased) through charges to interest income in the period the excess prepayments occur.

(g)    Other Interest-Earning Assets

Other interest-earning assets includes Federal Home Loan Bank of Atlanta (FHLB) stock and an equity investment under the Community Reinvestment Act. The fair value is estimated to be the carrying value which is par.

(h)    Office Properties and Equipment

Office properties and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided using the estimated service lives of the assets for furniture, fixtures and equipment (7 to 10 years), and computer equipment and software (3 to 5 years), or with leasehold improvements, the term of the lease or the useful life of the improvement, whichever is shorter. Repair and maintenance costs are charged to operations as incurred, and improvements are capitalized.

(i)    Accrued Interest Receivable

Recognition of interest on the accrual method is discontinued when interest or principal payments are greater than 90 days in arrears. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Loans are returned to accrual status when they become less than 90 days delinquent.

(j)    Real Estate Owned

Property acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of the related principal balance at foreclosure or estimated fair value less estimated costs to sell the property. Any excess of the loan balance over the fair value less estimated costs to sell the property is charged to the allowance for loan losses at the time of foreclosure. The carrying value is reviewed periodically and, when necessary, any decline in the value of the real estate is charged to operations. Significant property improvements which enhance the salability of the property are capitalized to the extent that the carrying values do not exceed their estimated realizable values. Maintenance and carrying costs on the property are charged to operations as incurred. In connection with real estate owned, management obtains independent appraisals for properties.

(k)    Mortgage Servicing Rights

In connection with the securitization and sale of loans, BankUnited may retain the rights to service such loans for investors. Servicing assets or liabilities and other retained interests in connection with the securitization

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

and sale of loans are recognized as an allocation of the carrying amount of the assets sold between the asset sold and the servicing obligation and other retained interests based on the relative fair value of the assets sold to the interests retained. Gains on the securitization and sale of loans are deferred and recognized when the retained securities are ultimately sold. BankUnited may also acquire mortgage servicing rights, which are recorded at cost. BankUnited receives fees for servicing mortgage loans. Servicing fees, generally expressed as a percent of the unpaid principal balance, are collected from the borrowers’ payments. Late charge income and other ancillary fees, net of amortization of servicing assets, are also included in servicing income.

Mortgage servicing assets are amortized in proportion to and over the period of estimated net servicing income. Estimated net servicing income is determined using the estimated future balance of the underlying mortgage loan portfolio which, absent new purchases, declines over time from prepayments and cash flows. BankUnited evaluates the mortgage servicing assets for impairment based on the fair value of the servicing assets by strata. BankUnited stratifies the servicing assets by product and interest rates. Management obtains from an independent third party, on a semi-annual basis, a valuation of the mortgage servicing rights. Management reviews the assumptions in calculating the fair value, which is then compared to BankUnited’s carrying value. If necessary, mortgage servicing rights are adjusted to the lower of cost or fair value.

Servicing agreements relating to the mortgage-backed security programs of FNMA and FHLMC require the servicer to advance funds to make scheduled payments of interest, taxes and insurance, and in some instances principal, if such payments have not been received from the borrowers. However, BankUnited recovers substantially all of the advanced funds upon cure of default by the borrower, or through foreclosure proceedings and claims against agencies or companies that have insured or guaranteed the loans. Certain servicing agreements for loans sold directly to other investors require BankUnited to remit funds to the loan purchaser only upon receipt of payments from the borrower and, accordingly, the investor bears the risk of loss.

(l)    Goodwill

Goodwill represents the excess of purchase price over the fair value of net assets acquired by BankUnited. On October 1, 2001, BankUnited adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) for the accounting for goodwill and other intangible assets. The provisions of SFAS No. 142 no longer allow the amortization of goodwill and requires that impairment of goodwill be tested annually. See (r) Impact of New Accounting Pronouncements.

(m)    Bank Owned Life Insurance

Bank owned life insurance is carried at an amount that could be realized under the insurance contract as of the date of the consolidated statement of financial condition. The change in contract value is recorded as an adjustment of the premiums paid in determining the expense or income to be recognized under the contract.

(n)    Income Taxes

BankUnited and its subsidiaries file consolidated income tax returns. Deferred income taxes have been provided for elements of income and expense which are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. BankUnited accounts for income taxes utilizing the liability method, which applies the enacted statutory rates in effect at the statement of financial condition date to differences between the book and tax bases of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(o)    Earnings per Share

Basic earnings per common share is computed on the weighted average number of common shares outstanding during the year. Earnings per common share, assuming dilution, assume the maximum dilutive effect of the average number of shares from stock options and the conversion equivalents of preferred stocks and certain warrants.

(p)    Stock Options and Restricted Stock

Stock options are granted to employees and directors at the fair market value of the underlying stock on the date of the grant. The proceeds from the exercise of options are credited to common stock for the par value of the shares issued, and the excess, adjusted for any tax benefit, is credited to paid-in capital.

Restricted stock is issued to employees and directors from time to time. Restricted stock is recorded on the books of BankUnited based on the market price of the stock on the date of issuance. Equity is credited with the par value of the stock and paid in capital is credited with the balance of the market value at the date of issuance. Also at the date of issuance, the value of the stock is debited to paid-in-capital as contra equity. Restricted stock vests ratably over the period assigned by the Compensation Committee. The value of restricted stock is amortized out of contra equity over the twelve-month period preceding the vest date of the stock by a charge to compensation and a credit to the contra equity paid-in-capital account.

(q)    Segment Reporting

Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of BankUnited’s operations involve the delivery of loan and deposit products to customers. Management makes operation decisions and assesses performance based on an ongoing review of these community-banking operations, which constitute BankUnited’s only operating segment for financial reporting purposes.

(r)    Derivative Instruments Held for Purposes Other Than Trading

BankUnited enters into derivative contracts as a means of reducing its interest rate exposures. No derivatives are held for trading purposes. At inception these contracts, i.e., hedging instruments, are evaluated in order to determine if they qualify for hedge accounting. With the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on October 1, 2000, the hedging instrument must be highly effective in achieving offsetting changes in the hedge instrument and hedged item attributable to the risk being hedged. Any ineffectiveness which arises during the hedging relationship is recognized in noninterest expense in the period in which it arises. All qualifying hedges are valued at fair value and included in other assets or other liabilities. The changes in the fair value of the hedged item and changes in fair value of the derivative are recognized in noninterest income. For cash flow hedges, the unrealized changes in fair value to the extent effective are recognized in other comprehensive income. The fair value of cash flow hedges related to forecasted transactions is recognized in noninterest expense in the period when the forecasted transaction occurs.

Residential mortgage loan commitments related to loans to be sold are required to be accounted for as derivatives at fair value, along with all forward sales contracts for loans to be sold. The commitments and forward sales contracts are recorded as either assets or liabilities in the consolidated statement of financial condition with the changes in fair value recorded in the consolidated statement of operations.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(s)    Impact of New Accounting Pronouncements

    SFAS No. 142

In June of 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This statement addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

Except for goodwill and intangible assets acquired after June 30, 2001, which were immediately subject to its provisions, SFAS No. 142 was effective starting with fiscal years beginning after December 15, 2001. Early adoption was permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not previously been issued.

The provisions of SFAS No. 142 no longer allow the amortization of goodwill, and certain intangible assets that have indefinite useful lives, and requires that impairment of goodwill on those assets be tested annually. In addition, SFAS No. 142 requires the following additional disclosures for goodwill and other intangible assets:

•	Changes in the carrying amount of goodwill from period-to-period;

•	The carrying amount of goodwill by major intangible asset class, and

•	The estimated intangible amortization for the next five years.

BankUnited adopted SFAS No. 142 effective October 1, 2001. Upon initial application of SFAS No. 142, BankUnited did not incur impairment losses for goodwill resulting from a transitional impairment test. The elimination of goodwill amortization has positively impacted pretax net income by approximately $1.5 million in fiscal year 2002. The following table provides pro-forma information on net income and earnings per share, had amortization of goodwill not been expensed in all three years ended September 30, 2002, 2001 and 2000:

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Reported net income available to common stockholders	$30,064	$18,447	$14,974
Add back: Goodwill amortization	—	1,554	1,565

Pro-forma net income available to common stockholders	$30,064	$20,001	$16,539

Basic earnings per share:
Net income as reported	$1.20	$0.91	$0.82
Goodwill amortization	—	0.08	0.09

Pro-forma	$1.20	$0.99	$0.91

Diluted earnings per share:
Net income as reported	$1.12	$0.87	$0.81
Goodwill amortization	—	0.07	0.08

Pro-forma	$1.12	$0.94	$0.89

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

    SFAS No. 144

In October of 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and was written to provide a single model for the disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121 “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”

BankUnited adopted the provision of SFAS No. 144 effective October 1, 2002. Adoption of SFAS  No. 144 did not have a material impact on BankUnited’s financial position, results of operations or cash flows upon adoption.

    SFAS No. 145

In May of 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002”. Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. This was an exception to Accounting Principals Board Opinion No. 30, “Reporting the Results of Operations – “Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB No. 30”), which defines extraordinary items as events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence.

SFAS No. 145 eliminates Statement No. 4 and, thus, the exception to applying APB No. 30 to all gains and losses related to extinguishments of debt (other than extinguishment of debt to satisfy sinking-fund requirements). As a result gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. Applying APB No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent in nature or that meet the criteria for classification as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of Statement No. 4 shall be applied in fiscal years beginning after May 15, 2002. Although early application is encouraged BankUnited will apply the provisions of SFAS No. 145 related to the rescission of Statement No. 4 in its fiscal year beginning October 1, 2002, which will result in a reclassification of extraordinary item to non-interest income in the consolidated statement of operations.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

FASB Interpretation No. 45

In November of 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. This interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others”, which is being superseded.

The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Due to the prospective application of this interpretation, the impact on BankUnited’s financial statements has not been determined.

(t)    Financial Statement Reclassifications

Certain prior period amounts have been reclassified to conform to the September 30, 2002 consolidated financial statements.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(2)    Earnings per Share

Earnings per share is calculated as follows:

	For the Years Ended September 30,
	2002	2001	2000
	(In thousands, except per share amounts)
Basic earnings per share:
Numerator:
Net income before extraordinary item	$30,505	$18,273	$14,828
Preferred stock dividends	257	649	790

Net income	30,248	17,624	14,038
Extraordinary item	(184)	823	936

Net income available to common stockholders	$30,064	$18,447	$14,974

Denominator:
Weighted average common shares outstanding	25,142	20,228	18,220

Basic earnings per share before extraordinary item	$1.20	$0.87	$0.77
Basic earnings per share from extraordinary item	—	0.04	0.05

Basic earnings per share	$1.20	$0.91	$0.82

Diluted earnings per share:
Numerator:
Net income available to common stockholders before extraordinary item	$30,248	$17,624	$14,038
Plus:
Preferred stock dividends	257	179	163

Diluted net income available to common stockholders before extraordinary item	30,505	17,803	14,201
Extraordinary item	(184)	823	936

Diluted net income available to common stockholders	$30,321	$18,626	$15,137

Denominator:
Weighted average common shares outstanding	25,142	20,228	18,220
Plus:
Number of common shares from the conversion of options	1,220	657	117
Number of common shares from the conversion of preferred stock	711	469	443

Diluted weighted average shares outstanding	27,073	21,354	18,780

Diluted earnings per share before extraordinary item	$1.13	$0.83	$0.76
Diluted earnings per share from extraordinary item	(0.01)	0.04	0.05

Diluted earnings per share	$1.12	$0.87	$0.81

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(3)    Securities Purchased under Agreements to Resell

Interest income from securities purchased under agreements to resell aggregated approximately $0.2 million and $1.9 million for the years ended September 30, 2001 and 2000, respectively, none for 2002.

The following sets forth information concerning BankUnited’s securities purchased under agreements to resell for the periods indicated:

	As of or for the years ended September 30,
	2002	2001
	(Dollars in thousands)
Maximum amount of outstanding agreements at any month end during the period	—	$9,682
Average amount outstanding during the period	—	$3,850
Weighted average interest rate for the period	—	6.35%
Maturity		less than 30 days

(4)    Investments and Mortgage-backed Securities

Investments

Presented below is an analysis of investments designated as available for sale.

	September 30, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. government agency securities	$53,082	$65	$(387)	$52,760
Equity securities	4,242	132	(216)	4,158
Trust preferred securities of other issuers	58,875	2,621	(1,386)	60,110
Other(1)	53,829	801	(73)	54,557

Total	$170,028	$3,619	$(2,062)	$171,585

	September 30, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. government agency securities	$4,999	$67	—	$5,066
Equity securities	3,359	1,347	—	4,706
Trust preferred securities of other issuers	42,109	143	(2,305)	39,947
Other(1)	19,000	—		19,000

Total	$69,467	$1,557	$(2,305)	$68,719

(1)	Other includes mutual funds, preferred stock of FHLMC, and bonds.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Investments securities at September 30, 2002, by contractual maturity, are shown below.

	Available for Sale
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$—	$—
Due after one year through five years	3,081	3,146
Due after five years through ten years	52,830	26,850
Due after ten years	109,875	137,431
Equity securities (maturity n/a)	4,242	4,158

Total	$170,028	$171,585

Presented below is an analysis of investments held to maturity at September 30, 2001. There were no investments held to maturity at September 30, 2002.

	September 30, 2001
	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
U.S. Government agency securities	$50,001	$—	$(362)	$49,639
Trust preferred securities of other issuers	16,355	683	(243)	16,795
Other	61	—	—	61

Total	$66,417	$683	$(605)	$66,495

Mortgage-backed securities

Presented below is an analysis of mortgage-backed securities designated as available for sale:

	September 30, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
GNMA mortgage-backed securities	$61,804	$3,311	$—	$65,115
FNMA mortgage-backed securities	335,755	10,887	—	346,642
FHLMC mortgage-backed securities	176,426	4,951	—	181,377
Collateralized mortgage obligations	91,819	1,618	—	93,437
Mortgage pass-through certificates	444,022	6,041	—	450,063

Total	$1,109,826	$26,808	$—	$1,136,634

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

	September 30, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
GNMA mortgage-backed securities	$56,068	$1,482	$—	$57,550
FNMA mortgage-backed securities	217,449	4,175	—	221,624
FHLMC mortgage-backed securities	105,080	2,182	—	107,262
Collateralized mortgage obligations	116,397	2,613	(3)	119,007
Mortgage pass-through certificates	130,471	1,835	—	132,306

Total	$625,465	$12,287	$(3)	$637,749

Mortgage-backed securities at September 30, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due in one year or less	$—	$—
Due after one year through five years	21,037	21,411
Due after five years through ten years	36,455	37,596
Due after ten years	1,052,334	1,077,627

Total	$1,109,826	$1,136,634

Presented below is an analysis of mortgage-backed securities held to maturity at September 30, 2001. There were no mortgage-backed securities held to maturity at September 30, 2002.

	September 30, 2001
	Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
GNMA mortgage-backed securities	$ 57,423	$3,326	$—	$60,749
FNMA mortgage-backed securities	32,071	1,252	—	33,323
FHLMC mortgage-backed securities	55,965	2,534	—	58,499
Collateralized mortgage obligations	38,646	1,492	—	40,138
Mortgage pass-through certificates	10,874	281	—	11,155

Total	$194,979	$8,885	$—	$203,864

Management at BankUnited made a strategic decision in the fourth quarter of fiscal 2002, to sell off some of the mortgage-backed securities that were being held to maturity. In doing so, the remainder of the entire investment portfolio, including investment securities, were re-classified to investments available for sale with a resulting net unrealized gain of $2.1 million, after taxes of $1.4 million.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Gross proceeds on sales of mortgage-backed securities and collateralized mortgage obligations were $334.3 million and $283.0 million for the years ended September 30, 2002 and 2001, respectively. Net realized gains were $236 thousand, and $1.8 million on sales of mortgage-backed securities and collateralized mortgage obligations during the year ended September 30, 2002 and 2001, respectively. There were no sales of mortgage-backed securities and collateralized mortgage obligations during the years ended September 30, 2000.

At September 30, 2002, GNMA, FNMA and FHLMC mortgage-backed securities with market values of approximately $146.5 million were pledged as collateral for public funds on deposit. At September 30, 2002, investment and mortgage-backed securities with an aggregate carrying value of approximately $392.3 million were pledged as collateral for repurchase agreements.

When BankUnited sells receivables in securitizations of residential mortgage loans, it retains servicing rights and securities, which are retained interests in the securitized receivables. Gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interest based on their relative fair value at the date of the transfer. Fair value is derived from current market information and assumptions for similar products.

During fiscal year ended September 30, 2002, BankUnited securitized $329.0 million of residential mortgage loans. These loans were securitized with FNMA and FHLMC and transferred into BankUnited’s mortgage-backed securities available for sale portfolio. During the fiscal year ended September 30, 2002, BankUnited sold $236.4 million of the resulting securities, recognizing gains of $1.9 million which includes the recognition of mortgage servicing rights of $4.0 million. The remaining securities at September 30, 2002 had a fair value of $95.7 million.

In these securitization transactions, with the exception of loans serviced by others, BankUnited retains servicing responsibilities. BankUnited receives annual servicing fees approximating 0.25% of the outstanding receivable balance.

The investors in the securitized assets have no recourse to BankUnited’s other assets for failure of debtors to pay when due. BankUnited’s retained interests are subordinate to investors’ interests. The value of the retained interest is subject to prepayment risk on the transferred financial assets, and the general level of interest rates.

At September 30, 2002, key economic assumptions and the sensitivity of the current fair value of securities remaining from securitizations to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

Retained Securities
(Dollars in thousands)
Carrying amount (fair value) of retained securities	$95,673
Weighted average life in years	2.0
Annual prepayment assumption	31.60%
Impact on fair value of 10 percent adverse change	$(366)
Impact on fair value of 20 percent adverse change	$(690)
Annual cash flow discount rate	4.22%
Impact on fair value of 10 percent adverse change	$(705)
Impact on fair value of 20 percent adverse change	$(1,401)

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Credit losses do not affect the valuation due to FNMA’s full guarantee to BankUnited for losses on loans collateralizing the securities.

The sensitivities presented above are hypothetical and are presented for informational purposes only. As the amounts indicate, the fair values due to a variation in any assumption generally cannot be extrapolated because the relationship of the change in any assumption to the change in fair value may not be linear. The effect of a change in a particular assumption on the fair value of the retained securities is calculated without considering the changes in other assumptions. However, changes in one assumption may result in changes in another.

The total principal amount of loans underlying the retained securities at September 30, 2002 was $92.1 million, none of which was 60 days or more past due. There were no credit losses during the year ended September 30, 2002 from the loans underlying the retained securities outstanding at September 30, 2002.

(5)    Loans Receivable

Loans receivable held for investment consist of the following:

	September 30, 2002		September 30, 2001
	Amount	Percent of Total	Amount	Percent of Total
Mortgage loans:	(Dollars in thousands)
One-to-four family loans	$3,096,312	83.4%	$2,948,290	84.2%
Multi-family loans	25,456	0.7	20,619	0.6
Commercial real estate	183,311	4.9	158,451	4.5
Construction	98,697	2.7	114,790	3.3
Land	27,636	0.7	33,620	1.0

Total mortgage loans	3,431,412	92.4	3,275,770	93.6

Other loans:
Commercial business loans	168,679	4.5	132,438	3.8
Consumer loans	103,118	2.8	84,698	2.4

Total other loans	271,797	7.3	217,136	6.2

Total loans	3,703,209	99.7	3,492,906	99.8
Unearned discounts, premiums and deferred loan fees, net	30,449	0.8	22,642	0.6
Allowance for loan losses	(20,293)	(0.5)	(15,940)	(0.4)

Loans receivable held for investment, net	$3,713,365	100.0%	$3,499,608	100.0%

Approximately $2.9 billion or 77 percent of loans secured by real estate, including loans held for sale of $279 million, were secured by properties in Florida. No other state represented more than 5% of BankUnited’s loan portfolio.

At September 30, 2002, the Bank had pledged approximately $2.5 billion of mortgage loans as collateral for advances from the Federal Home Loan Bank of Atlanta.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Changes in the allowance for loan losses are as follows:

	For the Years Ended September 30,
	2002	2001	2000
	(In thousands)
Balance at beginning of period	$15,940	$13,032	$12,107
Provision	9,200	7,100	4,645
Loans charged-off	(5,144)	(4,257)	(3,859)
Recoveries	297	65	139

Balance at end of period	$20,293	$15,940	$13,032

As of September 30, 2002 and 2001, BankUnited had non-accrual loans of $27.7 million and $27.4 million respectively. For the years ended September 30, 2002, 2001 and 2000 the average amounts of non-accrual loans were $27.3 million, $24.7 million and $18.4 million respectively. Gross interest income that would have been recorded on non-accrual loans had they been current in accordance with original terms was $1.3 million, $1.3 million and $1.1 million for the years ended September 30, 2002, 2001 and 2000 respectively.

The amount of interest income on such non-accrual loans included in operations, prior to their non-accrual status, for the years ended September 30, 2002, 2001 and 2000 was $0.7 million, $0.9 million, and $0.7 million, respectively. No income is recognized on loans while in non-accrual status.

The following table sets forth information concerning specific impaired loans:

	As of September 30, 2002			As of September 30, 2001
	No. of loans	Outstanding Principal	Allowance for loan losses	No. of loans	Outstanding Principal	Allowance for loan losses
	(Dollars in thousands)			(Dollars in thousands)
Land	1	$469	$469	1	$469	$469
Commercial business	6	1,084	651	59	7,872	3,387
Consumer	15	901	658	—	—	—

Total	22	$2,454	$1,778	60	$8,341	$3,856

(6)    Other earning assets

Other earning assets are summarized as follows:

	As of September 30,
	2002	2001
	(In thousands)
FHLB stock	$90,319	$75,520
Equity investments under Community Reinvestment Act	405	105

Total	$90,724	$75,625

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(7)    Office Properties and Equipment

Office properties and equipment are summarized as follows:

	As of September 30,
	2002	2001
	(In thousands)
Office buildings	$2,750	$2,694
Leasehold improvements	12,097	9,577
Furniture, fixtures and equipment	10,523	10,350
Computer equipment and software	7,246	6,360

Total	32,616	28,981
Less: accumulated depreciation	(14,872)	(12,927)

Office properties and equipment, net	$17,744	$16,054

Depreciation expense was $3.5 million, $3.1 million, and $3.0 million, for the years ended September 30, 2002, 2001 and 2000, respectively.

BankUnited has entered into non-cancelable leases with approximate minimum future rentals as follows:

Years Ending September 30,	Amount
(In thousands)
2003	$4,467
2004	4,691
2005	4,028
2006	3,827
2007	3,600
Thereafter	14,527

Total	$35,140

Rent expense for the years ended September 30, 2002, 2001, and 2000 was $4.8 million, $4.0 million, and $3.5 million, respectively. For the year ended September 30, 2000, rent expense was net of sublease income of approximately $22,300 (none for the years ended September 30, 2002 and 2001).

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(8)    Deposits

The following table sets forth information concerning BankUnited’s deposits by account type and the weighted average nominal rates at which interest is paid thereon as of the dates indicated:

	As of September 30,
	2002		2001
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Savings accounts	$782,964	2.31%	$596,534	3.64%

Checking:
Non-interest bearing	117,062	—	89,726	—
NOW accounts	147,611	1.44%	128,576	1.97%
Insured money market	188,681	2.00%	92,975	3.01%

Total transaction accounts	453,354		311,277

Total savings and checking accounts	1,236,318		907,811

Certificates:
30-89 day certificates of deposit	3,422	2.06%	2,258	3.31%
3-5 month certificates of deposit	40,649	2.06%	211,672	4.16%
6-8 month certificates of deposit	131,079	2.45%	131,364	4.28%
9-11 month certificates of deposit	77,165	2.91%	111,960	5.32%
12-17 month certificates of deposit	304,888	2.99%	452,013	5.51%
18-23 month certificates of deposit	251,010	3.81%	155,021	6.02%
24-29 month certificates of deposit	202,399	4.36%	189,096	5.23%
30-35 month certificates of deposit	121,935	4.32%	40,684	5.93%
36-60 month certificates of deposit	328,306	5.28%	178,266	5.99%
Public Funds	279,000	4.74%	273,000	6.31%

Total certificates	1,739,853		1,745,334

Totals	$2,976,171		$2,653,145

Weighted average rates		3.15%		4.60%

At September 30, 2002 and 2001, there were overdrafts of approximately $600 thousand and $405 thousand, respectively. Deposit accounts with balances of $100 thousand or more totaled approximately $1.3 billion and $1 billion at September 30, 2002 and 2001, respectively.

Interest expense on deposits for the years ended September 30, 2002, 2001 and 2000 was as follows:

	September 30,
	2002	2001	2000
	(In thousands)
NOW and insured money market deposits	$5,638	$7,277	$6,777
Savings accounts	19,531	19,349	16,825
Certificates of deposit	80,043	116,508	103,027

	$105,212	$143,134	$126,629

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Early withdrawal penalties on deposits are recognized as a reduction of interest on deposits. For the years ended September 30, 2002, 2001 and 2000, early withdrawal penalties totaled $197 thousand, $301 thousand and $336 thousand, respectively.

The following table sets forth maturities of certificates of deposit equal to or greater than $100 thousand as of September 30, 2002.

As of September 30, 2002(1)
(Dollars in thousands)
Three months or less	$79,273
Over three months through six months	54,002
Over six months through twelve months	158,264
Over twelve months	314,815

$606,354

(1)	Included in the table above are $279 million of certificates of deposit issued to the State of Florida, referred to as public funds with interest rates ranging from 2.43% to 7.17%. These certificates are collateralized with GNMA, FNMA, and FHLMC mortgage-backed securities with market values of approximately $146 million at September 30, 2002.

(9)    Securities Sold under Agreements to Repurchase

Interest expense on securities sold under an agreement to repurchase aggregated $7.7 million, $4.9 million and $0.9 million for the years ended September 30, 2002, 2001 and 2000, respectively.

The following sets forth information concerning repurchase agreements for the periods indicated:

	As of and for the Years Ended September 30,
	2002	2001
	(Dollars in thousands)
Maximum amount of outstanding agreements at any month end during the period	$425,233	$316,738
Average amount outstanding during the period	$325,757	$112,062
Weighted average interest rate for the period	2.36%	4.40%

All except $50 million of the $355 million of repurchase agreements outstanding at September 30, 2002 mature in October 2002. The remaining $50 million of repurchase agreements outstanding at September 30, 2002 was borrowed in the form of a convertible advance which is callable by the counter party every three months until maturity in 2010.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(10)    Advances from Federal Home Loan Bank

Advances from the Federal Home Loan Bank of Atlanta incur interest and have contractual repayments as follows:

		September 30,
Repayable During Year Ending September 30,	Interest Rate	2002	2001
		(Dollars in thousands)
2002	3.59% – 7.33%	$—	$360,000
2003	2.10% – 7.24%	656,000	175,000
2004(1)	1.43% – 7.17%	280,000	180,000
2005	3.90% – 7.43%	125,000	100,000
2006	6.65%	1,377	1,403
2008(2)	5.50%	25,000	25,000
2009(3)	4.43% – 5.48%	125,000	125,000
2010(4)(5)(6)	5.44% – 6.94%	480,000	480,000
2011(7)	4.70% – 5.67%	64,000	64,000
2012(8)	4.01%	50,000	—

Total contractual outstandings (9)		$1,806,377	$1,510,403

Fair value adjustments		(288)	(682)

Total carrying amount		$1,806,089	$1,509,721

(1)	Advances for $25 million are callable by the FHLB in 2003.
(2)	Advances for $25 million are callable by the FHLB in 2003.
(3)	Advances for $125 million callable by the FHLB in 2002 were never converted by BankUnited.
(4)	Advances for $30 million are callable by FHLB in 2002 were never converted by BankUnited.
(5)	Advances for $125 million are callable by FHLB in 2003.
(6)	Knock-out convertible advances for $250 million callable by the FHLB in 2001 never converted by BankUnited.
(7) Advances	for $20 million callable by FHLB in 2002 were never converted by BankUnited. Advances of $25 million are callable by FHLB in 2003 and advances for $19 million are callable by FHLB in 2004.
(8) Advances	for $50 million are callable by FHLB in 2006.
(9) The	contractual repayments above do not reflect fair value adjustments made in accordance with FAS No. 133 which are reflected in the Consolidated Statement of Financial Condition. These amounts were $288 thousand and $682 thousand at September 30, 2002 and 2001, respectively.

The terms of a security agreement with the FHLB of Atlanta include a specific assignment of collateral that requires the maintenance of qualifying first mortgage loans as pledged collateral with unpaid principal amounts at least equal to 100% of the FHLB advances, when discounted at 85% of the unpaid principal balance. The FHLB of Atlanta stock, which is recorded at cost of $90.3 million, is also pledged as collateral for these advances.

(11)    Senior Notes

During November 1998, the Bank established a program to issue up to $500 million aggregate principal amount of its Senior Notes backed by an irrevocable standby letter of credit of the FHLB of Atlanta. These notes may have either a fixed or floating rate of interest determined at the time of issuance and will mature no sooner than 9 months and no more than 10 years from the date of issue. On February 2, 1999, the Bank issued and sold $200 million of Senior Notes which mature five years from the date of issuance and bear interest at an annual rate of 5.40%, payable semiannually.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(12) Company	Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Deferrable Interest Debentures of BankUnited

BankUnited operates wholly-owned trust subsidiaries (“Trust Subsidiaries”) for the purpose of issuing Trust Preferred Securities and investing the proceeds from the sale thereof in Junior Subordinated Deferrable Interest Debentures issued by BankUnited (the “Junior Subordinated Debentures”). All of the proceeds of the trust preferred securities plus common securities issued by the Trust Subsidiaries are invested in Junior Subordinated Debentures, which represent the sole assets of the Trusts Subsidiaries. The Trust Preferred Securities pay preferential cumulative cash distributions at the same rate as the Junior Subordinated Debentures held by the Trust Subsidiaries. Considered together, back-up undertakings made by BankUnited with respect to the Trust Preferred Securities constitute a full and unconditional guarantee by BankUnited of the obligations of the Trust Preferred Securities.

The following table provides information for each of BankUnited’s Trust Subsidiaries as of September 30, 2002:

	Original
	Trust Preferred Securities Issued		Common Securities Issued	Junior Subordinated Debentures Held	Annual Rate of Preferrential Cash Distribution	Maturity Date
	(Dollars in thousands)
BankUnited Capital	$70,000	(1)	$2,800	$72,800	10.25%	12/31/2026
BankUnited Capital II	46,000	(1)	1,840	47,840	9.60%	6/30/2027
BankUnited Capital III	102,500		4,100	106,600	9.00%	3/31/2028
BankUnited Statutory Trust I	20,000	(1)	619	20,619	3-MonthLibor+3.60%(2)	12/18/2031
BankUnited Statutory Trust II	25,000	(1)	774	25,774	3-MonthLibor+3.60%(3)	3/26/2032
BankUnited Statutory Trust III	25,000		774	25,774	3-MonthLibor+3.40%(4)	9/26/2032

	$288,500	(5)	$10,907	$299,407

(1)	BankUnited uses interest rate swaps as hedging instruments against these Trust Preferred Securities. See Note (13) Accounting for Derivatives and Hedging Activities.
(2)	Not to exceed 12.50% prior to December 18, 2006.
(3)	Not to exceed 11.00% prior to March 26, 2007.
(4)	Not to exceed 11.90% prior to September 26, 2007. The annual rate will be fixed at 5.22% until December 26, 2002.
(5)	The Board of Directors of BankUnited authorized the purchase, from time to time, in the open market, or otherwise, of up to 300 thousand shares of Trust Preferred Securities issued by the Trust Subsidiaries. Through September 30, 2002, BankUnited has purchased a total of 189,749 shares of Trust Preferred Securities issued by the Trust Subsidiaries at a cost of $33.2 million. During the year ended September 30, 2002, BankUnited purchased 22,450 shares of Trust Preferred Securities issued by the Trust Subsidiaries at a cost of $21.8 million resulting in extraordinary losses, net of tax, of $184 thousand from the early extinguishment of debt.

(13)    Accounting for Derivatives and Hedging Activities

Loan Commitments

BankUnited commits to make one-to-four family residential mortgage loans with potential borrowers at specified interest rates for short periods of time, usually thirty days. If potential borrowers meet underwriting standards, these loan commitments obligate BankUnited to fund the loans, but do not obligate the potential borrower to take the loans. If the borrowers do not allow the commitments to expire, the loans are funded, placed

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

into loans held for sale, and ultimately sold in the secondary market. Based on historical experience, and the underlying loan characteristics, BankUnited estimates the amount of commitments that will ultimately become loans and treats those as derivatives during the commitment period. As derivatives, the changes in the fair value of the commitments are recorded in current earnings under other non-interest income with an offset to the balance sheet in other assets. Fair values are based on observable market prices from third parties. During the year ended September 30, 2002, BankUnited recorded $0.8 million in net gains from fair value adjustments on loan commitments. At September 30, 2002, the estimated notional amount of loan commitments BankUnited expected to be funded was $110 million.

Forward Sales Commitments

To economically hedge to the fair value exposure on loan commitments to a change in interest rates during the commitment period, BankUnited enters into forward sales contracts with similar terms. Since both the loan commitments and the forward sales contracts are derivatives, this economic hedging relationship does not qualify for hedge accounting. Accordingly, the fair value adjustments on the forward contracts are also recorded in earnings under other non-interest expense with an offset to the balance sheet in other liabilities. These forward contracts may also extend beyond the commitment period and therefore are also used to offset the fair value exposure of loans held for sale to a change in interest rates. This relationship exists until either the loan is sold or until the forward contract expires. During the year ended September 30, 2002, BankUnited recorded $1.2 million in net losses from fair value adjustments on these forward contracts.

Interest Rate Swaps

BankUnited enters into interest rate swap contracts (“hedge”) for the purpose of hedging long-term fixed and variable interest costs on Trust Preferred Securities (“hedged item”) issued by its wholly-owned trust subsidiaries. All terms of the interest rate swap contracts, with the exception of the right to defer interest payments, are the same as those of the Trust Preferred Securities. BankUnited expects these interest rate swap contracts to be highly effective in offsetting interest costs of its long-term debt, and therefore applies hedge accounting treatment.

Interest rate swap contracts used by BankUnited to offset interest costs from fixed long-term debt are treated as qualifying fair value hedges. The accounting treatment for fair value hedges is to record the change in fair value during the period of both the hedge and the hedged item into current earnings with an offset to the hedged item. During the year ended September 30, 2002, BankUnited recorded a total of $2.6 million in non-interest income from a change in fair value of its fair value interest rate swap hedges with and offsetting amount to non-interest income for a change in fair value of the hedged item. There was no ineffectiveness during the period ended September 30, 2002.

Interest rate swap contracts used by BankUnited to offset interest costs from variable long-term debt are treated as qualifying cash flow hedges. The accounting treatment for cash flow hedges is to record the effective portion of the gain or loss on the hedge as a component of other comprehensive income, net of tax, with an offsetting amount recorded in either other assets or other liabilities. The amounts recorded in other accumulated comprehensive income will be reclassified into current earnings in the same period in which the hedged item affects earnings. During the year ended September 30, 2002, BankUnited recorded a total of $0.4 million, net of taxes, in other comprehensive losses resulting from the effective portion of its cash flow hedges. There was no ineffectiveness during the period ended September 30, 2002. BankUnited expects $190 thousand of the amounts currently reported in other comprehensive income to be reclassified into earnings within the next twelve months.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(14)    Regulatory Capital

The Bank’s required, actual and excess regulatory capital levels as of September 30, 2002 and 2001 are as follows:

	Regulatory Capital
	Required		Actual		Excess
	2002	2001	2002	2001	2002	2001
	(Dollars in thousands)
Core capital	$178,337	$154,858	$461,998	$367,604	$283,661	$212,746
	3.0%	3.0%	7.8%	7.1%	4.8%	4.1%
Risk based capital	$227,072	$208,053	$481,546	$381,160	$254,474	$173,107
	8.0%	8.0%	17.0%	14.7%	9.0%	6.7%

Under the Office of Thrift Supervision (OTS) regulations adopted to implement the “prompt corrective action” provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”), a “well capitalized” institution must have a risk-based capital ratio of at least 10%, a core capital ratio of at least 5% and a Tier 1 risk-based capital ratio of at least 6%. (The “Tier 1 risk-based capital” ratio is the ratio of core capital to risk-weighted assets.) The Bank is a well capitalized institution under the definitions as adopted. Regulatory capital and net income amounts as of and for the years ended September 30, 2002, 2001 and 2000 did not differ from regulatory capital and net income amounts reported to the OTS.

Payment of dividends by the Bank is limited by federal regulations, which provide for certain levels of permissible dividend payments depending on the Bank’s regulatory capital and other relevant factors.

(15)    Stockholders’ Equity

BankUnited has a capital structure with the following characteristics:

Preferred Stock:

Issued in series with rights and preferences to be designated by the Board of Directors. As of September 30, 2002, 10,000,000 shares of Preferred Stock were authorized, 2,000,000 of which are designated to a particular series and 8,000,000 of which are not designated.

Noncumulative Convertible Preferred Stock, Series B (“Series B Preferred”)—

•	Dividends - Quarterly noncumulative cash dividends are paid at an annual rate of $0.55 per share.

•	Redemptions - Not redeemable until October 1, 2007 or later unless approved by the holders of at least 50 percent of the Series B Preferred shares.

•	Voting Rights - Two and one half votes per share.

•	Preference on Liquidation - Voluntary liquidation at the applicable redemption price per share and involuntary at $7.375 per share.

•	Convertibility - Convertible into 1.4959 shares (adjusted for all stock dividends) of Class B Common Stock for each share of Series B Preferred surrendered for conversion, subject to adjustment on the occurrence of certain events.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Common Stock:

Issued in series with rights and preferences to be designated by the Board of Directors. As of September 30, 2002, 60,000,000 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock were authorized. The Board has designated 30,000,000 shares of Class A Common Stock to a series.

Class A Common Stock

•	Dividends - As declared by the Board of Directors in the case of a dividend alone or not less than 110% of the amount per share of any dividend declared on the Class B Common Stock.

•	Voting Rights - One tenth of one vote per share.

Class B Common Stock

•	Dividends - As declared by the Board of Directors.

•	Voting Rights - One vote per share.

•	Convertibility - Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

In March 2002, BankUnited and its Chief Executive Officer (“CEO”) agreed to restructure the CEO’s compensation. In connection with the compensation restructuring, the CEO agreed to defer receipt of his fiscal 2001 bonus, which has been invested in Series B Preferred Stock and held in a trust established by BankUnited to, among other things, satisfy BankUnited’s obligation to the CEO under a nonqualified benefit plan. These shares are reflected in treasury stock in the equity section of BankUnited’s Consolidated Statement of Financial Condition. BankUnited accrued for and reflected the deferred bonus in fiscal year 2001 earnings. The deferred obligation is also classified in the stockholders’ equity section of BankUnited’s Consolidated Statement of Financial Condition.

BankUnited announced on October 24, 2002, that its Board of Directors had authorized a stock repurchase program on its Class A Common Stock. Under the program, BankUnited may purchase up to 1,000,000 shares of its Class A Common Stock in open market transactions, from time to time, at such prices and on such conditions as the Executive Committee of the Board determines to be advantageous. BankUnited initiated this program because its believes that the recent volatility of the financial markets, in general, have at times generated a market price that does not adequately reflect the real value of BankUnited stock or the level of confidence that management and the Board of Directors have in BankUnited’s ability to implement its strategy and achieve continued growth.

(16)    Stock Bonus Plan, Option Agreements and Other Benefit Plans

At September 30, 2002, BankUnited had certain stock-based compensation plans designed to provide incentives to current and prospective officers, directors and employees of BankUnited and its subsidiaries. Under the plans, BankUnited may award stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock and awards in lieu of obligations, dividend equivalents, other stock-based awards and performance awards.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

The following table summarizes terms of BankUnited’s stock-based incentive compensation plans as of September 30, 2002:

	Stock Compensation Plans
	Maximum Term	Shares Authorized	Class of Stock	Vesting Requirements	Type of Options
2002 Stock Award and Incentive Plan	10 Years	2,000,000	Common A & B; Series B Preferred	0-10 Years	ISO, NQ
1996 Incentive and Stock Award Plan	10 Years	3,150,000	Common A & B;	0-10 Years	ISO, NQ
1996 Incentive and Stock Award Plan	10 Years	650,000	Series B Preferred	0-10 Years	ISO, NQ
1994 Incentive Stock Option Plan	10 Years	250,000	Common A & B	0-10 Years	ISO, NQ
1992 Stock Option Plan Non-Statutory	10 Years	825,000	Common A & B	0-10 Years	NQ

Options granted under BankUnited’s stock option plans expire ten years after the date of grant and are exercisable at the fair market value of the stock on the date of grant. The vesting and exercisability of options is determined by the Compensation Committee of BankUnited’s Board of Directors at the time of the grant, and an option may be immediately vested and exercisable or become so over a period of years. If an option vests over a period of years, it is subject to forfeiture as to any portion which is not exercisable upon termination of employment unless otherwise provided by the option agreement or Compensation Committee.

The following table presents additional data concerning activity of BankUnited’s outstanding stock options for the three years ended September 30, 2002:

	Number of Shares	Option Price per Share	Aggregate Option Price	Weighted Average Price
Options outstanding, September 30, 1999	2,290,525	$3.11 – $13.18	$17,913,100	$7.82
Options granted	668,610	6.13 – 8.63	5,613,991	8.40
Options exercised	(26,020)	3.75 – 6.60	(127,394)	4.90
Options expired	(338,717)	3.32 – 11.00	(2,611,064)	7.71

Options outstanding, September 30, 2000	2,594,398	3.11 – 13.18	20,788,633	8.01
Options granted	728,818	6.75 – 14.85	6,531,415	8.96
Options exercised	(167,458)	3.11 – 10.85	(1,156,731)	6.91
Options expired	(73,291)	3.11 – 13.11	(598,142)	8.16

Options outstanding, September 30, 2001	3,082,467	3.23 – 14.85	25,565,175	8.29
Options granted	680,476	12.93 – 20.20	10,058,852	14.78
Options exercised	(310,396)	3.54 – 14.09	(2,231,408)	7.19
Options expired	(105,159)	3.23 – 14.09	(1,130,676)	10.75

Options outstanding, September 30, 2002	3,347,388	$4.95 – $20.20	$32,261,943	$9.64

The weighted-average grant date fair value of options granted during the years ended September 30, 2002, 2001, and 2000 was $3.9 million, $2.3 million and $2.9 million, respectively.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Summarized below is information about stock options outstanding and exercisable at September 30, 2002.

	Outstanding			Exercisable
Exercise Price Range	Number of Shares	Average Life(1)	Average Price(2)	Number of Shares	Average Price(2)
$ 4.95– 7.25	1,165,828	4.45	$6.95	1,104,624	$6.95
$ 7.44–11.16	1,003,500	7.50	$8.22	335,894	$8.52
$12.15–17.81	1,078,581	7.40	$12.53	468,382	$13.60
$20.20	99,479	9.10	$20.20	—	$—

	3,347,388			1,908,900

(1)	Weighted average contractual life remaining in years.
(2)	Weighted average exercise price.

BankUnited has adopted SFAS No. 123, “Accounting for Stock-Based Compensation” and as permitted by SFAS No. 123, continues to follow the measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, BankUnited does not recognize compensation expense for stock options awarded under its stock-based compensation plans. Had compensation cost for BankUnited’s stock-based compensation plans been determined based on the fair value at the grant dates for stock option awards consistent with the methodology prescribed by SFAS No. 123, BankUnited’s net income and earnings per share for fiscal 2002, 2001 and 2000 would have been reduced to the pro forma amounts indicated below:

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands, except per share amounts)
Net income available to common stockholder:
As Reported	$30,064	$18,447	$14,974
Pro Forma	$28,648	$17,590	$14,301
Basic earnings per share:
As Reported	$1.20	$0.91	$0.82
Pro Forma	$1.14	$0.87	$0.78
Diluted earnings per share:
As Reported	$1.12	$0.87	$0.81
Pro Forma	$1.07	$0.83	$0.77

The pro forma results of operations reported above are not likely to be representative of the effects on reported income of future years due to vesting arrangements and additional option grants. The fair value of each option has been estimated on the date of the grant using the Black Scholes option pricing model, with the following historical weighted average assumptions applied to grants in fiscal 2002, 2001 and 2000:

	For the Years Ended September 30,
	2002	2001	2000
Dividend yields	—	—	—
Expected volatility	38.0%	38.0%	38.0%
Risk-free interest rates	4.37%	5.62%	6.21%
Expected life (in years)	7.0	7.0	7.0

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

During the year ended September 30, 2002, BankUnited granted 113,749 shares of restricted stock having a weighted average grant date fair value of $18.56 per share. During the year ended September 30, 2001, BankUnited granted 171,433 shares of restricted stock having a weighted average grant date fair value of $7.04 per share.

BankUnited sponsors a 401(k) profit sharing plan for its eligible employees. Under the terms of the combined plan, eligible employees are permitted to contribute up to 15% of their annual salary to the Plan. BankUnited currently makes quarterly matching contributions at a rate of 75% of employee contributions, up to a maximum of 6% of an employees’ salary, in BankUnited’s Class A Common Stock. Employees are eligible to participate in the plan after six months of service and begin vesting in BankUnited’s contribution after two years of service at the rate of 25% per year up to 100%. For fiscal 2002, 2001 and 2000, the Bank made total matching contributions of approximately, $659,000, $529,000 and $371,000, respectively.

(17)    Income Taxes

The components of the provision for income taxes for the years ended September 30, 2002, 2001 and 2000 are as follows:

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Current-federal	$16,037	$11,534	$8,538
Current-state	1,578	1,154	842
Deferred-federal	(386)	(1,503)	796
Deferred-state	(28)	(79)	71

Total	$17,201	$11,106	$10,247

BankUnited’s effective tax (benefit) rate differs from the statutory federal income tax (benefit) rate as follows:

	Years Ended September 30,
	2002		2001		2000
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Tax at federal income tax rate	$16,697	35.0%	$10,283	35.0%	$8,776	35.0%
Increase resulting from:
State tax	1,002	2.1%	699	2.4%	594	2.4%
Other, net	(498)	(1.1)%	124	0.4%	877	3.5%

Total	$17,201	36.0%	$11,106	37.8%	$10,247	40.9%

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

The tax effects of significant temporary differences included in the deferred tax asset as of September 30, 2002 and 2001 were:

	September 30,
	2002	2001
	(Dollars in thousands)
Deferred tax asset:
Non-accrual interest	$732	$680
Loan loss and other reserves	7,757	6,168
Unrealized holding losses on securities transferred to held to maturity	—	770
Other	618	106

Gross deferred tax asset	9,107	7,724

Deferred tax liability:
FHLB stock dividends	30	30
Deferrals and amortizations	2,039	1,356
Fixed assets	718	363
Unrealized holding gain on securities available for sale	10,665	4,333
Other	701	—

Gross deferred tax liability	14,153	6,082

Net deferred tax (liability) asset	$(5,046)	$1,642

At September 30, 2002, BankUnited had $409,000 in tax bad debt reserves originating before December 31, 1987 for which deferred taxes have not been provided. The amount becomes taxable under the Internal Revenue Code upon the occurrence of certain events, including certain non-dividend distributions. BankUnited does not anticipate any actions that would ultimately result in the recapture of this amount for income tax purposes.

The components of deferred income tax provision (benefit) relate to the following:

	Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Differences in book/tax depreciation	$355	$377	$(584)
Delinquent interest	(52)	(30)	(33)
FHLB stock dividends	—	(1)	(3)
Loan fees	—	81	(81)
Loan loss and other reserves	(1,589)	(1,127)	(286)
Deferrals and amortization	683	7	(480)
Purchase accounting and other	189	(889)	2,334

Total deferred taxes	$(414)	$(1,582)	$867

(18)    Commitments and Contingencies

In the normal course of business, BankUnited enters into instruments that are not recorded in the consolidated financial statements, but are required to meet the financing needs of its customers. These financial instruments include commitments to extend credit, purchase whole loans and securities, standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement BankUnited has in particular classes of financial instruments.

BankUnited’s exposure to credit loss in the event of nonperformance by the other party on the financial instrument is represented by the contractual amount and collateral value, if any, of those instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Total commitments to extend credit at September 30, 2002 were as follows:

	September 30, 2002
	Fixed Rate	Variable Rate	Total
Commitments to fund loans and available lines of credit	15,417	245,638	261,055
Domestic letters of credit	30,287	—	30,287
International letters of credit	1,086	—	1,086

Total	46,790	245,638	292,428

BankUnited evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by BankUnited, upon extension of credit is based on management’s credit evaluation of the customer. Collateral varies but may include accounts receivable, property, plant and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by BankUnited to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. BankUnited requires collateral to support those commitments.

In addition to the commitments to extend credit, BankUnited enters into interest rate commitments on both loans it intends to hold for investment in its loan portfolio and loans it intends to sell. The interest rate commitments on loans it intends to sell, as well as forward sales commitments are derivatives with fair values recognized in the consolidated statement of financial condition. See Note (13) Accounting for Derivatives and Hedging Activities for more information on loan commitments and forward sales commitments on loans. The notional amount of interest rate commitments on loans BankUnited intends to sell was $175 million as of September 30, 2002. Based on historical experience, BankUnited expects $110 million of those loans to close. The notional amount of interest rate commitments on loans BankUnited intends to hold in its portfolio for investment was $104 million as of September 30, 2002. Based on historical experience, BankUnited expects $66 million of those loans to close. In addition, BankUnited entered into forward sales commitments on loans with a notional amount of $105 million as of September 30, 2002.

BankUnited and the Bank have employment agreements with certain members of senior management. The employment agreements, which establish the duties and compensation of the executives, have terms ranging from one year to five years, and include specific provisions for salary, bonus and other benefits.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

BankUnited and its subsidiaries, from time to time, are involved as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management that no proceedings exist, either individually or in the aggregate, which, if determined adversely to BankUnited and its subsidiaries, would have a material effect on BankUnited’s consolidated financial condition, results of operations or cash flows.

(19)    Related Party Transactions

The Chairman of the Board and Chief Executive Officer of BankUnited is the senior managing director of a law firm retained by BankUnited. For the years ended September 30, 2002, 2001, and 2000, fees paid to the law firm were $2.3 million, $2.1 million and $2.5 million, respectively.

A director of BankUnited is a senior vice president of an insurance agency whose services are employed by BankUnited in connection with BankUnited’s general corporate insurance policies. For the years ended September 30, 2002, 2001 and 2000, BankUnited paid premiums to the insurance agency of approximately $604 thousand, $543 thousand, $523 thousand, respectively. The spouse of the same director is president and owner of another insurance agency whose services are employed in connection with health and dental insurance policies obtained by BankUnited. For the years ended September 30, 2002, the agency earned approximately $111 thousand, $61 thousand and $46 thousand in commissions in connection with those policies.

BankUnited leases property from a partnership, which is 25 percent owned by the Chairman of the Board and Chief Executive Officer of BankUnited, for one of its branches. The lease expires in June of 2012, and rental fees for the property were approximately $131 thousand for fiscal 2002.

BankUnited extends loans to entities in which its directors have significant interests. As of September 30, 2002, there were approximately $1 million in loans receivable from entities in which two directors had interests. As of September 30, 2001, there were approximately $145 thousand in loans receivable from entities in which one director had interests. As of September 30, 2002, BankUnited had loans receivable from four of BankUnited’s executive officers in the aggregate amount of $986 thousand. These loans are secured by each executive’s primary residence.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(20)    BankUnited Financial Corporation

The following summarizes the major categories of BankUnited’s (holding company only) financial statements:

Condensed Statements of Financial Condition

	As of September 30,
	2002	2001
	(Dollars in thousands)
Assets:
Cash	$45,281	$55,441
FHLB overnight deposits	103	415
Tax certificates	—	282
Investments, net (market value of approximately $60 at September 30, 2001 and 2000)	—	60
Investments available for sale, at market	23,177	20,896
Mortgage-backed securities available for sale, at market	1,536	10,723
Accrued interest receivable	730	828
Investment in the Bank	507,371	402,799
Investment in subsidiaries	10,289	8,218
Other assets	22,349	14,267

Total assets	$610,836	$513,929

Liabilities and Capital:
Liabilities	$1,019	$1,151
Junior subordinated deferrable interest debentures	264,668	212,332

Total liabilities	265,687	213,483

Stockholders’ equity:
Preferred stock	6	4
Common stock	255	254
Additional paid-in capital	253,511	249,788
Retained earnings	77,566	47,502
Deferred compensation obligation	528	—
Treasury stock — Common	(2,794)	(2,794)
Treasury stock — Preferred	(528)	—
Accumulated other comprehensive income, net of tax	16,605	5,692

Total stockholders’ equity	345,149	300,446

Total liabilities and stockholders’ equity	$610,836	$513,929

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Condensed Statements of Operations

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Interest income	$2,213	$4,534	$4,225
Interest expense	20,201	21,967	22,121
Equity income of the subsidiaries and other income	45,768	30,078	26,858
Operating expenses	2,143	1,762	1,665

Income before income taxes, extraordinary item and preferred stock dividends	25,637	10,883	7,297
Income tax benefit	(4,868)	(7,390)	(7,531)

Net income before extraordinary item and preferred stock dividends	30,505	18,273	14,828
Extraordinary item (net of tax (benefit) expense of $(115), $515 and $586 in 2002, 2001 and 2000, respectively)	(184)	823	936

Net income before preferred stock dividends	30,321	19,096	15,764
Preferred stock dividends	257	649	790

Net income after preferred stock dividends	$30,064	$18,447	$14,974

Condensed Schedule of Other Comprehensive Income (Loss)

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) on securities available for sale arising during the period, net of tax expense (benefit) of $4,609, $6,889 and $(1,185) for 2002, 2001 and 2000, respectively	$7,362	$11,004	$(1,893)
Unrealized gains on securities transferred from held to maturity to available for sale, net of tax of $1,355 for 2002	2,165	—	—
Unrealized losses on cash flow hedges, net of tax benefit of $271 for 2002	(433)	—	—
Less reclassification adjustment for:
Amortization of unrealized losses on transferred securities, net of tax expense of $515, $86, and $80 for 2002, 2001 and 2000, respectively	823	138	129
Realized gains on securities sold included in net income, net of tax expense of $1,124 and $64 for 2002 and 2001, respectively	996	104	—

Total other comprehensive income (loss), net of tax	$10,913	$11,246	$(1,764)

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Condensed Statements of Cash Flows

	For the Years Ended September 30,
	2002	2001	2000
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$30,505	$19,096	$15,764
Less: Undistributed income of the subsidiaries	(47,346)	(30,079)	(26,857)
Extraordinary gain on repurchase of trust preferred securities	(184)	(1,337)	(1,522)
Deferred Compensation	528	—	—
Other	(3,361)	2,065	2,848

Net cash used in operating activities	(19,858)	(10,255)	(9,767)

Cash flows from investing activities:
Equity contributions to the Bank	(47,000)	—	—
Equity contributions to subsidiaries	(2,167)	—	—
Purchase of investment securities available for sale	(4,287)	—	—
Sale of investment securities available for sale	2,905	—	—
Purchase of mortgage-backed securities available for sale	—	(2,565)	—
Proceeds from repayments of mortgage-backed securities available for sale	9,189	661	2,771
Proceeds from sales of mortgage-backed securities available for sale	—	67	9,091

Net cash provided by (used in) investing activities	(41,360)	(1,837)	11,862

Cash flows from financing activities:
Net proceeds from issuance of junior subordinated deferrable interest debentures	70,064	—	—
Repurchase of trust preferred securities	(21,769)	(7,060)	(4,368)
Dividend from Bank	—	—	7,300
Net proceeds from issuance of stock	3,236	74,811	125
Purchase of Class A Common Stock	—	—	(1,117)
Purchase of Class B Preferred Stock	(528)	—	—
Dividends paid on preferred stock	(257)	(649)	(757)
Redemption — Preferred Stock 9%	—	(6,961)	—

Net cash provided by financing activities	50,746	60,141	1,183

(Decrease) increase in cash and cash equivalents	(10,472)	48,049	3,278
Cash and cash equivalents at beginning of year	55,856	7,807	4,529

Cash and cash equivalents at end of year	$45,384	$55,856	$7,807

(21)    Estimated Fair Value of Financial Instruments

The information set forth below provides disclosure of the estimated fair value of BankUnited’s financial instruments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no readily available market for some of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale. The fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Fair values are estimated for loan portfolios with similar financial characteristics. Loans are segregated by category, such as commercial, commercial real estate, residential mortgage, second mortgages, and other installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing status. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit risk inherent in the loan. The estimate of average maturity is based on historical experience with prepayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings and NOW accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows.

The fair value of the 9.60% and 9.00% Trust Preferred Securities is estimated based on quoted market prices. The fair value of the remaining Trust Preferred Securities is estimated at book value.

The fair value of borrowings, which include FHLB advances, securities sold under agreements to repurchase and senior notes is determined by discounting the scheduled cash flows through maturity using estimated market discount rates that reflect the interest rate currently available in the market.

The carrying value of other interest earning assets, which is primarily FHLB stock, approximates their fair value.

	As of September 30, 2002		As of September 30, 2001
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$472,290	$472,290	$294,753	$294,753
Investments	171,585	171,585	136,012	136,148
Mortgage-backed securities	1,136,634	1,136,634	832,728	841,613
Loans receivable	3,992,124	4,039,230	3,749,649	3,807,464
Other interest-earning assets	90,724	90,724	75,625	75,625
Financial liabilities:
Deposits	$2,976,171	3,029,899	$2,653,145	$2,681,435
Borrowings	2,361,131	2,515,700	1,992,837	2,101,729
Trust Preferred Securities	253,761	255,695	203,592	196,091
Derivative instruments	1,544	1,544	—	161

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2003	September 30, 2002
	(Dollars in thousands, except share data)
Assets:
Cash	$84,980	$48,609
Federal Home Loan Bank overnight deposits	285	419,946
Federal funds sold and securities purchased under agreements to resell	2,398	3,735
Investments available for sale, at fair value	211,635	171,585
Mortgage-backed securities available for sale, at fair value	1,967,638	1,136,634
Loans receivable, net	3,729,780	3,713,365
Mortgage loans held for sale (fair value of approximately $328,948 and $284,239 at March 31, 2003 and September 30, 2002, respectively)	323,568	278,759
Other earning assets	100,522	90,724
Office properties and equipment, net	17,145	17,744
Real estate owned	4,765	3,003
Accrued interest receivable	30,457	28,861
Mortgage servicing rights	9,119	6,746
Goodwill	28,353	28,353
Bank-owned life insurance	74,591	53,180
Prepaid expenses and other assets	24,910	27,304

Total assets	$6,610,146	$6,028,548

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits	$3,072,212	$2,976,171
Securities sold under agreements to repurchase	532,761	355,042
Advances from Federal Home Loan Bank	2,009,271	1,806,089
Senior notes	200,000	200,000
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of BankUnited	260,463	253,761
Interest payable	14,357	13,938
Advance payments by borrowers for taxes and insurance	21,805	40,593
Liability for securities purchased pending settlement	90,651	—
Accrued expenses and other liabilities	39,040	37,805

Total liabilities	6,240,560	5,683,399

Stockholders’ Equity:
Preferred Stock, Authorized shares—10,000,000. Issued shares—Noncumulative Convertible Preferred Stock, Series B—724,007 and 574,007 at March 31, 2003 and September 30, 2002, respectively; Outstanding shares—Noncumulative Convertible Preferred Stock Series B—697,287 and 547,287 at March 31, 2003 and September 30, 2002, respectively	7	6

Class A Common Stock, $0.01 par value. Authorized shares—60,000,000. Issued shares—25,370,596 and 25,008,515 at March 31, 2003 and September 30, 2002, respectively. Outstanding shares—25,037,596 and 24,675,515 at March 31, 2003 and September 30, 2002, respectively

	254	250
Class B Common Stock, $0.01 par value. Authorized shares—3,000,000. Issued shares—580,262 and 536,562, at March 31, 2003 and September 30, 2002, respectively. Outstanding shares—536,562 at March 31, 2003 and September 30, 2002.	6	5
Additional paid-in capital	257,207	253,511
Retained earnings	95,800	77,566
Common Treasury Stock—376,700 and 333,000 shares at March 31, 2003 and September 30, 2002, respectively	(3,279)	(2,794)
Preferred Treasury Stock—26,720 shares	(528)	(528)
Deferred compensation and option shares	697	528
Accumulated other comprehensive income	19,422	16,605

Total stockholders’ equity	369,586	345,149

Total liabilities and stockholders’ equity	$6,610,146	$6,028,548

See accompanying condensed notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2003	2002	2003	2002
	(Dollars and shares in thousands, except per share data)
Interest income:
Interest and fees on loans	$58,421	$64,161	$119,634	$130,248
Interest on mortgage-backed securities	19,296	15,183	32,967	28,633
Interest on short-term investments	110	163	227	314
Interest and dividends on long-term investments and other interest-earning assets	3,463	2,886	6,722	5,843

Total interest income	81,290	82,393	159,550	165,038

Interest expense:
Interest on deposits	21,112	25,882	43,756	54,803
Interest on borrowings	24,754	23,131	47,886	46,366
Preferred dividends of subsidiary trusts	5,259	4,945	10,135	9,874

Total interest expense	51,125	53,958	101,777	111,043

Net interest income before provision for loan losses	30,165	28,435	57,773	53,995
Provision for loan losses	1,250	2,450	2,550	5,400

Net interest income after provision for loan losses	28,915	25,985	55,223	48,595

Non-interest income:
Service fees on loans	56	635	308	1,056
Service fees on deposits	991	819	2,020	1,635
Service fees other	312	237	604	439
Insurance and investment services income	626	1,084	1,320	2,181
Net gain on sale of investments and mortgage-backed securities	158	52	755	882
Net gain on sale of loans and other assets	1,702	921	3,768	1,512
Other	2,212	664	3,022	1,220

Total non-interest income	6,057	4,412	11,797	8,925

Non-interest expenses:
Employee compensation and benefits	9,708	7,635	18,369	14,413
Occupancy and equipment	3,005	2,692	5,953	5,316
Telecommunications and data processing	1,209	1,154	2,419	2,161
Advertising and promotion expense	1,256	1,725	2,443	3,280
Professional fees-legal and accounting	1,200	1,241	2,347	2,256
Loan servicing expense	362	809	847	1,732
Insurance	289	269	569	517
Other operating expenses	4,282	2,792	6,599	5,117

Total non-interest expenses	21,311	18,317	39,546	34,792

Income before income taxes	13,661	12,080	27,474	22,728
Provision for income taxes	4,055	4,615	9,082	8,326

Net income	$9,606	$7,465	$18,392	$14,402

Earnings Per Share:
Basic earnings per share	$0.37	$0.29	$0.72	$0.57
Diluted earnings per share	$0.35	$0.28	$0.67	$0.54
Weighted average number of common shares outstanding:
Basic	25,539	25,195	25,398	25,131
Diluted	27,710	26,929	27,572	26,846

See accompanying condensed notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	For the Six Months Ended March 31, 2003 and 2002
	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Deferred Compensation	Accumulated Other Comprehensive Income Net of Tax	Total Stockholders’ Equity
	(In thousands)
Balance at September 30, 2002	$6	$255	$253,511	$77,566	$(3,322)	$528	$16,605	$345,149
Comprehensive income:
Net income for the nine months ended June 30, 2002	—	—	—	18,392	—	—	—	18,392
Other comprehensive income, net of tax	—	—	—	—	—	—	2,817	2,817

Total comprehensive income	—	—	—	—	—	—	—	21,209
Payments of dividends on preferred stock	—	—	—	(158)	—	—	—	(158)
Deferred Compensation Obligation	—	—	—	—	—	169	—	169
Purchase of Stock	—	—	—	—	(485)	—	—	(485)
Issuance of stock, stock options and other awards	1	5	3,696	—	—	—	—	3,702

Balance at March 31, 2003	$7	$260	$257,207	$95,800	$(3,807)	$697	$19,422	$369,586

	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Deferred Compensation	Accumulated Other Comprehensive Income (Loss) Net of Tax	Total Stockholders’ Equity
	(In thousands)
Balance at September 30, 2001	$4	$254	$249,788	$47,502	$(2,794)	$—	$5,692	$300,446
Comprehensive income:
Net income for the nine months ended June 30, 2002	—	—	—	14,402	—	—	—	14,402
Other comprehensive loss, net of tax	—	—	—	—	—	—	(8,546)	(8,546)

Total comprehensive income	—	—	—	—	—	—	—	5,856
Payments of dividends on preferred stock	—	—	—	(101)	—	—	—	(101)
Deferred Compensation Obligation	—	—	—	—	—	528	—	528
Purchase of Stock	—	—	—	—	(528)	—	—	(528)
Issuance of stock, stock options and other awards	2	—	2,695	—	—	—	—	2,697

Balance at March 31, 2002	$6	$254	$252,483	$61,803	$(3,322)	$528	$(2,854)	$308,898

See accompanying condensed notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended March 31,
	2003	2002
	(In thousands)
Cash flows used in operating activities	$(351,123)	$(150,172)
Cash flows from investing activities:
Other net decreases (increases) in loans	28,864	(81,687)
Purchase of investment securities available for sale	(77,461)	(17,228)
Purchase of mortgage-backed securities available for sale	(1,225,953)	(423,595)
Purchase of other earning assets	(59,248)	(36,449)
Purchase of bank-owned life insurance	(20,000)	(30,000)
Purchase of office properties and equipment	(1,698)	(1,942)
Proceeds from repayments of investment securities available for sale	—	10,037
Proceeds from repayments of mortgage-backed securities held to maturity	—	52,039
Proceeds from repayments of mortgage-backed securities available for sale	491,334	164,180
Proceeds from repayments of other earning assets	49,450	28,100
Proceeds from sale of investment securities available for sale	40,892	7,230
Proceeds from sale of mortgage-backed securities available for sale	274,078	118,236
Proceeds from sale of real estate owned	919	2,354

Net cash used in investing activities	(498,823)	(208,725)

Cash flows from financing activities:
Net increase in deposits	96,041	232,227
Net increase in Federal Home Loan Bank advances	203,182	167,176
Net increase (decrease) in other borrowings	177,719	(6,092)
Guarantee fees for senior notes	(113)	(164)
Decrease in advances from borrowers for taxes and insurance	(18,788)	(13,262)
Redemption of trust preferred securities	(46,501)	(15,325)
Net proceeds from issuance of trust preferred securities	51,080	43,648
Net proceeds from issuance of stock	2,857	2,493
Purchase of Series B Preferred Stock	—	(528)
Dividends paid on preferred stock	(158)	(101)

Net cash provided by financing activities	465,319	410,072

(Decrease) increase in cash and cash equivalents	(384,627)	51,175
Cash and cash equivalents at beginning of period	472,290	294,753

Cash and cash equivalents at end of period	$87,663	$345,928

Supplemental disclosure of non-cash investing and financing activities:
Securitization of loans receivable and mortgage loans held for sale	$286,132	$168,264
Transfer of loans to real estate owned	$2,825	$5,924
Securities purchased pending settlement	$90,651	$—

See accompanying condensed notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of BankUnited Financial Corporation (“BankUnited”) and its subsidiaries, including BankUnited, FSB (the “Bank”). All significant intercompany transactions and balances have been eliminated.

The unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all adjustments (consisting of normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. Operating results for the six-month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending September 30, 2003. For further information, refer to the Consolidated Financial Statements and Notes thereto included in BankUnited’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

Certain prior period amounts have been reclassified to conform to the March 31, 2003 consolidated financial statements.

2.    Significant Accounting Policies

During the quarter ended March 31, 2002, BankUnited adopted accounting policies pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock Based Compensation—Transition and Disclosure.” See note 10. Impact of New Accounting Pronouncements for a discussion of the requirements of SFAS No. 148 and note 11. Stock Options for the new disclosure required by SFAS No. 148.

3.    Earnings Per Share

The following tables reconcile basic and diluted earnings per share for the three and six months ended March 31, 2003 and 2002.

	For the Three Months ended March 31,		For the Six Months ended March 31,
	2003	2002	2003	2002
	(Dollars and shares in thousands, except per share data)
Basic earnings per share:
Numerator:
Net income	$9,606	$7,465	$18,392	$14,402
Preferred stock dividends	79	51	158	101

Net income available to common stockholders	$9,527	$7,414	$18,234	$14,301

Denominator:
Weighted average common shares outstanding	25,539	25,195	25,398	25,131

Basic earnings per share	$0.37	$0.29	$0.72	$0.57

Diluted earnings per share:
Numerator:
Net income available to common stockholders	$9,527	$7,414	$18,234	$14,301
Plus:
Convertible preferred stock dividends	79	51	158	101

Diluted net income available to common stockholders	$9,606	$7,465	$18,392	$14,402

Denominator:
Weighted average common shares outstanding	25,539	25,195	25,398	25,131
Plus:
Number of common shares from the conversion of options	1,088	1,150	1,116	1,153
Number of common shares from the conversion of preferred stock	1,083	584	1,058	562

Diluted weighted average shares outstanding	27,710	26,929	27,572	26,846

Diluted earnings per share	$0.35	$0.28	$0.67	$0.54

Basic earnings per share is calculated by dividing net income, adjusted for dividends declared on preferred stock, by the weighted number of shares of common stock outstanding.

Diluted earnings per share is calculated under the treasury stock method by dividing net income by the weighted average number of shares of common outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the period and the exercise of stock options. Such adjustments to net income and the weighted average number of shares of common stock are made only when such adjustments dilute earnings per share.

4.	Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Deferrable Interest Debentures of BankUnited

BankUnited Statutory Trust IV, BankUnited Statutory Trust V, and BankUnited Statutory Trust VI are wholly owned trust subsidiaries (“Trust Subsidiaries”) of BankUnited which were created under Connecticut law during the six months ended March 31, 2003 for the purpose of issuing Trust Preferred Securities and investing the proceeds from the sale thereof in Junior Subordinated Deferrable Interest Debentures issued by BankUnited (the “Junior Subordinated Debentures”). The Trust Preferred Securities were issued and sold in private placement offerings. All of the proceeds from the sale of the Trust Preferred Securities and the common securities issued by the Trust Subsidiaries are invested in Junior Subordinated Debentures, which are the sole assets of the Trust Subsidiaries. The Trust Subsidiaries pay preferential cumulative cash distributions on the Trust Preferred Securities at the same rate as the distributions paid by BankUnited on the Junior Subordinated Debentures held by the Trust Subsidiaries. Taken together, the undertakings made by BankUnited with respect to the Trust Preferred Securities constitute a full and unconditional guarantee by BankUnited of the obligations of the Trust Preferred Securities.

The following table provides information on the issuances of Trust Preferred Securities by BankUnited during the six months ended March 31, 2003:

	Original
	Trust Preferred Securities Issued	Common Securities Issued	Junior Subordinated Debentures Held	Annual Rate of Preferential Cash Distribution	Maturity Date
	(Dollars in thousands)
BankUnited Statutory Trust IV	$20,000	$619	$20,619	3-Month LIBOR + 3.40%(1)	11/15/2032
BankUnited Statutory Trust V	15,000	464	15,464	3-Month LIBOR + 3.25%(2)	12/19/2032
BankUnited Statutory Trust VI	17,640	546	18,186	3-Month LIBOR + 3.15%(3)	3/26/2033

	$52,640	$1,629	$54,269

(1)	The annual rate adjusts quarterly not to exceed 11.90% prior to November 15, 2007.
(2)	The annual rate adjusts quarterly not to exceed 11.75% prior to December 26, 2007.
(3)	The annual rate is fixed at 4.41% until June 26, 2003, upon which time rates adjust quarterly not to exceed 11.75% prior to March 26, 2008.

On February 26, 2003 BankUnited Financial Corporation announced that it would redeem all of the 9.60% Junior Subordinated Debentures held by its trust subsidiary, BankUnited Capital II, and BankUnited Capital II would redeem all of its outstanding 9.60% Cumulative Trust Preferred Securities (Nasdaq: BKUNZ). The Trust Preferred Securities were redeemed on March 28, 2003 at a price of $25.00 per share plus accumulated and unpaid interest.

5.	Treasury Stock

The following table provides information on Treasury Stock held by BankUnited as of March 31, 2003 and September 30, 2002:

	March 31, 2003	September 30, 2002
	(In thousands)
Common Treasury Stock:
Class A Common—333,000 shares	$(2,794)	$(2,794)
Class B Common—20,440 shares	(316)	—
Class B Common (held in Rabbi Trust)—23,260 shares	(169)	—

Total Common Treasury Stock	$(3,279)	$(2,794)

Preferred Treasury Stock:
Noncumulative Convertible Preferred Stock, Series B (held in Rabbi Trust)—26,720 shares	$(528)	$(528)

Total Treasury Stock	$3,807	$3,322

In the first quarter of fiscal 2003, the Chief Executive Officer (“CEO”) surrendered 20,440 shares of Class B Common Stock to BankUnited as consideration for the exercise of 43,700 shares of Class B Common Stock. The 20,440 shares surrendered had a value of $316 thousand and are reflected in treasury stock in the equity section of BankUnited’s Consolidated Statement of Financial Condition. The shares due to the CEO upon the option exercise, were 23,260 shares of Class B Common Stock with a value of $169 thousand, which have been deferred by the CEO are being held in a trust established by BankUnited. These shares are reflected in treasury stock in the equity section of BankUnited’s Consolidated Statement of Financial Condition. The obligation to deliver the shares to the CEO is also reflected in the equity section of BankUnited’s Consolidated Statement of Financial Condition in deferred compensation.

6.    Regulatory Capital

The Office of Thrift Supervision (“OTS”) requires that the Bank meet minimum regulatory, core and risk-based capital requirements. Currently, the Bank exceeds all regulatory capital requirements. The Bank’s required, actual and excess regulatory capital levels as of March 31, 2003 and 2002 were as follows:

	Regulatory Capital
	Required		Actual		Excess
	2003	2002	2003	2002	2003	2002
	(Dollars in thousands)
Core capital	$195,902	$167,315	$487,882	$386,869	$291,980	$219,554
	3.0%	3.0%	7.5%	6.9%	4.5%	3.9%
Risk based capital	$241,917	$216,839	$509,644	$402,837	$267,727	$185,998
	8.0%	8.0%	16.9%	14.9%	8.9%	6.9%

7.    Comprehensive Income

BankUnited’s comprehensive income includes all items which comprise net income after preferred stock dividends, plus other comprehensive income. For the three months and six months ended March 31, 2003 and 2002, BankUnited’s other comprehensive income (loss) was as follows:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2003	2002	2003	2002
	(In thousands)
Net income	$9,606	$7,465	$18,392	$14,402
Other comprehensive income (loss), net of tax:
Unrealized income (loss) arising during the period on securities, net of tax expense (benefit) of $2,382 and $(2,008) for the three months ended March 31, 2003 and 2002, respectively and $1,233 and $(5,896) for the six months ended March 31, 2003 and 2002, respectively	4,235	(2,947)	2,186	(9,148)
Unrealized losses on cash flow hedges, net of tax benefit of $85 and $169 for the three and six months ended March 31, 2003, respectively	(144)	—	(278)	—
Less reclassification adjustment for:
Amortization of unrealized losses on transferred securities, net of tax expense of $15 and $38 for the three and six months ended March 31, 2002, respectively	—	24	—	60
Realized gains on securities sold included in net income, net of tax expense of $20 for the three months ended March 31, 2002, and $569 and $340 for the six months ended March 31, 2003 and 2002, respectively	—	31	909	542

Total other comprehensive income (loss), net of tax	4,091	(2,892)	2,817	(8,546)

Comprehensive income	$13,697	$4,573	$21,209	$5,856

8.    Accounting For Derivatives and Hedging Activities

BankUnited expects $62 thousand of the amounts currently reported in other comprehensive income related to cash flow hedges to be reclassified into earnings within the next twelve months.

During the three months ended March 31, 2003, BankUnited settled an interest rate swap which was used to hedge the 9.60% Cumulative Trust Preferred Securities issued by BankUnited Capital II. This settlement was made in conjunction with the redemption of the 9.60% Trust Preferred Securities which took place simultaneously and resulted in a gain of $87 thousand. See footnote 3.  Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest Debentures of BankUnited in the Financial Statements for a further discussion of the redemption of the BankUnited Capital II securities.

9.    Commitments and Contingencies

Standby letters of credit are conditional commitments issued by BankUnited to guarantee the performance of a customer to a third party. BankUnited had outstanding standby letters of credit in the amount of $8.4 million and $8.0 million as of March 31, 2003 and September 30, 2002, respectively. Approximately $1.5 million of the standby letters of credit outstanding at March 31, 2003 were issued subsequent to December 31, 2002. BankUnited’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for standby letters of credit is represented by the contractual amounts of those instruments. BankUnited uses the same credit policies in establishing conditional obligations as those for on-balance sheet instruments. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies but may include cash, accounts receivable, inventory, equipment, marketable securities and property. Since certain letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

BankUnited is a party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect BankUnited’s consolidated financial position or results of operations.

10.    Impact of New Accounting Pronouncements

SFAS No. 145

In May of 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002”. Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. This was an exception to Accounting Principals Board Opinion No. 30, “Reporting the Results of Operations—“Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (“APB No. 30”), which defines extraordinary items as events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence.

SFAS No. 145 eliminates Statement No. 4 and, thus, the exception to applying APB No. 30 to all gains and losses related to extinguishments of debt (other than extinguishment of debt to satisfy sinking-fund requirements). As a result gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. Applying APB No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent in nature or that meet the criteria for classification as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of Statement No. 4 shall be applied in fiscal years beginning after May 15, 2002. BankUnited adapted the provisions of SFAS No. 145 related to the rescission of Statement No. 4 beginning October 1, 2002, which resulted in a reclassification of extraordinary item to non-interest income in the consolidated statement of operations.

SFAS No. 148

In December of 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation-Transition and Disclosure.” Under SFAS No. 148, alternative methods of transition are provided for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS 123, “Accounting for Stock Based Compensation” to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

As permitted by SFAS No. 123, BankUnited continues to follow the intrinsic value method of accounting for stock-based compensation under the provisions of Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees.” Accordingly, the alternative methods of transition for the fair value based method of accounting for stock-based employee compensation provided by SFAS No. 148 do not apply to BankUnited. BankUnited is required under the provisions of SFAS No. 148 amending SFAS 123 and APB No. 28, “Interim Financial Reporting,” to provide additional disclosures in both annual and interim financial statements. See note 11. Stock Options for required interim disclosures.

11.    Stock Options

The new disclosure requirements under SFAS No. 148 for interim financial statements are effective and were adopted by BankUnited on January 1, 2003. The following table provides the newly required disclosures for the three and six-month periods ended March 31, 2003 compared to the same periods in the prior year:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2003	2002	2003	2002
	(Dollars in thousands)
Net income, as reported	$9,606	$7,465	$18,392	$14,402
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects (1)	(407)	(317)	(783)	(605)

Pro forma net income	$9,199	$7,148	$17,609	$13,797

Earnings per share:
Basic—as reported	$0.37	$0.29	$0.72	$0.57

Basic—pro forma	$0.36	$0.28	$0.69	$0.55

Diluted—as reported	$0.35	$0.28	$0.67	$0.54

Diluted—pro forma	$0.33	$0.27	$0.64	$0.51

(1)	The fair value of each option has been estimated on the date of the grant using the Black Scholes option pricing model.

12.    Related Party Transactions

The Bank, as an insured depository institution as defined under Section 3 of the Federal Deposit Investment Act, extends loans to entities in which its directors have significant interests. As of March 31, 2003, there were approximately $3.5 million in loans receivable from an entity in which a director had interests. As of September 30, 2002 there were approximately $1 million in loans receivables from entities in which two directors had interests. These loans and their terms have been reviewed and approved by the Bank’s board of directors.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

3,000,000 shares

[LOGO]

Class A Common Stock

PROSPECTUS

                    , 2003

Bear, Stearns & Co. Inc.

Raymond James

Keefe, Bruyette &

Woods, Inc.

Morgan Keegan

& Company, Inc.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses in connection with the offering of the securities to which this Registration Statement relates which will be borne by the Company, are as set forth below. With the exception of the SEC and National Association of Securities Dealers, Inc. (“NASD”) filing fees, all amounts shown are estimates.

Amount
SEC registration fee		$5,221
NASD filing fee		$7,093
NASDAQ listing fee	$	*
Transfer agent’s fees and expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and mailing expenses	$	*
Blue Sky fees and expenses		$5,000
Miscellaneous	$	*

TOTAL	$	*

*  To be completed by amendment.

Item 15.    Indemnification of Directors and Officers.

Article IX of the Articles of Incorporation of the Company provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

The Bylaws of the Company provide that the Company will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the Company for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys’ fees. Such indemnification may only be made, however, if final judgment on the merits is in his or her favor other than on the merits, if a majority of the Board of Directors of the Company determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of the Company.

Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholders; or (e) recklessness or an act or omission in bad faith or with malicious purpose of with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a stockholder.

Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, the Company to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company in such a position for any entity) against liability incurred in connection with such proceedings, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

The Florida Business Corporation Act requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys’ fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

The Florida Business Corporation Act states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of the company in the case of a derivative action or a proceeding by or in the right of a stockholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Corporation Act (relating to the liability of directors for improper distributions) are applicable.

The Company has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

Item 16.    Exhibits.(1)

The following is a list of Exhibits to this Registration Statement:

1.1	Form of Underwriting Agreement*

4.1

Statement of Designation of Series 1 Class A Common Stock and Class B Common Stock of BankUnited (included as an appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.2

Statement of Designation of Noncumulative Convertible Preferred Stock, Series A of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.3

Statement of Designation of Noncumulative Convertible Preferred Stock, Series B of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’ Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.4

Statement of Designation of Noncumulative Convertible Preferred Stock, Series C of BankUnited (included as appendix 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.5

Statement of Designation of Noncumulative Convertible Preferred Stock, Series C-II of BankUnited (included as appendix to Exhibits 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.6

Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1993 of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.7

Statement of Designation of 9% Noncumulative Perpetual Preferred Stock of BankUnited (included as an appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.8

Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1996 of BankUnited (included as appendix to Exhibit 3.1 to BankUnited’s Form 10-Q Report for the quarter ended March 31, 2003, as filed with the Commission on May 2, 2003).

4.9

Form of Letter Agreement between BankUnited and the holders of shares of BankUnited’s Noncumulative Convertible Preferred Stock, Series B (Exhibit 4.7 to BankUnited’s Form 10-K Report for the year ended September 30, 1998, as filed with the Commission on December 29, 1998 (the “1998 10-K”).

4.10

Forms of Series 15A-F, Series 18E and Series 10A-f of Subordinated Notes of the Bank (Exhibit 4.3 to BankUnited’s Form S-4 Registration Statement, File No. 33-55232, as filed with the Commission on December 2, 1992).

4.11

Indenture dated November 4, 1998 between the Bank and the Bank of New York to which the Federal Home Loan Bank of Atlanta has joined as a consenting party (the “Indenture”) (Exhibit 4.91 to the 1998 10-K).

4.12	Form of the Bank’s Senior Note (Fixed Rate) issuable pursuant to the Indenture (Exhibit 4.92 to the 1998 10-K).

4.13	Form of the Bank’s Senior Note (Floating Rate) issuable pursuant to the Indenture (Exhibit 4.93 to the 1998 10-K).

4.14	The Letter of Credit Reimbursement Agreement dated November 14, 1998 between the Bank and the Federal Home Loan Bank of Atlanta (Exhibit 4.94 to the 1998 10-K).

5.1	Opinion of Camner, Lipsitz and Poller, P. A. as to validity of the issuance of the Class A Common Stock.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Camner, Lipsitz and Poller, P. A. (Set forth in Exhibit 5.1 to this Registration Statement.)

24.1	Power of attorney (set forth on the signature page in Part II of this Registration Statement).

*	To be filed by amendment.
(1)	Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(a)    that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)(1)    For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida May 2, 2003.

BANKUNITED FINANCIAL CORPORATION

By:	/S/ ALFRED R. CAMNER
Name: Alfred R. Camner
Title: Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, Alfred R. Camner and Lawrence H. Blum, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute the Registration Statement on Form S-3 relating to the sale of Class A Common Stock of BankUnited Financial Corporation and any and all amendments (including post-effective amendments) to this Registration Statement, or any Registration Statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Act, this Registration Statement has been signed on May 2, 2003 by the following persons in the capacities indicated.

/S/ ALFRED R. CAMNER Alfred R. Camner	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/S/ HUMBERTO L. LOPEZ Humberto L. Lopez	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ LAWRENCE H. BLUM Lawrence H. Blum	Vice Chairman of the Board of Directors

/S/ RAMIRO A. ORTIZ Ramiro A. Ortiz	President, Chief Operating Officer and Director

/S/ ALLEN M. BERNKRANT Allen M. Bernkrant	Director

/S/ NEIL H. MESSINGER Neil H. Messinger	Director

/s/ MARC D. JACOBSON Marc D. Jacobson	Director

/S/ HARDY C. KATZ Hardy C. Katz	Director

/S/ EDWARD L. PINCKNEY Edward L. Pinckney	Director

/S/ SHARON A. BROWN Sharon A. Brown	Director

Exhibit Index

Exhibit Description

Exhibit

Number

5.1	Opinion of Camner, Lipsitz and Poller, P.A. as to validity of the issuance of the Class A Common Stock.

23.1	Consent of PricewaterhouseCoopers LLP.